As filed with the Securities and Exchange Commission on November 30, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

LEGACY EDUCATION ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	8200	39-2079974
State or other jurisdiction	Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification Number)

1490 NE Pine Island Rd. Suite 5D

Cape Coral, FL 33909

(239) 542-0643

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Michel Botbol, Chairman and CEO

1490 NE Pine Island Rd. Suite 5D

Cape Coral, FL 33909

(239) 542-0643

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Stephen Fox, Esq.

Dominick P. Ragno, Esq.

Ruskin Moscou Faltischek, PC

1425 RXR Plaza

15th Floor, East Tower

Uniondale, New York 11556

(516) 663-6600

(516) 663-6780 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated file,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filed	☐
Non-accelerated filed	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 per share (3)	44,343,736	$0.081	$3,591,843	$332.97

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act, computed based upon the high ($0.081) and low ($0.081) selling prices per share of the registrant’s common stock on November 29, 2021 on the OTCQB marketplace.
(3)	Represents (i) 12,543,736 issued and outstanding shares of common stock that may be sold from time to time by certain of the selling shareholders named herein, (ii) 13,400,000 shares of common stock that may be sold by certain of the selling shareholders named herein upon the conversion of outstanding convertible debentures and (iii) 18,400,000 shares of common stock that may be sold by a selling shareholder named herein upon the exercise of outstanding options.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and these securities may not be sold until that registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion, Dated: November 30, 2021

LEGACY EDUCATION ALLIANCE, INC.

44,343,736   Shares of Common Stock

This prospectus relates to the offer and sale by the persons named in this prospectus, whom we call Selling Shareholders, of up to:

●	12,543,736 issued and outstanding shares of our common stock, $0.0001 par value per share, held by certain of the Selling Shareholders;

●	13,400,000 shares of common stock that may be sold by certain of the Selling Shareholders upon the conversion of outstanding convertible debentures; and

●	18,400,000 shares of common stock that may be sold by a Selling Shareholder upon the exercise of outstanding options.

The Selling Shareholders may sell their shares at prevailing market or privately negotiated prices, including in one or more transactions that may take place by ordinary broker’s transactions, privately negotiated transactions or through sales to one or more dealers for resale.

We will not realize any proceeds from sales by the Selling Shareholders; however, we will receive approximately $1,840 upon the exercise of outstanding options to purchase 18,400,000 shares of common stock held by a Selling Shareholder.

All costs incurred in the registration of the shares are being borne by the Company.

Our common stock trades on the OTCQB market under the symbol LEAI. On November 29, 2021, the closing price for our common stock was $0.081.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

These securities involve a high degree of risk. See “RISK FACTORS” contained in this prospectus beginning on page 5.

Prospectus dated            , 2021.

i

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, all references in this prospectus to “we”, “us” “the Company” or “Legacy” or similar terms refer to Legacy Education Alliance, Inc., a Nevada corporation, and, unless the context otherwise requires, together with its consolidated subsidiaries.

We and the Selling Shareholders have not authorized anyone to provide you with information or to make any representations other than those contained in this prospectus. We and the Selling Shareholders take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We, and to our knowledge the Selling Shareholders have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

TRADEMARKS

This prospectus contains references to our trademarks, trade names and service marks. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus (or documents we have incorporated by reference) are the property of their respective holders. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “would” or “continue” or the negative of these terms or other similar expressions. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, research and development costs, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management are forward-looking statements. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Our plans and objectives are based, in part, on assumptions involving judgments with respect to, among other things, the results projected from the introduction of new brands, products and services, expansion into new geographic markets, combinations with third parties, including, but not limited to our licensors; the development of ecommerce capabilities; projections of international growth; projected increase in profitability from our symposium-style course delivery model that should lead to increased margins; our ability to address or manage corruption concerns in certain locations in which we operate; our ability to address and manage cyber-security risks; our ability to protect our intellectual property, on which our business is substantially dependent; our expectations regarding future divided payments; our ability to manage our relationships with credit card processors, and our expectations regarding the impact of general economic conditions on our business; the effects of the COVID-19 pandemic on the global and national economies and on our business operations and financial results; and the estimates and matters described under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our assumptions used for the purposes of the forward-looking statements represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances, including the development, acceptance and sales of our products and our ability to raise additional funding sufficient to implement our strategy. Such forward-looking statements involve assumptions, known and unknown risks, uncertainties, and other important factors that could cause the actual results, performance or our achievements, or industry results, to differ materially from historical results, any future results, or performance or achievements expressed or implied by such forward-looking statements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this report. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in this prospectus, including but not limited to under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and in our other filings with the Securities and Exchange Commission. There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

ii

Forward-looking statements are based on current plans, estimates, assumptions and projections, and therefore you should not place undue reliance on them, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein particularly in view of the current state of our operations, the inclusion of such information should not be regarded as a statement by us or any other person that our objectives and plans will be achieved. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth herein under the headings “Business,” “Risk Factors” and elsewhere in this prospectus.

The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

CAUTIONARY NOTE REGARDING INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our company, our business, the services we provide and intend to provide, our industry and our general expectations concerning our industry are based on management estimates. Such estimates are derived from publicly available information released by third party sources, as well as data from our internal research, and reflect assumptions made by us based on such data and our knowledge of the industry, which we believe to be reasonable.

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PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all the information important to making an investment decision. A potential investor should read the following summary together with the more detailed information regarding the Company and the common stock being sold in this offering, including “Risk Factors” and the financial statements and related notes, included elsewhere in this prospectus.

The Company

We are a provider of practical, high-quality, and value-based educational training on the topics of personal finance, entrepreneurship, real estate investing strategies and techniques. Our programs are offered through a variety of formats and channels, including free workshops, basic trainings, forums, telephone mentoring, one-on-one mentoring, coaching and e-learning.

We currently market our products and services under our Building Wealth with Legacy brand. During the year ended December 31, 2020, we marketed our products and services under two brands: Building Wealth with Legacy and Homemade Investor by Tarek El Moussa.

Our students pay for their courses in full up-front or through payment agreements with independent third parties. We recognize revenue upon the earlier of (i) when our students take their courses or (ii) the term for taking their course expires, both of which could be several quarters after the student purchases a program and pays the fee. We recognize revenue immediately when we sell our (i) proprietary products delivered at time of sale and (ii) third party products sales. Our symposiums and forums combine multiple advanced training courses in one location, allowing us to achieve certain economies of scale that reduce costs and improve margins while also accelerating U.S. GAAP revenue recognition, while at the same time, enhancing our students’ experience, particularly, for example, through the opportunity to network with other students.

We also provide a richer experience for our students through one-on-one mentoring (two to three days in length, on site or remotely, although we temporarily suspended providing on-site mentorships as a result of the COVID-19 pandemic) and telephone mentoring (10 to 16 weekly one-on-one or one-on-many telephone sessions). During the third quarter of 2021, we have resumed providing on-site mentorships on a limited basis. Mentoring involves a subject matter expert interacting with the student remotely or in person and guiding the student, for example, through his or her first real estate transaction, providing a real hands-on experience.

We were founded in 1996, and through a reverse merger, became a publicly-held company in November 2014.

Historically, our operations have relied heavily on our and our students’ ability to travel and attend live events where large groups of people gather in local markets within each of the segments in which we operate. In March 2020, as a result of the COVID-19 pandemic, and the resulting worldwide restrictions on travel and social distancing, we temporarily ceased conducting live sales and fulfillment and furloughed substantially all of our employees. We resumed online operations in July 2020, and live operations on a limited basis in November 2020. We expect to conduct additional live events as lockdown restrictions continue to ease and hopes to return to a normal schedule over the coming months; however, due to financial constraints, we may primarily rely on online events unless and until we receive additional material funding. We intend to continue following strict safety protocols at the live events. We have simplified our product offerings and restructured our compensation program with respect to both employees and independent contractors to reduce costs and improve margins, but there can be no assurances that we will be effective in selling our products and services, or what the impact of such activities will have on our financial performance. We are not able to fully quantify the impact that these factors will have on our financial results, but expect developments related to COVID-19 to continue to affect our financial performance in 2021 and beyond.

Recent Developments

Entry Into Stock Purchase and Option Agreement

On November 18, 2021, we entered into a Stock Purchase and Option Agreement (the “Purchase Agreement”) with Mayer and Associates LLC (“Mayer”), pursuant to which (i) Mayer purchased (i) 1,600,000 shares of common stock of the Company for a total aggregate price of $160.00 and (ii) in exchange for an aggregate purchase price of $13,840, an option to purchase, from time to time, up to an additional 138,400,000   shares of common stock of the Company (“Option Shares”) for a per share price of $0.0001 for the first 18,400,000 Option Shares and $0.05833 for the remaining Option Shares, as may be adjusted from time to time pursuant to the Purchase Agreement (the “Option Price”). Mayer’s option to purchase additional shares under the Purchase Agreement shall expire on November 18, 2023.

Payment Under Convertible Debenture

On October 15, 2021 we received $100,000 and on October 27, 2021, we received the remaining $200,000 payable from Legacy Tech Partners, LLC (“LTP”) under our 10% Senior Secured Convertible Debenture dated March 8, 2021, as amended.

Impact from COVID-19 Pandemic

Historically, our operations have relied heavily on our and our students’ ability to travel and attend live events where large groups of people gather in local markets within each of the segments in which we operate. On March 11, 2020, the World Health Organization, or WHO, declared the COVID-19 outbreak as a pandemic. As a result of worldwide restrictions on travel and social distancing, in March 2020 we temporarily ceased conducting live sales and fulfillment and furloughed substantially all of our employees. We resumed sales operations in June 2020 with online sales events selling into our suite of online, on-demand, and over-the-phone products. We also resumed online, on-demand, and over-the-phone fulfillment activities in June 2020. We resumed live operations on a limited basis, in November 2020, with events in Florida. The Company expects to conduct additional live events in other areas as lockdown restrictions continue to ease and hopes to return to a normal schedule over the coming months. The Company will continue following strict safety protocols at the live events. We have simplified our product offerings and restructured our compensation program with respect to both employees and independent contractors to reduce costs and improve margins, but there can be no assurances that the Company will be effective in selling its products and services, or what the impact such activities will have on our financial performance.

The ultimate impact from COVID-19 on the Company’s operations and financial results will depend on, among other things, the ultimate severity and scope of the pandemic, the efficacy and public acceptance of the various vaccinations against COVID-19, the pace at which governmental and private travel restrictions and public concerns about public gatherings will ease, the rate at which historically large increases in unemployment rates will decrease, if at all, and the speed with which the economy recovers. We are not able to fully quantify the impact that these factors will have on our financial results, but expect developments related to COVID-19 to continue to affect the Company’s financial performance in 2021 and beyond.

Second Draw Paycheck Protection Program Note Agreement

On April 20, 2021, Elite Legacy Education, Inc., or ELE, a wholly-owned subsidiary of the Company, closed on an unsecured Paycheck Protection Program Note agreement to borrow $1,899,832 from Cross River Bank, the lender, pursuant to the Paycheck Protection Program, or PPP, originally created under the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, and extended to “Second Draw” PPP loans as described below. The PPP is intended to provide loans to qualified businesses to cover payroll and certain other identified costs. Funds from the loan may only be used for certain purposes, including payroll, benefits, rent, utilities, and certain covered operating expenses. All or a portion of the loan may be forgivable, as provided by the terms of the PPP. The Second Draw PPP Loan has an interest rate of 1.0% per annum and a term of 60 months. Payments will be deferred in accordance with the CARES Act, as modified by the Paycheck Protection Program Flexibility Act of 2020; however, interest will accrue during the deferral period. If all or any portion of the loan is not forgiven in accordance with the terms of the program, ELE will be obligated to make monthly payments of principal and interest in amounts to be calculated after the amount of loan forgiveness, if any, is determined to repay the balance of the loan in full prior to maturity. The Paycheck Protection Program Note agreement contains customary events of default relating to, among other things, payment defaults and breaches of representations. ELE may prepay the loan at any time prior to maturity with no prepayment penalties.

Changes in Management and Board of Directors

On March 8, 2021, the Company’s Board of Directors, or Board elected Michel Botbol as a Director, Chairman of the Board, and Chief Executive Officer of the Company. On the same date, the Board appointed James E. May as General Counsel of the Company, a position he held prior to his appointment as Interim CEO of the Company in January 2019. Upon the assumption of his position as General Counsel, Mr. May resigned as Director and Chief Executive Officer.

On May 3, 2021, the Board of Directors set the number of director seats on the Company’s Board of Directors at four and appointed Barry M. Kostiner to the Board. Mr. Kostiner is President of, and holds a 25% membership interest in, Legacy Tech Partners, LLC.

On November 4, 2021, Cary Sucoff, a member of the Board and of its Nominating & Corporate Governance Committee (Chair) and its Audit Committee, resigned as a Board member, effective immediately.

On November 4, 2021, Peter W. Harper, a member of the Board and of its Audit Committee (Chair) and its Compensation Committee, resigned as a Board member, effective immediately.

On November 4, 2021, James E. May, the General Counsel and Secretary of the Company and its subsidiaries, resigned from all such roles effective immediately.

On November 8, 2021, Vanessa Guzmán-Clark, the Vice President and Chief Financial Officer of the Company, resigned from all such roles effective immediately. As a result of the resignation of Ms. Guzmán-Clark, Mr. Barry Kostiner, a member of the Board and Manager of Capital Markets, assumed the role of principal financial and accounting officer of the Company until a permanent replacement can be found, and was appointed Secretary of the Company.

Corporate Information

Our corporate address is 1490 NE Pine Island Rd – Suite 5D, Cape Coral, Florida 33909 and our telephone number is (239) 542-0643. We maintain a web site at www.legacyeducationalliance.com, along with many additional web properties. Any information that may appear on our web sites does not constitute a part of this prospectus.

The Offering

The following is a brief summary of some of the terms of the offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus. For a more complete description of the terms of our common stock, see “Description of Securities to be Registered – Common Stock” on page 18.

Common Stock offered by the Selling Shareholders	44,343,736

Selling Shareholders	All of the shares of common stock are being offered by the Selling Shareholders. See “Selling Shareholders” on page 15 of this prospectus for more information on the Selling Shareholders.

Common stock to be outstanding after the offering

66,668,224 shares of common stock, based on our issued and outstanding shares of common stock as of November 29, 2021, and assuming the issuance of (a) all 13,400,000 shares of common stock underlying convertible debentures and (b) all 18,400,000 shares of common stock underlying outstanding options held by a Selling Shareholder, in each case being registered pursuant to the registration statement of which this prospectus forms a part. Does not include the conversion of any other debentures or other indebtedness, or the exercise of any other options or warrants that may be outstanding or issuable.

As we do not currently have enough authorized shares of common stock to satisfy all potential issuances pursuant to existing and potential commitments, we intend to seek shareholder approval to amend our Second Amended and Restated Articles of Incorporation to increase our authorized shares to enable the issuance of our common stock upon all such commitments.

Use of Proceeds

We will not receive any proceeds from the sale of common stock by the Selling Shareholders participating in this offering; however, we will receive approximately $1,840 upon the exercise of outstanding options to purchase 18,400,000 shares of common stock held by a Selling Shareholder. The Selling Shareholders will receive all of the net proceeds from the sale of their respective shares of common stock in this offering.

See “Use of Proceeds” on page 15 of this prospectus for more information.

Risk Factors	See “Risk Factors” on page 5 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Plan of Distribution

The Selling Shareholders, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders may also resell the shares of common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

See “Plan of Distribution” beginning on page 17 of this prospectus for additional information on the methods of sale that may be used by the Selling Shareholders.

Trading Symbol	OTCQB: LEAI

RISK FACTORS

A purchase of any of our securities involves a high degree of risk. Investors should consider carefully the following information about these risks, together with the other information contained in this prospectus before the purchase of any of our Shares. If any of the following risks actually occur, the business, financial condition or results of operations of the Company would likely suffer, the market price of the common stock would likely decline, and investors could lose all or a portion of their investment. The Company has listed the following risk factors which it believes to be those material to an investment decision in this offering.

Risks Related to Our Business and Financial Condition

There is substantial doubt on our ability to continue as a going concern.

Our independent registered public accounting firm has issued a going concern qualification as part of its audit report that accompanies our 2020 audited financial statements included herein. As stated in the notes to our audited financial statements for the fiscal year ended December 31, 2020, we have a working capital deficit and have accumulated a significant deficit. Our continued existence is dependent upon our ability to continue to execute our operating plan and to obtain additional debt or equity financing. We do not have an established source of funds sufficient to cover operating costs and accordingly, there can be no assurance that the necessary debt or equity financing will be available, or will be available on terms acceptable to us, in which case we may be unable to meet our obligations or fully implement our business plan, if at all. Additionally, should we be unable to realize our assets and discharge our liabilities in the normal course of business, the net realizable value of our assets may be materially less than the amounts recorded in our financial statements.

The termination of our license agreement to Rich Dad Education brand has materially adversely impacted our business, financial condition and results of operations, given the high concentration of sales from course offerings under Rich Dad Education brand.

Our Rich Dad® Education real estate and financial market course offerings accounted for approximately 77.4% of our total revenue in 2020. Our 2013 License Agreement with Rich Dad ®, as amended, expired on September 30, 2019. Notwithstanding the expiration of the License Agreement, the Company may continue to use Licensed Intellectual Property, as defined in the License Agreement, including, but not limited to, the Rich Dad trademark and stylized logo, for the purpose of honoring and fulfilling orders by its customers in existence as of the date of the expiration of the Agreement.

The termination of any of our merchant processor agreements and/or material changes to the terms and conditions of these agreements would materially adversely impact our business, financial condition and results of operations, given the high concentration of sales from course offerings procured by our customers using credit cards.

A significant percentage of our sales are processed through credit card transactions and we are dependent on our merchant processor relationships to facilitate these transactions under favorable terms. Although we generally have been able to renew or extend the terms of contractual arrangements with third parties merchant processors on acceptable terms, there can be no assurance that we will continue to be able to do so in the future. Interruptions in service, or the imposition of reserve accounts in amounts not acceptable to us, could have a material adverse impact on our liquidity. In addition, if any of these services providers were to stop providing services to us on acceptable terms, we may be unable to procure alternatives from other third parties in a timely and efficient manner and on acceptable terms, or at all. This could materially adversely impact our business, financial condition and results of operations.

The inability of our customers to finance the purchase of our products through credit cards or third-party financing would materially adversely impact our business, financial condition and results of operations.

Our customers rely on financing, whether through credit cards or third-party financing, to purchase our products. Any limitation on the ability of our customers to obtain access to credit may impact our customers’ ability to purchase our products. This could materially adversely impact our business, financial condition and results of operations.

The ability of any of our merchant processors to continue to operate and refund our merchant reserves pursuant to the terms of the agreements would materially adversely impact our business, financial condition and results of operations.

Our merchant processors withhold a percentage of our sales as part of our restricted cash reserves. Release of the restricted cash is at the sole discretion of the merchant processor. Although we generally have been able to obtain releases from time to time, and pursuant to the terms of the merchant processor agreement, there can be no assurances that we will be able to do so in the future if the merchant processor’s ability to continue to operate becomes doubtful, including, but not limited to, illiquidity or fraud. This could materially adversely impact our business, financial condition and results of operations.

Our management has identified internal control deficiencies, which our management believe constitute material weaknesses.

Our management has determined that we presently do not have an internal control system or procedures that are effective and may be relied upon in connection with our financial reporting. The weaknesses in our internal control system that were identified by our management generally include weakness that present a reasonable possibility that a material misstatement of our annual or interim financial statements will not be identified, prevented or detected on a timely basis, and specifically include:

●	Financial Reporting Systems: The weakness in our internal control system identified by our management relate to the implementation of our new ERP system, which went into production on January 1, 2018. Our ERP software is not able to produce complete and accurate information in regard to revenues and deferred revenues for consistent financial reporting purposes.

If we fail to effectively remediate any of these material weaknesses or other material weaknesses or deficiencies in our control environment that may be identified in the future, we may be unable to accurately report our financial results or report them within the time frames required by law or exchange regulations, to the extent applicable, which would have a negative impact on us and our share price.

Our cash flows from operations decreased in 2020 and 2021 versus our cash flows from operations in 2019. If this trend continues, it could impair our ability to fund our working capital needs and adversely affect our financial condition.

Management currently projects that our available cash balances will not be sufficient to maintain our operations during 2021. In addition, when considering all of the applicable operational and external risks and uncertainties, including, but not limited to cash generated from new and ongoing business initiatives, our ability to effectively execute our strategies, relationships with our credit card processors, potential claims against the Company related to the insolvency of certain its foreign subsidiaries, and potential current and future litigation matters, we believe that we may not be adequately capitalized. We may seek to obtain additional capital through the issuance of equity or debt, which may dilute the equity holdings of our current investors. In addition, we may seek to borrow additional capital from institutional and commercial banks or other sources to fund future operations on terms that may include restrictive covenants, liens on assets, high effective interest rates, and repayment provisions that reduce our cash resources and limit future access to capital markets. We do not currently have any commitments for future external funding. Our ability to raise additional capital may be adversely impacted by the economic environment. If we cannot generate the required cash to sustain operations or obtain additional capital on acceptable terms, we will need to make further revisions to our business plan, sell or liquidate assets, or limit or discontinue some or all of our operations.

Failure to comply with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, could result in fines, criminal penalties and an adverse effect on our business.

We are subject to regulation under a wide variety of U.S. federal and state and non-U.S. laws, regulations and policies, including anti-corruption laws and export-import compliance and trade laws, and data protection due to our global operations. In particular, the U.S. Foreign Corrupt Practices Act, or FCPA, the U.K. Bribery Act of 2010 and similar anti-bribery laws in other jurisdictions generally prohibit companies, their agents, consultants and other business partners from making improper payments to government officials or other persons (i.e. commercial bribery) for the purpose of obtaining or retaining business or other improper advantage. They also impose recordkeeping and internal control provisions on companies such as ours. We operate and/or conduct business in some parts of the world, such as Hong Kong, that are recognized as having governmental and commercial corruption and in such countries, strict compliance with anti-bribery laws may conflict with local customs and practices. Under some circumstances, a parent company may be civilly and criminally liable for bribes paid by a subsidiary. We cannot assure you that our internal control policies and procedures have protected us, or will protect us, from unlawful conduct of our employees, agents, consultants and other business partners. In the event that we believe or have reason to believe that violations may have occurred, including without limitation violations of anti-corruption laws, we may be required to investigate and/or have outside counsel investigate the relevant facts and circumstances, which can be expensive and require significant time and attention from senior management. Violation may result in substantial civil and/or criminal fines, disgorgement of profits, sanctions and penalties, debarment from future work with governments, curtailment of operations in certain jurisdictions, and imprisonment of the individuals involved. As a result, any such violations may materially and adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Any of these impacts could have a material, adverse effect on our business, results of operations or financial condition.

Uncertain economic conditions and other changes experienced by our customers, including the willingness to trade or invest in securities or real estate, could influence their willingness to spend their discretionary income on our course offerings and products, and could materially adversely impact our business, financial condition and results of operations.

Uncertain economic conditions may affect our customers’ discretionary income, access to credit and ability and willingness to purchase our courses offerings and products. Economic conditions and consumer spending are influenced by a wide range of factors that are beyond our control. These conditions include but are not limited to:

●	Demand for our course offerings and related products;

●	Conditions in the securities and investment markets;

●	Conditions in the real estate market;

●	Availability of mortgage financing and other forms of credit and consumer credit;

●	General economic and business conditions;

●	Adverse changes in consumer confidence levels;

●	General political developments;

●	Adverse weather or natural or man-made disasters; and

●	Regional, national and/or worldwide pandemics, or other public health risks.

Any decreased interest in real estate and/or financial markets investing strategies and techniques in the future could impact our brands. Additionally, a prolonged economic downturn or uncertainty over future economic conditions, could increase these effects on our business. In addition, our ongoing business expansion efforts and related operational changes add to the difficulty and risk of forecasting the timing, magnitude and direction of operational and financial outcomes with respect to our business.

We have only a limited ability to protect our intellectual property rights, which are important to our success.

Our financial success depends, in part, upon our ability to protect our brand names, curriculums, and other proprietary and licensed intellectual property. The existing laws of some countries in which we conduct business might offer only limited protection of our intellectual property rights. To protect our intellectual property, we rely upon a combination of confidentiality policies, nondisclosure, and other contractual arrangements, as well as copyright and trademark laws. The steps we take in this regard may not be adequate to prevent or deter infringement or other misappropriation of our intellectual property, and we might not be able to detect unauthorized use of, or take appropriate and timely steps to enforce, our intellectual property rights, especially in foreign jurisdictions. The loss of proprietary content or the unauthorized use of our intellectual property, including our brand names, may create significant market confusion and result in greater competition, loss of revenue, and adverse publicity.

We face significant competition in our markets.

Our success depends upon our ability to attract customers by providing high-quality courses and training materials, as well as to attract and retain quality trainers to provide those courses. The market for training courses for specific business issues, such as real estate or stock market investing, is intensely competitive. If we are unable to successfully compete, our business, financial condition and results of operations will be materially harmed. Certain competitors may have access to certain marketing channels or be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to course development than we can. In addition, it is possible that certain competitors, or potential competitors, could reduce their pricing to levels that would make it difficult for us to compete. Increased competition may result in reduced operating margins, as well as loss of market share and brand recognition. Our success is dependent on our ability to successfully attract customers to programs that they feel will enhance their knowledge and enhance their earning power. Their level of satisfaction with our course offerings affects our reputation as they tell others about their experience. Our business could suffer if we fail to deliver quality programs at acceptable price points.

In addition, in order to compete effectively in our markets, we may need to change our business in significant ways. For example, to respond to market competition we may change our pricing, product, or service offerings, make key decisions about technology changes or marketing strategies, or acquire additional businesses or technologies. Any of these actions could hurt our business, financial condition and results of operations. Competitors continually introduce new programs that may compete directly with our offerings that may make our offerings uncompetitive or obsolete. Larger competitors may have superior abilities to compete for customers and skilled professionals, reducing our ability to deliver our quality offerings to our customers.

Laws and regulations can affect the operation of our business and may limit our ability to operate in certain jurisdictions.

Federal, state, and international laws and regulations impact our operations and may limit our ability to obtain authorization to operate in some states or countries. Many federal, state, and international governmental agencies assert authority to regulate providers of investment training programs. Failure to comply with these regulations could result in legal action instituted by the jurisdictions, including cease and desist and injunctive actions. In the event we are subject to such legal action, our reputation could be harmed and the demand for our course offerings and products could be significantly reduced. We are involved from time to time in routine legal matters incidental to our business, including disputes with students and information requests from state regulatory agencies. Based upon available information, we believe that the resolution of such matters will not have a material adverse effect on our consolidated financial position or results of operations. Future regulatory changes with respect to the various topics of our courses or the investment techniques we teach, could also impact the content of our course offerings, which in turn, could negatively impact future sales.

Cyber-attacks as well as improper disclosure or control of personal information could result in liability and harm our reputation, which could adversely affect our business and results of operations.

We are dependent on information technology networks and systems to process, transmit and store electronic information and to communicate among our locations around the world and with our customers. Security breaches of this infrastructure could lead to shutdowns or disruptions of our systems and potential unauthorized disclosure of confidential information. We are also required at times to manage, utilize and store sensitive or confidential customer or employee data. While we take measures to protect the security of, and unauthorized access to, our systems, as well as the privacy of personal and proprietary information, it is possible that our security controls over our systems, as well as other security practices we follow, may not prevent the improper access to or disclosure of personally identifiable or proprietary information. In addition, much of our financial, customer, and employee data resides on third party equipment not within our custody or control such that we cannot prevent the improper access to or disclosure of such data or might be prevented from accessing such data for our own purposes. Any such disclosures or inability to access our proprietary information could harm our reputation and subject us to liability under our contracts and laws that protect personal data, or negatively impact our ability to manage operations resulting in increased costs or loss of revenue. Further, data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions and countries in which we provide services.

The European Union’s General Data Protection Regulation, or GDPR took effect in May 2018 and requires EU member states to meet new and more stringent requirements regarding the handling of personal data. Failure to meet the GDPR requirements could result in substantial penalties of up to the greater of €20 million or 4% of global annual revenue of the preceding financial year. Additionally, compliance with the GDPR has resulted in increased operational costs to implement new procedures corresponding to new legal rights granted under the law. Although the GDPR applies across the EU without a need for local implementing legislation, local data protection authorities still have the ability to interpret the GDPR through so-called opening clauses, which permit region-specific data protection legislation and have the potential to create inconsistencies on a country-by-country basis.

Our efforts to comply with GDPR and other privacy and data protection laws may impose significant costs and challenges that are likely to increase over time. Our failure to adhere to or successfully implement processes in response to changing regulatory requirements in this area could result in impairment to our reputation in the marketplace and we could incur substantial penalties or litigation related to violation of existing or future data privacy laws and regulations, which could have a material adverse effect on our business, financial condition and results of operations.

We are highly dependent on our senior management, high performing sales speakers and course trainers, and if we are not able to retain them or to recruit and retain additional qualified personnel, our business could suffer.

We are highly dependent upon our senior management. In addition, our business model is predicated on our ability to provide our customers with qualified and experienced trainers, coaches, and mentors. The loss of services of any of the members of our senior management or high performing sales speakers or course trainers could have a material adverse effect on our business, financial condition and results of operations.

We may increase our management personnel to obtain certain additional functional capability, including regulatory, sales, business development, e-commerce, and quality assurance and control, either by hiring additional personnel or by outsourcing these functions to qualified third-parties. We may not be able to engage these third-parties on terms favorable to us. Also, we may not be able to attract and retain qualified personnel on acceptable terms given the competition for such personnel among companies that operate in our markets. If we fail to identify, attract, retain and motivate highly skilled personnel, or if we lose current employees or contractors, it could have a material adverse effect on our business, financial condition and results of operations. We currently do not maintain key man insurance on any member of our senior executive management team.

Our ability to sell and fulfill courses may be affected by public health risks, adverse weather, natural disaster, strikes or other unpredictable or uncontrollable events.

Adverse weather, natural disasters, external labor disruptions, pandemics, and other adverse events may affect our ability to conduct our business and could have a material adverse effect on our business, financial condition and results of operations. Public health risks, such as epidemics or pandemics, and severe weather or natural disasters, such as hurricanes, blizzards, floods and earthquakes, and other events beyond our control may reduce the ability or willingness of our students to travel to or otherwise attend our events. These events may also disrupt the printing and transportation of the materials used in our direct mail campaigns. Furthermore, postal strikes could occur in the countries where we operate which could delay and reduce delivery of our direct mail marketing materials. Transportation strikes could also occur in the countries where we operate, adversely affecting our ability to conduct business.

A relocation or closure of any of our office locations could materially adversely impact our business, financial condition and results of operations.

If any of the leases for our leased offices are not renewed, or if any of our offices, whether owned or leased, are inadequate for our business operations, we may be compelled to relocate operations to new locations or cease operations in that local market, which could result in disruption of the business, additional costs and expenses, and loss of key personnel, any of which could adversely affect our financial condition and results of operations.

Remote working conditions could materially adversely impact our business, financial condition and results of operations.

Due to the COVID-19 pandemic, the Company may experience different and additional risks, such as decreased worker productivity as a result of remote working arrangements, increased medical, emergency or other leave could materially adversely impact our business, financial conditions and results of operations. Since the pandemic, the Company has been operating with all of its workforce working remotely. In addition, an extended period of remote working by the Company’s employees could strain its technology resources and introduce operational risks, including heightened cybersecurity risk. Remote working environments may be less secure and more susceptible to hacking attacks, including phishing and social engineering attempts that seek to exploit the remote working conditions.

Risks Related to Ownership of Our Common Stock

We have been and expect to continue to issue additional shares of common or preferred stock that subordinate your rights and dilute your equity interests.

We need to raise investment capital for us to successfully execute our business strategy and it may be preferable or necessary to issue preferred stock to investors. Preferred stock may grant the holders certain preferential rights in voting, dividends, liquidation or other rights in preference over a company’s common stock.

The issuance by us of common or preferred stock could dilute both the equity interests and the earnings per share of existing holders of our Common Stock. Such dilution may be substantial, depending upon the number of shares issued. The newly authorized shares of preferred stock could also have voting rights superior to our Common Stock, and in such event, would have a dilutive effect on the voting power of our existing stockholders.

Any issuance of common or preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of us by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of us. Shares of voting or convertible common or preferred stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise. Such issuances could therefore deprive our stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such shares of common or preferred stock to persons friendly to our Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

We do not currently have enough authorized shares of common stock under our charter to meet all of our potential obligations to third parties.

Our Second Amended and Restated Articles of Incorporation provide for 200,000,000 authorized shares of our common stock. We currently have commitments to third parties, including pursuant to convertible debentures, warrants and options, to issue a number of shares in the aggregate that with the 34,868,224 shares currently outstanding, would result in us issuing more shares than what we have authorized. Accordingly, in order to meet all of such obligations, we will need to amend our charter to increase the authorized shares of our common stock. We can give no assurance that we will obtain the requisite affirmative vote of our shareholders to so amend our charter, in which case we may default under any such obligations to the extent we do not have the authorized shares to issue, which could adversely affect our financial condition and the market for our shares.

Our Common Stock has a limited trading market, which could affect your ability to sell shares of our Common Stock and the price you may receive for our Common Stock.

Our Common Stock is currently traded in the over-the-counter market and “bid” and “asked” quotations regularly appear on the OTCQB maintained by OTC Markets, Inc. under the symbol “LEAI”. There is limited trading volume in our securities. We cannot predict the extent to which investors’ interest in our Common Stock will provide an active and liquid trading market, which could depress the trading price of our Common Stock and could have a long-term adverse impact on our ability to raise capital in the future. We may be vulnerable to investors taking a “short position” in our Common Stock, which would likely have a depressing effect on the price of our Common Stock and add increased volatility to our trading market. The volatility of the market for our Common Stock could have a material adverse effect on our business, financial condition and results of operations. There cannot be any guarantee that an active trading market for our securities will develop or, if such a market does develop, will be sustained. Accordingly, investors must be able to bear the financial risk of losing their entire investment in our Common Stock.

Being an SEC reporting company imposes costs and compliance risks.

Compliance with the periodic reporting requirements required by the SEC consumes a considerable amount of both internal, as well external, resources and represents a significant cost for us. Our management will be required to administer appropriate programs and policies in responding to increased legal, regulatory compliance, and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm our business.

In addition, if we are unable to continue to devote adequate funding and the resources needed to maintain such compliance, while continuing our operations, we may be in non-compliance with applicable SEC rules or the securities laws, and be delisted from the OTCQB or other market we may be listed on, which would result in a decrease in or absence of liquidity in our Common Stock, and potentially subject us and our officers and directors to civil, criminal and/or administrative proceedings and cause us to voluntarily file for deregistration of our Common Stock with the Commission.

Future sales of our Common Stock in the public market could lower the price of our Common Stock, dilute your equity interests, and impair our ability to raise funds in future securities offerings.

We may decide to raise additional capital through the sale of our securities or through other instruments both of which could result in the issuance of additional shares of our Common Stock. The issuance by us of Common Stock could dilute both the equity interests and the earnings per share of existing holders of our Common Stock. Such dilution may be substantial, depending upon the number of shares issued. In addition, future issuances of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of our Common Stock and could make it more difficult for us to raise funds in the future through the sale of our securities.

In the event we raise capital through a private placement of our Common Stock and/or other securities convertible into shares of our Common Stock, such offering could dilute both the equity interests and the earnings per share of our stockholders. Such dilution may be substantial, depending upon the number of shares issued in any potential private placement.

The market price of our Common Stock may be volatile and may be affected by market conditions beyond our control.

The market for our Common Stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, our shares of Common Stock are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of shares of our Common Stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Second, we are a speculative or “risky” investment due to our limited operating history, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our Common Stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our Common Stock will be at any time, including as to whether our Common Stock will sustain its current market price, or as to what effect the sale of shares or the availability of Common Stock for sale at any time will have on the prevailing market price.

The market price of our Common Stock is subject to significant fluctuations in response to, among other factors:

●	changes in our financial performance or a change in financial estimates or recommendations by securities analysts;

●	announcements of innovations or new products or services by us or our competitors;

●	the emergence of new competitors or success of our existing competitors;

●	operating and market price performance of other companies that investors deem comparable;

●	changes in our Board of Directors or management;

●	sales or purchases of our Common Stock by insiders;

●	commencement of, or involvement in, litigation;

●	changes in governmental regulations;

●	general economic conditions and slow or negative growth of related markets and;

●	other risks related to our business as set forth above.

In addition, if the market for stock in our industry, or the stock market in general, experience a loss of investor confidence, the market price of our Common Stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause the price of our Common Stock to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and distract our Board of Directors and management.

We do not intend to pay dividends for the foreseeable future, and you must rely on increases in the market prices of our Common Stock for returns on your investment.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our Common Stock. Accordingly, investors must be prepared to rely on sales of their Common Stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our Common Stock. Any determination to pay dividends in the future will be made at the discretion of our Board of Directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our Common Stock.

The Commission has adopted regulations which generally define so-called “penny stocks” as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our Common Stock is a “penny stock”, and we are subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to sale. As a result, this rule affects the ability of broker-dealers to sell our securities and affects the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our shares of Common Stock will qualify for exemption from the Penny Stock Rule. In any event, even if our Common Stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to restrict any person from participating in a distribution of penny stock if the Commission finds that such a restriction would be in the public interest.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority, or FINRA has adopted similar rules that may also limit a stockholder’s ability to buy and sell our Common Stock. FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for such customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Anti-takeover provisions could limit the ability of a third party to acquire us.

On February 15, 2017, we adopted a limited duration Shareholder Rights Plan, or Rights Agreement by and between the Company and VStock Transfer LLC, or VStock as rights agent. Under the Rights Agreement, one preferred stock purchase right will be distributed for each share of common stock held by stockholders of record on March 2, 2017. The rights will trade with the common stock and will not be separable or exercisable until such time as the Plan is triggered. The Rights Agreement was scheduled to expire on February 15, 2019, subject to the Company’s right to extend such date, unless earlier redeemed or exchanged by the Company or terminated.

On November 12, 2018, the Board of Directors of the Company approved an amendment to the Rights Agreement (i) extending the Final Expiration Date, as defined in the Rights Agreement, to the close of business on February 15, 2021, and (ii) providing for the construction of the Rights Agreement and all other related documents in a manner consistent with the extension of the Final Expiration Date.

On November 25, 2019, we entered into an assumption agreement with Broadridge Corporate Issuer Solutions, Inc., or Broadridge, whereby Broadridge assumes the role of rights agent under the Rights Agreement, effectively replacing VStock as rights agent.

On February 12, 2021, the Board of Directors of the Company approved an additional amendment to the Rights Agreement (i) extending the Final Expiration Date, as defined in the Rights Agreement, to the close of business on February 15, 2023, and (ii) providing for the construction of the Rights Agreement and all other related documents in a manner consistent with the extension of the Final Expiration Date.

The extension of the Final Expiration Date under the Rights Agreement was entered into to ensure that the Board of Directors would continue to have sufficient time to consider any proposal from a third party that might result in a change in control of the Company, to ensure that all stockholders receive fair and equal treatment in the event of any such a proposal, and to encourage any potential acquirer to negotiate with the Board of Directors. In addition, extending the Rights Agreement will guard against partial tender offers, open market accumulations and other coercive tactics aimed at gaining control of the Company without paying all stockholders a full control premium for their shares. The Rights Agreement was not amended in response to any specific takeover offer. The Rights Agreement may discourage delay of prevent a merger, acquisition or other change of control that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

The Nevada Revised Statutes, which is the general corporate law applicable to us, contain provisions governing an acquisition of a controlling interest of the Company. These provisions provide generally that any person or entity that acquires a certain percentage of our outstanding voting shares may be denied voting rights with respect to the acquired shares, unless the acquisition is approved by both (i) the holders of a majority of the voting shares of our stock, and (ii) if the acquisition would adversely alter or change any preference or other right given to any other class or series of outstanding shares, the holders of a majority of each class or series effected, excluding the shares held by any interested person (including, such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation). This provision of the Nevada Revised Statutes could impede an acquisition of us even if a premium would be paid to our stockholders for their shares.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS PROSPECTUS, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

USE OF PROCEEDS

All of the shares of Common Stock being offered under this prospectus are being sold by or for the account of the Selling Shareholders. We will not receive any proceeds from the sale of the Shares.

SELLING SHAREHOLDERS

This prospectus relates to the registration of 44,343,736 shares of our Common Stock, consisting of:

●	12,543,736 issued and outstanding shares of our common stock, $0.0001 par value per share, held by certain of the Selling Shareholders;

●	13,400,000 shares of common stock that may be sold by certain of the Selling Shareholders upon the conversion of outstanding convertible debentures; and

●	18,400,000 shares of common stock that may be sold by a Selling Shareholder upon the exercise of outstanding options.

The Selling Shareholders identified in this prospectus may offer the shares of our common stock at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” for additional information.

Unless otherwise indicated, we believe, based on information supplied by the following persons that the persons named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own. The information presented in the columns under the heading “Number of Shares Beneficially Owned After Offering” assumes the sale of all of our shares offered by this prospectus. The registration of the offered shares does not mean that any or all of the Selling Shareholders will offer or sell any of these shares.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.

Selling Shareholder information for each additional Selling Shareholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Shareholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Shareholder and the number of shares registered on its behalf. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below.

Certain Selling Shareholders set forth in a table below may be broker-dealers, or affiliates of broker-dealers. Each broker-dealer identified below acquired the securities identified in the table as beneficially owned by it as compensation for placement agent and financial advisory services provided to the Company, and is offering the covered securities in its proprietary capacity. No broker-dealer identified in the Selling Shareholders table below is acting as a broker-dealer in connection with this offering. Additionally, each Selling Shareholder identified in the table below as an affiliate of a broker-dealer acquired the securities identified in the table as beneficially owned by it in the ordinary course of its business and not as underwriting compensation in this offering, and at the time such securities were acquired, had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Unless otherwise indicated, none of the Selling Shareholders have within the past three years had any position, office or other material relationship with the Company or any of its predecessors or affiliates.

Name	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Offered by the Selling Shareholder		Number of Shares Beneficially Owned After Offering		Percentage of Common Stock Beneficially Owned After Offering
GLD Legacy Holdings, LLC (1)	20,000,000	(2)	10,000,000	(2)	10,000,000		22.55%
Mayer & Associates, LLC	1,600,000		20,000,000	(3)	–		–
Legacy Tech Partners LLC (4)	20,000,000	(4)	10,000,000	(4)	10,000,000	(4)	22.55%
Michel Botbol (5)	815,000		815,000		–		–
James E. May (6)	881,769		881,769		–		–
Cary Sucoff (7)	830,250		505,250		325,000		*
Peter W. Harper (8)	501,717		501,717		–		–
Vanessa Guzman-Clark (9)	335,000		335,000		–		–
Eliahu Sarfaty	315,000		315,000		–		–
GLD Advisory Services, LLC	315,000		315,000
Barry Joseph Kostiner (10)	315,000		315,000		–		–
Jason van der Meide	160,000		160,000		–		–
Peter R. Serra	100,000		100,000		–		–
Aracle Management LLC	100,000		100,000		–		–

*	Less than 1%

(1)	Daniel Gordon has voting and dispositive control over these shares, as the 100% owner of GLD Management, Inc., the General Partner of GLD Partners, LP, sole member of the selling stockholder.

(2)	Represents 10,000,000 shares of our common stock underlying an outstanding debenture held by the Selling Shareholder (the “GLD Debenture”). Does not include an additional 10,000,000 shares of our common stock underlying the GLD Debenture or up to 20,000,000 shares of our common stock underlying warrants that would be issued to the Selling Shareholder upon the conversion of the GLD Debenture.

(3)	Includes 1,600,000 issued and outstanding shares of our common stock and 18,400,000 shares of our common stock which Mayer may acquire from time to time pursuant to an option at a per share price of $0.0001. Does not include an additional 120,000,000 options at a per share price of $0.05833. The exercise of the options are subject to ownership limitations so that the selling stockholder cannot beneficially own in excess of 4.9% (or in certain circumstances, 9.9%) of the issued and outstanding common stock of the Company at any time.

(4)	Includes 3,400,000 shares of our common stock underlying an outstanding 10% senior secured convertible debenture due March 8, 2022 (the “LTP Debenture”). Does not include (a) up to an additional 90,000,000 shares of our common stock that may be issued upon conversion of the LTP Debenture (assuming we borrow all amounts under the LTP Debenture) and (b) up to an additional 100,000,000 shares of our common stock underlying warrants issued or to be issued to the Selling Shareholder upon conversion of the LTP Debenture. Barry Kostiner, a member of our Board of Directors and Manager of Capital Markets, is the president of the Selling Shareholder.

(5)	Mr. Botbol is the Chairman of our Board of Directors and Chief Executive Officer.

(6)	Mr. May is our former General Counsel.

(7)	Mr. Sucoff is a former member of our Board of Directors.

(8)	Mr. Harper is a former member of our Board of Directors.

(9)	Ms. Guzman-Clark is our former Vice President and Chief Financial Officer.

(10)	Mr. Kostiner is a member of our Board of Directors and Manager of Capital Markets, as well as the principal financial and accounting officer of the Company. Mr. Kostiner is also the president of Legacy Tech Partners LLC.

PLAN OF DISTRIBUTION

We are registering 44,343,736 shares of common stock, to permit the resale of these shares of Common Stock by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholder of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

Each Selling Shareholder may sell all or a portion of the shares of Common Stock held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	in the over-the-counter market;
●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

Each Selling Shareholder may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, each Selling Shareholder may transfer the shares of Common Stock by other means not described in this prospectus. If a Selling Shareholder effects such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, a Selling Shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. Each Selling Shareholder may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. Each Selling Shareholder may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

Each Selling Shareholder may pledge or grant a security interest in some or all of the shares of Common Stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. Each Selling Shareholder also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, each Selling Shareholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Shareholders will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of common stock, estimated to be approximately $25,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the Selling Shareholders will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of our capital stock is a summary only and is qualified by reference to our Second Amended and Restated Articles of Incorporation included as Exhibit 3.1, our Certificate of Designation included as Exhibit 3.2, and our Bylaws, as amended, included as Exhibits 3.3, 3.4 and 3.5, in each case to the Registration Statement on Form S-1 to which this prospectus forms a part.

General

Our authorized capital stock consists of 200,000,000 shares of Common Stock, with a par value of $0.0001 per share, and 20,000,000 shares of Preferred Stock, with a par value of $0.0001 per share. As of November 29, 2021, there were 34,868,224 shares   of Common Stock issued and outstanding and zero shares of Preferred Stock issued and outstanding.

Common Stock

The Company’s Certificate of Incorporation, as amended, authorizes us to issue an aggregate of 200,000,000 shares of Common Stock.  As of the date of this prospectus, 34,868,224 shares of our Common Stock were issued and outstanding. All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. Holders of Common Stock do not have cumulative voting rights.  In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. The Common Stock has no pre-emptive, subscription or conversion rights and there are no applicable redemption provisions. Additionally, our authorized but unissued Common Shares could be used by our Board of Directors for defensive purposes against a hostile takeover attempt, including (by way of example) the private placement of Shares or the granting of options to purchase Shares to persons or entities sympathetic to, or contractually bound to support, management. We have no such present arrangement or understanding with any person. However, our Common Stock has been reserved for issuance upon the exercise of stock purchase rights designed to deter hostile takeovers, commonly known as a “poison pill”.

Transfer Agent

The transfer agent for our Common Stock is Broadridge Corporate Issue Solutions, P.O. Box 1342, Brentwood, NY 11717.

Preferred Stock

Our Board of Directors is expressly authorized, at its discretion, to adopt resolutions to issue shares of Preferred Stock of any class or series, to fix the number of shares of any class or series of Preferred Stock and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by our stockholders.

Series A Preferred Stock

On February 17, 2017, we filed a Certificated of Designation for a series of preferred stock designated Series A Junior Participating Preferred Stock, or Series A Preferred. There are 40,000 shares of Series A Preferred designated. Each share of such stock shall vote with the Common Stock and have 1,000 votes. Shares of the Series A Preferred have no conversion rights, but shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year or liquidation rights. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred unless, prior thereto, the holders of Series A Preferred shall have received an amount per share equal to $5.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Stock. As of the date of filing of this prospectus, we have not issued any shares of Series A Preferred.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTCQB Market under the symbol LEAI.

The following table shows the high and low bid prices of our common stock for the periods indicated. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions, and may not represent actual transactions.

The last reported closing price was $0.081 on November 29, 2021.

Quarter Ended	High	Low

December 31, 2021 (through November 22, 2021)	$0.116	$0.081
September 30, 2021	0.155	0.10
June 30, 2021	0.155	0.063
March 31, 2021	0.1585	0.0805
December 31, 2020	$0.15	$0.04
September 30, 2020	0.114	0.068
June 30, 2020	0.14	0.0661
March 31, 2020	0.1915	0.081
December 31, 2019	$0.12	$0.05
September 30, 2019	0.178	0.095
June 30, 2019	0.22	0.15
March 31, 2019	0.2	0.11

Holders

As of November 29, 2021, there were approximately 373  stockholders of record for our Common Stock. The number of stockholders does not include beneficial owners holding shares through nominee names.

Shares Eligible for Future Sale

As of the date of this prospectus, there are 34,868,224 shares of common stock outstanding, of which an aggregate of 1,130,000 shares are owned by directors and officers of the Company.

12,543,736 outstanding shares of common stock held by current shareholders are considered “restricted securities” subject to the limitations of Rule 144 under the Securities Act. In general, securities may be sold pursuant to Rule 144 after being fully paid and held for more than 6 months. While affiliates of the Company are subject to certain limits in the amount of restricted securities, they can sell under Rule 144, there are no such limitations on sales by persons who are not affiliates of the Company. In the event non-affiliated holders elect to sell such shares in the public market, there is likely to be a negative effect on the market price of the Company’s securities.

Dividend Policy

We have not paid out any cash dividends for the past two years and do not anticipate paying any cash dividends on our Common Stock for the foreseeable future. Accordingly, investors must be prepared to rely on sales of their Common Stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our Common Stock. Any determination to pay dividends in the future will be made at the discretion of our Board of Directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant.

Penny Stock Regulation

Shares of our Common Stock have been and will likely continue to be subject to rules adopted the SEC that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ or NYSE system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which contains the following:

●	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

●	a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

●	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;

●	a toll-free telephone number for inquiries on disciplinary actions;

●	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

●	such other information and is in such form (including language, type, size and format), as the SEC shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

●	the bid and offer quotations for the penny stock;

●	the compensation of the broker-dealer and its salesperson in the transaction;

●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

●	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our Common Stock may have difficulty selling those shares because our Common Stock will probably be subject to the penny stock rules.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of financial condition and results of operations is based upon, and should be read in conjunction with our audited and unaudited financial statements and related notes thereto included elsewhere in this prospectus commencing on page F-1.

Overview

We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include the following:

We are a provider of practical, high-quality, and value-based educational training on the topics of personal finance, entrepreneurship, real estate, and financial markets investing strategies and techniques. Our programs are offered through a variety of formats and channels, including free workshops, basic trainings, forums, telephone mentoring, one-on-one mentoring, coaching and e-learning. During the nine months ended September 30, 2021, we marketed our products and services under our Building Wealth with LegacyTM brand. During the year ended December 31, 2020, we marketed our products and services under two brands: Building Wealth with LegacyTM; and Homemade Investor by Tarek El MoussaTM.

Our students pay for their courses in full up-front or through payment agreements with independent third parties. Under U.S. GAAP, we recognize revenue upon the earlier of (i) when our students take their courses or (ii) the term for taking their course expires, both of which could be several quarters after the student purchases a program and pays the fee. We recognize revenue immediately when we sell our (i) proprietary products delivered at time of sale and (ii) third party products sales. Our symposiums and forums combine multiple advanced training courses in one location, allowing us to achieve certain economies of scale that reduce costs and improve margins while also accelerating U.S. GAAP revenue recognition, while at the same time, enhancing our students’ experience, particularly, for example, through the opportunity to network with other students.

We also provide a richer experience for our students through one-on-one mentoring (two to three days in length, on site or remotely, although we temporarily suspended providing on-site mentorships as a result of the COVID-19 pandemic) and telephone mentoring (10 to 16 weekly one-on-one or one-on-many telephone sessions). During the third quarter of 2021, we have resumed providing on-site mentorships on a limited basis. Mentoring involves a subject matter expert interacting with the student remotely or in person and guiding the student, for example, through his or her first real estate transaction, providing a real hands-on experience.

We were founded in 1996, and through a reverse merger, became a publicly-held company in November 2014. Today we are a global company that has cumulatively served more than two million students from more than 150 countries and territories over the course of our operating history.

Historically, our operations have relied heavily on our and our students’ ability to travel and attend live events where large groups of people gather in local markets within each of the segments in which we operate. In March 2020, as a result of the COVID-19 pandemic, and the resulting worldwide restrictions on travel and social distancing, we temporarily ceased conducting live sales and fulfillment and furloughed substantially all of our employees. We resumed online operations in July 2020, and live operations on a limited basis in November 2020. The Company expects to conduct additional live events as lockdown restrictions continue to ease and hopes to return to a normal schedule over the coming months. The Company will continue following strict safety protocols at the live events. We have simplified our product offerings and restructured our compensation program with respect to both employees and independent contractors to reduce costs and improve margins, but there can be no assurances that the Company will be effective in selling its products and services, or what the impact of such activities will have on our financial performance. We are not able to fully quantify the impact that these factors will have on our financial results, but expect developments related to COVID-19 to continue to affect the Company’s financial performance in 2021 and beyond.

Our operations have historically been managed through three operating segments: (i) North America, (ii) United Kingdom, and (iii) Other Foreign Markets. We currently only do business in North America and the foreign business operations have been discontinued.

Since January 1, 2020, we have operated under two brands:

●	Building Wealth with LegacyTM: provides practical, high-quality and value-based educational training on the topics of personal finance, entrepreneurship, real estate, financial markets and investing strategies and techniques. This training program encompasses hands-on experience and the true spirit of investing from beginner to educated investor. In the fourth quarter of 2020, the Company began transitioning to its proprietary brand name Building Wealth with LegacyTM. During the nine months ended September 30, 2021, we marketed our products and services exclusively under this brand.

●	Homemade Investor by Tarek El MoussaTM introduces people to the investor mindset, real estate investing strategies, and ways to generate cash flow that are designed to help build a foundation of knowledge for their financial goals. Homemade Investor events offered free workshops nationwide, 3-day trainings and large stage events with Tarek presenting as the keynote speaker, all selling into our advanced training products. In November 2020, we suspended conducting Homemade Investor by Tarek El MoussaTM sales events to focus on developing our proprietary Building Wealth with LegacyTM brand.

Critical Accounting Estimates and Policies

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. In addition to the estimates presented below, there are other items within our consolidated financial statements that require estimation but are not deemed critical as defined below. We believe these estimates are reasonable and appropriate. However, if actual experience differs from the assumptions and other considerations used, the resulting changes could have a material effect on the financial statements taken as a whole.

Management believes that the following policies and estimates are critical because they involve significant judgments, assumptions and estimates. Management has discussed the development and selection of the critical accounting estimates with the Audit Committee of our Board of Directors and the Audit Committee has reviewed the disclosures presented below relating to those policies and estimates.

Long-Lived Assets

We evaluate the carrying amount of our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We record an impairment loss when indications of impairment are present and undiscounted cash flows estimated to be generated by those assets are less than assets’ carrying value. We evaluate the remaining life and recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. At such time, we estimate the future cash flows expected from the use of the assets and their eventual dispositions and, if lower than the carrying amounts, adjust the carrying amount of the assets to their estimated fair value. Because of our changing business conditions including current and projected level of income, business trends, prospects and market conditions, our estimates of cash flows to be generated from our operations could change materially, resulting in the need to record additional impairment charges.

Revenue Recognition

We recognize revenue when our customers obtain control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services, in accordance with Topic 606.

We adopted Topic 606 using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Revenue amounts presented in our consolidated financial statements are recognized net of sales tax, value-added taxes, and other taxes.

In the normal course of business, we recognize revenue based on the customers’ attendance of the course, mentoring training, coaching session or delivery of the software, data or course materials on-line. After a customer contract expires, we record breakage revenue less a reserve for cases where we allow a customer to attend after expiration. We had deferred revenue of $15.8 million and $46.5 million related to contractual commitments with customers where the performance obligation will be satisfied over time, which ranges from one to two years as of December 31, 2020 and 2019, respectively. The revenue associated with these performance obligations is recognized as the obligation is satisfied.

Income Taxes

We account for income taxes in conformity with the requirements of ASC 740, Income Taxes. Per ASC 740, the provision for income taxes is calculated using the asset and liability approach of accounting for income taxes. We recognize deferred tax assets and liabilities, at enacted income tax rates, based on the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. We include any effects of changes in income tax rates or tax laws in the provision for income taxes in the period of enactment. When it is more likely than not that a portion or all of a deferred tax asset will not be realized in the future, we provide a corresponding valuation allowance against the deferred tax asset.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

Accounting for Litigation and Settlements

We are involved in various legal proceedings. Due to their nature, such legal proceedings involve inherent uncertainties including, but not limited to, court rulings, negotiations between affected parties, and the possibility of governmental intervention. Management assesses the probability of loss for such contingencies and accrues a liability and/or discloses the relevant circumstances as appropriate. While certain of these matters involve substantial amounts, management believes, based on available information, that the ultimate resolution of such legal proceedings will not have a material adverse effect on our financial condition or results of operations.

The critical accounting policies discussed above are not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the U.S., with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.

Results of Operations

Our financial results in the third quarter of 2021 were negatively impacted by the COVID-19 pandemic, slower than we anticipated establishment of our new Homemade Investor brand, as well as the effect of winding down our Rich Dad brand and other matters.

Our Results of Operations in 2021 and 2020 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2021	2020	2021	2020
Revenue	$1,379	$7,439	$7,361	$21,564

Operating costs and expenses:
Direct course expenses	675	1,234	1,899	5,077
Advertising and sales expenses	729	64	1,343	1,977
Royalty expenses	—	9	—	68
General and administrative expenses	1,172	1,129	3,568	3,607
Total operating costs and expenses	2,576	2,436	6,810	10,729
Income (loss) from operations	(1,197)	5,003	551	10,835

Other income (expense):
Interest expense, net	(35)	(105)	(421)	(208)
Other income (expense), net	9	(16)	6	(23)
Gain on forgiveness of PPP Loan	910	—	910	—
Total other income (expense), net	884	(121)	495	(231)
Income (loss) from continuing operations before income taxes	(313)	4,882	1,046	10,604
Income tax (expense) benefit	118	(926)	(797)	(1,921)
Net income (loss) from continuing operations	(195)	3,956	249	8,683
Income from discontinued operations	—	733	171	2,842
Net income from discontinued operations	—	733	171	2,842
Net income (loss)	$(195)	$4,689	$420	$11,525

Basic earnings (loss) per common share - continuing operations	$(0.01)	$0.17	$0.02	$0.38
Basic earnings (loss) per common share - discontinued operations	—	0.03	0.00	0.12
Basic earnings (loss) per common share	$(0.01)	$0.20	$0.02	$0.50

Diluted earnings (loss) per common share - continuing operations	$(0.01)	$0.17	$0.01	$0.37
Diluted earnings (loss) per common share - discontinued operations	—	0.03	0.00	0.12
Diluted earnings (loss) per common share	$(0.01)	$0.20	$0.01	$0.49

Basic weighted average common shares outstanding	33,064	23,138	26,373	23,046
Diluted weighted average common shares outstanding	33,064	23,252	41,776	23,192

Comprehensive income:
Net income (loss)	$(195)	$4,689	$420	$11,525
Foreign currency translation adjustments, net of tax of $0	336	(704)	387	524
Total comprehensive income	$141	$3,985	$807	$12,049

Our operating results are expressed as a percentage of revenue in the table below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	100%	100%	100%	100%

Operating costs and expenses:
Direct course expenses	49.0	16.6	25.8	23.5
Advertising and sales expenses	52.9	0.9	18.2	9.2
Royalty expenses	—	0.1	0.0	0.3
General and administrative expenses	85.0	15.1	48.5	16.7
Total operating costs and expenses	186.9	32.7	92.5	49.7
Income (loss) from operations	(86.9)	67.3	7.5	50.3

Other income (expense):
Interest expense, net	(2.5)	(1.4)	(5.7)	(1.0)
Other income (expense), net	0.7	(0.2)	0.0	(0.1)
Gain on forgiveness of PPP Loan	66.0	—	12.4	—
Total other income (expense), net	64.2	(1.6)	6.7	(1.1)
Income (loss) from continuing operations before income taxes	(22.7)	65.7	14.2	49.2
Income tax (expense) benefit	8.6	(12.5)	(10.8)	(8.9)
Net income (loss) from continuing operations	(14.1)	53.2	3.4	40.3
Income from discontinued operations	—	9.9	2.3	13.2
Net income from discontinued operations	—	9.9	2.3	13.2
Net income (loss)	(14.1)%	63.1%	5.7%	53.5%

Outlook

Cash sales were $1.4 million for the nine months ended September 30, 2021 compared to $3.6 million for the nine months ended September 30, 2020, a decrease of $2.2 million or 61.1%. The decrease was driven by a $2.2 million decrease in our North American segment.

We believe that cash sales remain an important metric when evaluating our operating performance. Pursuant to U.S. GAAP, we recognize revenue upon the earlier of (i) when our students take their courses or (ii) the term for taking their course expires, both of which could be several quarters after the student purchases a program. Our students pay for their courses in full up-front or through payment agreements with independent third parties.

Operating Segments

Our operations have historically been managed through three operating segments: (i) North America, (ii) the United Kingdom, and (iii) Other Foreign Markets. The proportion of our total revenue attributable to each segment is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
As a percentage of total revenue	2021	2020	2021	2020
North America	100.0%	97.0%	63.5%	96.7%
U.K.	—%	0.6%	36.5%	1.1%
Other foreign markets	—%	2.4%	—%	2.2%
Total consolidated revenue	100.0%	100.0%	100.0%	100.0%

North America

Revenue derived from the Rich Dad brands in our North America segment was $0.7 million and $5.7 million or as a percentage of total segment revenue was 53.8% and 79.2% for the three months ended September 30, 2021 and 2020 and $2.5 million and $16.2 million or as a percentage of total segment revenue was 54.3% and 77.5% for the nine months ended September 30, 2021 and 2020, respectively. The majority pertained to real estate-related education, with the balance pertaining to financial markets training. Revenue derived from our Homemade Investor brand was $101.0 thousand and $112.0 thousand or as a percentage of total segment revenue was 7.3% and 1.6% for the three months ended September 30, 2021 and 2020 and $447.0 thousand and $492.0 thousand or as a percentage of total segment revenue was 9.6% and 2.4% for the nine months ended September 30, 2021 and 2020, respectively.

The North America segment revenue was $1.4 million and $7.2 million or as a percentage of total revenue was 100.0% and 97.0% for the three months ended September 30, 2021 and 2020, and $4.7 million and $20.9 million or as a percentage of total revenue was 63.5% and 96.7% for the nine months ended September 30, 2021 and 2020, respectively. The decrease in revenue of $5.8 million or 80.6% during the three months ended September 30, 2021 compared to the same period in 2020, was due to a decrease in recognition of revenue from attendance (i.e. fulfillment) of $0.6 million or 52.5% and decrease in revenue from expired contracts of $5.2 million or 86.2%. The decrease in revenue of $16.2 million or 77.5% during the nine months ended September 30, 2021 compared to the same period in 2020, was due to a decrease in recognition of revenue from attendance (i.e. fulfillment) of $5.8 million or 77.8% and decrease in revenue from expired contracts of $10.4 million or 77.5%.

U.K.

Revenue derived from the Rich Dad brands in our U.K. segment was $0.0 and $47.0 thousand or as a percentage of total segment revenue was 0.0% and 100.0% for the three months ended September 30, 2021 and 2020 and $1.8 million and $0.2 million or as a percentage of total revenue was 66.7% and 66.7% for the nine months ended September 30, 2021 and 2020, respectively. The majority pertained to real estate-related education, with the balance pertaining to financial markets education.

The U.K. segment revenue was $0.0 and $47.0 thousand or as a percentage of total revenue was 0.0% and 0.6% for the three months ended September 30, 2021 and 2020 and $2.7 million and $0.2 million or as a percentage of total revenue was 36.5% and 1.1% for the nine months ended September 30, 2021 and 2020, respectively. The decrease in revenue of $47.0 thousand or 100% for the three months ended September 30, 2021 compared to the same period in 2020, was due to a decrease in revenue from expired contracts of $11.0 thousand and $36.0 thousand decrease in attendance revenue (i.e. fulfillment). The increase in revenue of $2.5 million for the nine months ended September 30, 2021 compared to the same period in 2020, was due to an increase in revenue from expired contracts of $2.4 million and $0.1 million increase in attendance revenue (i.e. fulfillment). During the quarter ended June 30, 2021, we satisfied all outstanding obligations to students of our subsidiary Elite Legacy Education UK LTD (ELE UK) within the U.K. segment. There was no change during the current quarter ended September 30, 2021.

Other Foreign Markets

Historically, we have operated in other foreign markets, including Australia, New Zealand, South Africa, Hong Kong and other European, Asian and African countries. During the three and nine months ended September 30, 2021, as a result of the COVID-19 pandemic, we placed in liquidation certain entities that operated in this segment, resulting in zero revenues and expenses from continuing operations in the other foreign markets segment for the three and nine months ended September 30, 2021. Our other foreign markets segment revenue for the three and nine months ended September 30, 2020 was $0.2 million and $0.5 million or as a percentage of total revenue was 2.4% and 2.2%, respectively.

Three months ended September 30, 2021 Compared to Three months ended September 30, 2020

Revenue

Revenue was $1.4 million for the three months ended September 30, 2021, compared to $7.4 million for the three months ended September 30, 2020. Revenue decreased $6.0 million or 81.1% during the three months ended September 30, 2021 compared to the same period in 2020. The decrease in revenue was mainly due to the decrease in recognition of revenue from expired contracts of $5.2 million or 86.2% and decreased attendance (i.e. fulfillment) of $0.8 million or 60.1%. The decrease in attendance was mainly due to governmental and private travel restrictions and students’ concerns around public gatherings and social distancing as a result of the coronavirus pandemic.

Cash sales were $0.7 million for the three months ended September 30, 2021, compared to $0.3 million for the three months ended September 30, 2020, an increase of $0.4 million or 133.3%. The increase was driven by a $0.4 million increase due to the Company resuming live events in its North American segment.

Operating expenses

Total operating costs and expenses were $2.6 million for the three months ended September 30, 2021 compared to $2.4 million for the three months ended September 30, 2020, an increase of $0.2 million. The increase was due to a $0.6 million increase in advertising and sales expenses and $0.1 million increase in general and administrative expenses, partially offset by a $0.5 million decrease in direct course expenses.

Direct course expenses

Direct course expenses relate to our free preview workshops, basic and elite training, and individualized mentoring programs, consisting of instructor fees, facility costs, salaries, commissions, and fees associated with our field representatives and related travel expenses. Direct course expenses were $0.7 million for the three months ended September 30, 2021, compared to $1.2 million for the three months ended September 30, 2020, a decrease of $0.5 million or 41.7%, which was related to decreases in sales and training compensation, due to the economic impact of the COVID-19 pandemic on consumers.

Advertising and sales expenses

We generally obtain most of our potential customers through internet-based advertising. Advertising and sales expenses consist of purchased media to generate registrations to our free preview workshops and costs associated with supporting customer recruitment. We obtain the majority of our customers through free preview workshops. These preview workshops are offered in various metropolitan areas in North America, United Kingdom, and other international markets. Prior to the actual workshop, we spend a significant amount of money in the form of advertising through various media channels.

Advertising and sales expenses were $0.7 million and $0.1 million for the three months ended September 30, 2021 and 2020, respectively, an increase of $0.6 million. As a percentage of revenue, advertising and sales expenses were 52.9% and 0.9% of revenue for the three months ended September 30, 2021 and 2020, an increase of 52.0%. The increase in advertising and sales expenses was due to resuming live events in our North American segment.

Royalty expenses

We are required to pay royalties under the licensing and related agreements pursuant to which we develop, market, and sell Rich Dad and Homemade Investor branded live seminars, training courses, and related products worldwide. Royalty expenses were $0.0 thousand for the three months ended September 30, 2021, compared to $9.0 thousand for the three months ended September 30, 2020, a decrease of $9.0 thousand as a result of the Company selling courses under its proprietary brand Building Wealth with Legacy TM exclusively.

General and administrative expenses

General and administrative expenses primarily consist of compensation, benefits, insurance, professional fees, facilities expenses and travel expenses for the corporate staff, as well as depreciation and amortization expenses. General and administrative expenses were $1.2 million for the three months ended September 30, 2021 compared to $1.1 million for the three months ended September 30, 2020, an increase of $0.1 million, or 9.1%. The increase in general and administrative expenses was a direct result of supporting live events.

Gain on forgiveness of PPP Loan

In March, 2021, we were notified that PPBI sold substantially all of its PPP loans, including ELE’s loan, to The Loan Source, Inc. (“TLS”), which, together with its servicing partner, ACAP SME, LLC, took over the forgiveness and ongoing servicing process for ELE’s PPP loan. On August 4, 2021, we received notice from TLS that its First Draw PPP Loan had been partially forgiven in the amount of $899 thousand in principal and $11 thousand in interest. Thus, during the three months ended September 30, 2021, we recognized the gain on forgiveness of PPP Loan in the total amount of $910 thousand.

Income tax expense

We recorded income tax benefit of $0.1 million and income tax expense of $1.0 million for the three months ended September 30, 2021 and 2020, respectively. Our effective tax rate was 37.7% and 19.5% for the three months ended September 30, 2021 and 2020, respectively. Our effective tax rates differed from the U.S. statutory corporate tax rate of 26%, primarily because of the mix of pre-tax income or loss earned in certain jurisdictions.

We record a valuation allowance when it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. As of September 30, 2021 and December 31, 2020, valuation allowances of $3.4 million and $3.7 million, respectively have been provided against net operating loss carryforwards and other deferred tax assets.

Net income (loss) from continuing operations

Net loss from continuing operations was ($0.2) million or ($0.01) per basic and diluted common share for the three months ended September 30, 2021 compared to net income from continuing operations of $4.0 million or $0.17 per basic and diluted common share for the three months ended September 30, 2020, a decrease in net income from continuing operations of $4.2 million or $0.18 per basic and diluted common share.

Net income from discontinued operations

There was no net income (loss) from discontinued operations for the three months ended September 30, 2021. Net income from discontinued operations was $0.7 million or $0.03 per basic and diluted common share for the three months ended September 30, 2020.

Net income (loss)

Net loss was ($0.2) million or ($0.1) per basic and diluted common share for the three months ended September 30, 2021, compared to a net income of $4.7 million or $0.20 per basic and diluted common share for the three months ended September 30, 2020, a decrease in net income of $4.9 million or $0.21 per basic and diluted common share.

Nine months ended September 30, 2021 Compared to Nine months ended September 30, 2020

Revenue

Revenue was $7.4 million for the nine months ended September 30, 2021 compared to $21.6 million for the nine months ended September 30, 2020. Revenue decreased $14.2 million or 65.7% during the nine months ended September 30, 2021 compared to the same period in 2020. The decrease in revenue was mainly due to a decrease in recognition of revenue from expired contracts of $8.2 million or 59.9% and decreased attendance (i.e. fulfillment) of $6.0 million or 76.4%. The decrease in attendance was mainly due to governmental and private travel restrictions and students’ concerns around public gatherings and social distancing as a result of the coronavirus pandemic.

Cash sales were $1.4 million for the nine months ended September 30, 2021 compared to $3.6 million for the nine months ended September 30, 2020, a decrease of $2.2 million or 61.1%. The decrease was driven by a $2.2 million decrease in our North American segment.

Operating expenses

Total operating costs and expenses were $6.8 million for the nine months ended September 30, 2021 compared to $10.9 million for the nine months ended September 30, 2020, a decrease of $4.1 million or 37.6%. The decrease was primarily due to a $3.2 million decrease in direct course expenses, a $0.7 million decrease in advertising and sales expenses, a $0.1 million decrease in general and administrative expenses and a $0.1 million decrease in royalty expenses. These decreases were related to disruptions in operations and sales activities due to the impact of the COVID-19 pandemic.

Direct course expenses

Direct course expenses relate to our free preview workshops, basic and elite training, and individualized mentoring programs, consisting of instructor fees, facility costs, salaries, commissions, and fees associated with our field representatives and related travel expenses. Direct course expenses were $1.9 million for the nine months ended September 30, 2021, compared to $5.1 million for the nine months ended September 30, 2020, a decrease of $3.2 million or 62.7%, which was related to decreases in sales and training compensation, due to the economic impact of the COVID-19 pandemic on consumers.

Advertising and sales expenses

We generally obtain most of our potential customers through internet-based advertising. Advertising and sales expenses consist of purchased media to generate registrations to our free preview workshops and costs associated with supporting customer recruitment. We obtain the majority of our customers through free preview workshops. These preview workshops were offered in various metropolitan areas in North America, United Kingdom, and other international markets. Prior to the actual workshop, we spend a significant amount of money in the form of advertising through various media channels.

Advertising and sales expenses were $1.3 million and $2.0 million for the nine months ended September 30, 2021 and 2020, respectively, a decrease of $0.7 million, or 35.0%. As a percentage of revenue, advertising and sales expenses were 18.2% and 9.2% of revenue for the nine months ended September 30, 2021 and 2020, a decrease of 9.0%.

Royalty expenses

We are required to pay royalties under the licensing and related agreements pursuant to which we develop, market, and sell Homemade Investor branded live seminars, training courses, and related products worldwide. Royalty expenses were $0.0 million for the nine months ended September 30, 2021 compared to $0.1 million for the nine months ended September 30, 2020, a decrease of $0.1 million as a result of the Company selling courses under its proprietary brand Building Wealth with Legacy TM exclusively.

General and administrative expenses

General and administrative expenses primarily consist of compensation, benefits, insurance, professional fees, facilities expenses and travel expenses for the corporate staff, as well as depreciation and amortization expenses. General and administrative expenses were $3.6 million and $3.7 million for the nine months ended September 30, 2021 and 2020, respectively, a decrease of $0.1 million or 2.7%.

Gain on forgiveness of PPP Loan

In March, 2021, we were notified that PPBI sold substantially all of its PPP loans, including ELE’s loan, to The Loan Source, Inc. (“TLS”), which, together with its servicing partner, ACAP SME, LLC, took over the forgiveness and ongoing servicing process for ELE’s PPP loan. On August 4, 2021, we received notice from TLS that its First Draw PPP Loan had been partially forgiven in the amount of $899.0 thousand in principal and $11.0 thousand in interest. Thus, during the nine months ended September 30, 2021, we recognized the gain on forgiveness of PPP Loan in the total amount of $910.0 thousand.

Income tax expense

We recorded income tax expense of $0.8 million and $1.9 million for the nine months ended September 30, 2021, and 2020, respectively. Our effective tax rate was 76.2% and 18.1% for the nine months ended September 30, 2021, and 2020, respectively. Our effective tax rates differed from the U.S. statutory corporate tax rate of 21.0%, primarily because of the mix of pre-tax income or loss earned in certain jurisdictions.

We record a valuation allowance when it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. As of September 30, 2021, and December 31, 2020, valuation allowances of $3.4 million and $3.7 million, respectively have been provided against net operating loss carryforwards and other deferred tax assets.

Net income from continuing operations

Net income from continuing operations was $0.2 million or $0.2 per basic and $0.1 per diluted common share for the nine months ended September 30, 2021, compared to net income from continuing operations of $8.7 million or $0.38 per basic and $0.37 per diluted common share for the nine months ended September 30, 2020, a decrease in net income from continuing operations of $8.5 million or $0.36 per basic and diluted common share.

Net income from discontinued operations

Net income from discontinued operations was $0.2 million or $0.00 per basic and diluted common share for the nine months ended September 30, 2021, compared to net income from discontinued operations for the nine months ended September 30, 2020, of $2.8 million or $0.12 per basic and diluted common share, a decrease in net income from discontinued operations of $2.6 million or $0.12 per basic and diluted common share.

Net income

Net income was $0.4 million or $0.2 per basic and $0.1 per diluted common share for the nine months ended September 30, 2021, compared to a net income of $11.5 million or $0.50 per basic and $0.49 diluted common share for the nine months ended September 30, 2020, a decrease in net income of $11.1 million or $0.48 per basic and diluted common share.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Our financial results in 2020 were negatively affected by the COVID-19 pandemic impact, slower than we anticipated establishment of our new Homemade Investor brand, as well as the effect of winding down our Rich Dad brand and other matters.

Our Results of Operations in 2020 and 2019 were as follows:

	Years Ended December 31,
	2020	2019
Revenue	$34,161	$75,496
Operating costs and expenses:
Direct course expenses	7,913	39,854
Advertising and sales expenses	2,210	16,762
Royalty expenses	44	3,458
General and administrative expenses	5,460	13,778
Total operating costs and expenses	15,627	73,852
Income from operations	18,534	1,644
Other income (expense):
Interest expense, net	(210)	(93)
Other income, net	1,643	533
Total other income, net	1,433	440
Income from continuing operations before income taxes	19,967	2,084
Income tax (expense) benefit	(3,958)	1,257
Net income from continuing operations	16,009	3,341
Gain on disposal of discontinued operations net assets	—	8,300
Loss from discontinued operations	—	(1,691)
Net income from discontinued operations	—	6,609
Net income	$16,009	$9,950

Basic earnings per common share - continuing operations	$0.69	$0.14
Basic earnings per common share - discontinued operations	—	0.29
Basic earnings per common share	$0.69	$0.43

Diluted earnings per common share - continuing operations	$0.68	$0.14
Diluted earnings per common share - discontinued operations	—	0.28
Diluted earnings per common share	$0.68	$0.42

Basic weighted average common shares outstanding	23,076	22,716
Diluted weighted average common shares outstanding	23,230	23,141

Comprehensive income:
Net income	$16,009	$9,950
Foreign currency translation adjustments, net of tax of $0	(294)	(734)
Total comprehensive income	$15,715	$9,216

Our operating results expressed as a percentage of revenue are set forth in the table below:

	Years Ended December 31,
	2020	2019
Revenue	100%	100%
Operating costs and expenses:
Direct course expenses	23.2	52.8
Advertising and sales expenses	6.5	22.2
Royalty expenses	0.1	4.6
General and administrative expenses	16.0	18.2
Total operating costs and expenses	45.8	97.8
Income from operations	54.2	2.2
Other income (expense):
Interest expense, net	(0.6)	(0.1)
Other income, net	4.8	0.7
Total other income, net	4.2	0.6
Income from continuing operations before income taxes	58.4	2.8
Income tax (expense) benefit	(11.6)	1.7
Net income from continuing operations	46.8	4.5
Net income from discontinued operations	—	8.8
Net income	46.8%	13.3%

Outlook

Cash sales were $3.7 million for the year ended December 31, 2020 compared to $79.5 million for the year ended December 31, 2019, a decrease of $75.8 million or 95.3%. The decrease was driven primarily by a $52.3 million decrease in our North American segment, an $18.2 million decrease in our Other Foreign Markets segment and a $5.3 million decrease in our U.K. segment.

We believe that cash sales remain an important metric when evaluating our operating performance. Pursuant to U.S. GAAP, we recognize revenue upon the earlier of (i) when our students take their courses or (ii) the term for taking their course expires, both of which could be several quarters after the student purchases a program. Our students pay for their courses in full up-front or through payment agreements with independent third parties.

Historically, our operations have relied heavily on our and our students’ ability to travel and attend live events where large groups of people gather in local markets within each of the segments in which we operate. On March 11, 2020, the WHO declared the COVID-19 coronavirus outbreak as a pandemic. As a result of worldwide restrictions on travel and social distancing, in March 2020 we have ceased conducting live sales and fulfillment events for an undetermined period of time, which we expect will have a materially adverse impact on results of our operations.

Operating Segments

Our operations had as of the dates indicated been managed through three operating segments: (i) North America, (ii) United Kingdom, and (iii) Other Foreign Markets.

	Years Ended December 31,
As a percentage of total revenue	2020	2019
North America	70.3%	72.1%
U.K.	3.1%	5.5%
Other foreign markets	26.6%	22.4%
Total consolidated revenue	100.0%	100.0%

Operating results for the segments are as follows:

	Years Ended December 31,
	2020	2019
Segment revenue	(In thousands)
North America	$24,001	$54,427
U.K.	1,058	4,128
Other foreign markets	9,102	16,941
Total consolidated revenue	$34,161	$75,496

North America

Revenue derived from the Rich Dad brands in our North America segment was $16.6 million and $43.5 million or as a percentage of total segment revenue, 69.1% and 79.9%, for the years ended December 31, 2020 and 2019, respectively. The majority pertained to real estate-related education, with the balance pertaining to financial markets training. We are continuing to develop non-Rich Dad brands Homemade InvestorTM and Legacy EducationTM to diversify our business, although our business to date in these brands has not been material to our Company as a whole. Revenue derived from our Homemade Investor brand was $1.0 million or as a percentage of total segment revenue was 4.1% for the year ended December 31, 2020.

The North America segment revenue was $24.0 million and $54.4 million or as a percentage of total revenue was 70.3% and 72.1% for the years ended December 31, 2020 and 2019, respectively.

The decrease in revenue of $30.4 million or 55.9% during the year ended December 31, 2020 compared to the same period in 2019, was due to the decrease in fulfillment of $29.8 million and decrease in recognition of revenue from expired contracts of $0.6 million.

U.K.

Revenue derived from the Rich Dad brands in our U.K. segment was $1.0 million and $3.5 million or as a percentage of total segment revenue was 97.7% and 84.6% for the years ended December 31, 2020 and 2019, respectively. The majority pertained to real estate-related education, with the balance pertaining to financial markets training. With the discontinued operations of UK Legacy, our U.K. segment is no longer as diverse.

The U.K. segment revenue was $1.1 million and $4.1 million or as a percentage of total revenue was 3.1% and 5.5% for the years ended December 31, 2020 and 2019, respectively. The discontinued operations of Legacy UK reduced this segment’s revenue by $14.3 million for the year ended December 31, 2019. There were no discontinued operations of Legacy UK for the year ended December 31, 2020.

The decrease in revenue of $3.0 million or 74.4% for the year ended December 31, 2020 compared to the same period in 2019, was due to decreased fulfillment of $2.8 million and a decrease in recognition of revenue from expired contracts of $0.2 million.

Other Foreign Markets

Our other foreign markets segment includes other European, Asian and African countries. Revenue derived from the Rich Dad brands was $8.8 million and $16.9 million or as a percentage of total segment revenue was 96.7% and 100.0% for the years ended December 31, 2020 and 2019, respectively.

The Other Foreign Markets segment revenue was $9.1 million and $17.0 million or as a percentage of total revenue was 26.6% and 22.4% for the years ended December 31, 2020 and 2019, respectively.

The decrease in revenue of $7.9 million or 46.3% during the year ended December 31, 2020 compared to the same period in 2019, was due to decreased fulfillment of $1.3 million and a decrease in recognition of revenue from expired contracts of $6.6 million.

Revenue

Revenue was $34.2 million for the year ended December 31, 2020 compared to $75.5 million for the year ended December 31, 2019, a decrease of $41.3 million or 54.8%. The decrease was due to decreased fulfillment of $33.9 million or 76.8% and a decrease in recognition of revenue from expired contracts of $7.4 million or 23.8%.

Cash sales were $3.7 million for the year ended December 31, 2020 compared to $79.5 million for the year ended December 31, 2019, a decrease of $75.8 million or 95.3%. The decrease was driven primarily by a $52.3 million decrease in our North American segment, an $18.2 million decrease in our Other Foreign Markets segment and a $5.3 million decrease in our U.K. segment.

Operating Expenses

Total operating costs and expenses were $15.6 million for the year ended December 31, 2020 compared to $73.9 million for the year ended December 31, 2019, a decrease of $58.3 million or 78.9%. The decrease was due to a $32.0 million decrease in direct course expenses, a $14.6 million decrease in advertising and sales expenses, an $8.3 million decrease in general and administrative expenses, and a $3.4 million decrease in royalty expenses.

Direct course expenses

Direct course expenses relate to our free preview workshops, basic and elite training, and individualized mentoring programs, consisting of instructor fees, facility costs, salaries, commissions and fees associated with our field representatives and related travel expenses. Direct course expenses were $7.9 million for the year ended December 31, 2020 compared to $39.9 million for the year ended December 31, 2019, a decrease of $32.0 million or 79.7%, which was related to decreases in sales and training compensation, due to the economic impact of the COVID-19 pandemic on consumers.

Advertising and sales expenses

We generally obtain most of our potential customers through internet-based advertising. Advertising and sales expenses consist of purchased media to generate registrations to our free preview workshops and costs associated with supporting customer recruitment. We obtain the majority of our customers through free preview workshops. These preview workshops are offered in various metropolitan areas in North America, United Kingdom, and other international markets. Prior to the actual workshop, we spend a significant amount of money in the form of advertising through various media channels.

Advertising and sales expenses were $2.2 million for the year ended December 31, 2020 compared to $16.8 million for the year ended December 31, 2019, a decrease of $14.6 million or 86.9%. As a percentage of revenue, advertising and sales expenses were 6.5% and 22.2% for the years ended December 31, 2020 and 2019, respectively. The decrease is primarily related to the COVID-19 restrictions on our ability to operate.

Royalty expenses

We are required to pay royalties under the licensing and related agreements pursuant to which we develop, market, and sell Rich Dad and Homemade Investor branded live seminars, training courses, and related products worldwide. Royalty expenses were $0.0 million for the year ended December 31, 2020 compared to $3.4 million for the year ended December 31, 2019.

General and administrative expenses

General and administrative expenses primarily consist of compensation, benefits, insurance, professional fees, facilities expenses and travel expenses for the corporate staff, as well as depreciation and amortization expenses. General and administrative expenses were $5.5 million for the year ended December 31, 2020 compared to $13.8 million for the year ended December 31, 2019, a decrease of $8.3 million, or 60.1%. The decrease in general and administrative expenses was partially a result of a decrease in our personnel expenses due to the fact that we furloughed substantially all of our employees during Q2 2020.

Other income, net

Other income was $1.6 million for the year ended December 31, 2020 compared to other income of $0.5 million for the year ended December 31, 2019, an increase in other income of $1.1 million, mainly representing gain on sale of our property and equipment, and investment property during the year ended December 31, 2020, and a cash payment from Process America, Inc. in the amount of $0.4 million, received as a distribution on the legal case during the year ended December 31, 2019.

Income tax expense

We recorded income tax expense of $4.0 million and income tax benefit of $1.3 million for the year ended December 31, 2020 and 2019, respectively, a $5.3 million increase in income tax expense.

Our effective tax rate was 19.8% and (60.3)% for the year ended December 31, 2020 and 2019, respectively. Our effective tax rates differed from the U.S. statutory corporate tax rate of 21.0%, primarily because of the mix of pre-tax income or loss earned in certain jurisdictions.

We record a valuation allowance when it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. We have retained a full valuation allowances of $3.6 million against the deferred tax assets of our Australian, Canadian, U.K., Hong Kong, and South Africa subsidiaries as of December 31, 2020. We have retained full valuation allowances of $4.7 million against the deferred tax assets of our United States, Australian, Canadian, U.K. (excluding Elite Legacy Education UK), Hong Kong, and South Africa subsidiaries as of December 31, 2019. The most significant negative factor that was considered in determining whether a valuation allowance was required is a cumulative recent history of losses in all jurisdictions for the entities mentioned above.

Net income from continuing operations

Net income from continuing operations was $16.0 million or $0.69 per basic and $0.68 per diluted common share for the year ended December 31, 2020, compared to net income of $3.3 million or $0.14 per basic and diluted common share for the year ended December 31, 2019, an increase in net income from continuing operations of $12.7 million or $0.55 per basic and $0.54 per diluted common share.

Net income for the year ended December 31, 2020 was positively impacted by the decrease in operating cost of $58.3 million.

Net income from discontinued operations

Net income from discontinued operations was $6.6 million or $0.29 per basic common share and $0.28 per diluted common share for the year ended December 31, 2019. There was no net income (loss) from discontinued operations for the year ended December 31, 2020.

Net income for the year ended December 31, 2019 mainly represents the gain on disposal of discontinued operations net assets.

Liquidity and Capital Resources

Known Trends and Uncertainties

In general, we believe that our products and services appeal to those who seek increased financial freedom. If we experience a prolonged decline in demand for our products and services, it could have a material adverse effect on our future operating results.

Historically, we have funded our working capital and capital expenditures using cash and cash equivalents. However, given our decreased operating cash flows during the past two years combined, it has become necessary for us to incur in long-term debt and in equity transactions to ensure the future viability of our business. Our cash flows are subject to a number of risks and uncertainties, including, but not limited to, earnings, favorable terms from our merchant processors, seasonality, and fluctuations in foreign currency exchange rates.

We continue to take steps to ensure our expenses are in line with our projected cash sales and liquidity requirements for 2021 and based upon current and anticipated levels of operations, we believe cash and cash equivalents on hand will not be sufficient to fund our expected financial obligations and anticipated liquidity requirements for the fiscal year 2021. However, we are exploring alternative sources of capital, but there can be no assurances any such capital will be obtained. For the nine months ended September 30, 2021, we had an accumulated deficit, a working capital deficit and a negative cash flow from operating activities. These circumstances raise substantial doubt as to our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate profits by expanding current operations as well as reducing our costs and increasing our operating margins, and to sustain adequate working capital to finance our operations. The failure to achieve the necessary levels of profitability and cash flows would be detrimental to us.

The following is a summary of our cash flow activities for the periods stated (table in thousands):

	Nine Months Ended September 30,
	2021	2020
Net cash used in operating activities	(4,270)	(5,077)
Net cash provided by investing activities	—	370
Net cash provided by financing activities	2,792	2,400
Effect of exchange rate differences on cash	98	(771)
Net decrease in cash and cash equivalents and restricted cash	(1,380)	(3,078)

Operating Cash Flows and Liquidity

Net cash used in operating activities was $4.3 million in the nine months ended September 30, 2021 compared to net cash used in operating activities of $5.1 million in the nine months ended September 30, 2020, representing a period-over-period increase of $0.8 million. This increase was primarily the result of the Company resuming live events in its North American segment.

Investing Cash Flows

There was no cash used in or provided by investing activity in the nine months ended September 30, 2021. Net cash provided by investing activities totaled $370 thousand in the nine months ended September 30, 2020, representing our sale of property and equipment and investment property in the nine months ended September 30, 2020.

Financing Cash Flows

Our consolidated capital structure as of September 30, 2021, was 18% debt and 82% equity. As of December 31, 2020, our consolidated capital structure was 14% debt and 86% equity.

Net cash provided by financing activities totaled $2.8 million during the nine months ended September 30, 2021, representing our proceeds from issuance of the Senior Secured Convertible Debenture to related party and proceeds from borrowings of the second Paycheck Protection Program loan. Net cash provided by financing activities totaled $2.4 million during the nine months ended September 30, 2020, representing our proceeds from issuance of the Paycheck Protection Program loan and the net proceeds of the new Promissory Note.

We expect that our working capital deficit, which is primarily a result of our deferred revenue balance, will continue for the foreseeable future. As of September 30, 2021, and December 31, 2020, our consolidated current deferred revenue was $4.3 million and $10.4 million, respectively.

Our cash and cash equivalents were, and continue to be, invested in short-term, liquid, money market funds. Restricted cash balances consisted primarily of funds on deposit with credit card processors and cash collateral with our credit card vendors. Restricted cash balances held by credit card processors are unavailable to us unless we discontinue sale of our products or discontinue the usage of a vendor’s credit card. As sales of the products and services related to our domestic business have decreased, our credit card vendors have not returned funds held as collateral, resulting in higher restricted cash balances.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements as of September 30, 2021.

BUSINESS

Overview

We are a provider of practical, high-quality, and value-based educational training on the topics of personal finance, entrepreneurship, real estate investing strategies and techniques. Our programs are offered through a variety of formats and channels, including free workshops, basic trainings, forums, telephone mentoring, one-on-one mentoring, coaching and e-learning.

We are a provider of practical, high-quality, and value-based educational training on the topics of personal finance, entrepreneurship, real estate, and financial markets investing strategies and techniques. Our programs are offered through a variety of formats and channels, including free workshops, basic trainings, forums, telephone mentoring, one-on-one mentoring, coaching and e-learning. During the nine months ended September 30, 2021, we marketed our products and services under our Building Wealth with LegacyTM brand. During the year ended December 31, 2020, we marketed our products and services under two brands: Building Wealth with LegacyTM; and Homemade Investor by Tarek El MoussaTM.

Our students pay for their courses in full up-front or through payment agreements with independent third parties. Under United States of America generally accepted accounting principles, or U.S. GAAP, we recognize revenue upon the earlier of (i) when our students take their courses or (ii) the term for taking their course expires, both of which could be several quarters after the student purchases a program and pays the fee. We recognize revenue immediately when we sell our (i) proprietary products delivered at time of sale and (ii) third party products sales. Our symposiums and forums combine multiple advanced training courses in one location, allowing us to achieve certain economies of scale that reduce costs and improve margins while also accelerating U.S. GAAP revenue recognition, while at the same time, enhancing our students’ experience, particularly, for example, through the opportunity to network with other students.

We also provide a richer experience for our students through one-on-one mentoring (two to three days in length, on site or remotely, although we temporarily suspended providing on-site mentorships as a result of the COVID-19 pandemic) and telephone mentoring (10 to 16 weekly one-on-one or one-on-many telephone sessions). During the third quarter of 2021, we have resumed providing on-site mentorships on a limited basis. Mentoring involves a subject matter expert interacting with the student remotely or in person and guiding the student, for example, through his or her first real estate transaction, providing a real hands-on experience.

We were founded in 1996, and through a reverse merger, became a publicly-held company in November 2014. Today we are a global company that has cumulatively served more than two million students from more than 150 countries and territories over the course of our operating history.

Historically, our operations have relied heavily on our and our students’ ability to travel and attend live events where large groups of people gather in local markets within each of the segments in which we operate. In March 2020, as a result of the COVID-19 pandemic, and the resulting worldwide restrictions on travel and social distancing, we temporarily ceased conducting live sales and fulfillment and furloughed substantially all of our employees. We resumed online operations in July 2020, and live operations on a limited basis in November 2020. The Company expects to conduct additional live events as lockdown restrictions continue to ease and hopes to return to a normal schedule over the coming months. The Company will continue following strict safety protocols at the live events. We have simplified our product offerings and restructured our compensation program with respect to both employees and independent contractors to reduce costs and improve margins, but there can be no assurances that the Company will be effective in selling its products and services, or what the impact of such activities will have on our financial performance. We are not able to fully quantify the impact that these factors will have on our financial results, but expect developments related to COVID-19 to continue to affect the Company’s financial performance in 2021 and beyond.

Since January 1, 2020, we have operated under two brands:

●	Building Wealth with LegacyTM: provides practical, high-quality and value-based educational training on the topics of personal finance, entrepreneurship, real estate, financial markets and investing strategies and techniques. This training program encompasses hands-on experience and the true spirit of investing from beginner to educated investor. In the fourth quarter of 2020, the Company began transitioning to its proprietary brand name Building Wealth with LegacyTM. During the nine months ended September 30, 2021, we marketed our products and services exclusively under this brand.

●	Homemade Investor by Tarek El MoussaTM introduces people to the investor mindset, real estate investing strategies, and ways to generate cash flow that are designed to help build a foundation of knowledge for their financial goals. Homemade Investor events offered free workshops nationwide, 3-day trainings and large stage events with Tarek presenting as the keynote speaker, all selling into our advanced training products. In November 2020, we suspended conducting Homemade Investor by Tarek El MoussaTM sales events to focus on developing our proprietary Building Wealth with LegacyTM brand.

Recent Developments

Impact from COVID-19 Pandemic.

Historically, our operations have relied heavily on our and our students’ ability to travel and attend live events where large groups of people gather in local markets within each of the segments in which we operate. On March 11, 2020, WHO declared the COVID-19 outbreak as a pandemic. As a result of worldwide restrictions on travel and social distancing, in March 2020 we temporarily ceased conducting live sales and fulfillment and furloughed substantially all of our employees. We resumed sales operations in June 2020 with online sales events selling into our suite of online, on-demand, and over-the-phone products. We also resumed online, on-demand, and over-the-phone fulfillment activities in June 2020. We resumed live operations on a limited basis, in November 2020, with events in Florida. The Company expects to conduct additional live events in other areas as lockdown restrictions continue to ease and hopes to return to a normal schedule over the coming months; however, due to financial constraints, we may primarily rely om online events unless and until we receive additional material funding. The Company will continue following strict safety protocols at the live events. We have simplified our product offerings and restructured our compensation program with respect to both employees and independent contractors to reduce costs and improve margins, but there can be no assurances that the Company will be effective in selling its products and services, or what the impact such activities will have on our financial performance.

The ultimate impact from COVID-19 on the Company’s operations and financial results will depend on, among other things, the ultimate severity and scope of the pandemic, the efficacy and public acceptance of the various vaccinations against COVID-19, the pace at which governmental and private travel restrictions and public concerns about public gatherings will ease, the rate at which historically large increases in unemployment rates will decrease, if at all, and the speed with which the economy recovers. We are not able to fully quantify the impact that these factors will have on our financial results, but expect developments related to COVID-19 to continue to affect the Company’s financial performance in 2021 and beyond.

Second Draw Paycheck Protection Program Note Agreement

On April 20, 2021, Elite Legacy Education, Inc., or ELE, a wholly-owned subsidiary of the Company, closed on an unsecured Paycheck Protection Program Note agreement to borrow $1,899,832 from Cross River Bank, the lender, pursuant to the Paycheck Protection Program, or PPP, originally created under the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, and extended to “Second Draw” PPP loans as described below. The PPP is intended to provide loans to qualified businesses to cover payroll and certain other identified costs. Funds from the loan may only be used for certain purposes, including payroll, benefits, rent, utilities, and certain covered operating expenses. All or a portion of the loan may be forgivable, as provided by the terms of the PPP. The Second Draw PPP Loan has an interest rate of 1.0% per annum and a term of 60 months. Payments will be deferred in accordance with the CARES Act, as modified by the Paycheck Protection Program Flexibility Act of 2020; however, interest will accrue during the deferral period. If all or any portion of the loan is not forgiven in accordance with the terms of the program, ELE will be obligated to make monthly payments of principal and interest in amounts to be calculated after the amount of loan forgiveness, if any, is determined to repay the balance of the loan in full prior to maturity. The Paycheck Protection Program Note agreement contains customary events of default relating to, among other things, payment defaults and breaches of representations. ELE may prepay the loan at any time prior to maturity with no prepayment penalties.

Changes in Management and Board of Directors

On March 8, 2021, the Company’s Board of Directors elected Michel Botbol, 61, as a Director, Chairman of the Board, and Chief Executive Officer of the Company. On the same date, the Board appointed James E. May, 66, as General Counsel of the Company, a position he held prior to his appointment as Interim CEO of the Company in January 2019. Upon the assumption of his position as General Counsel, Mr. May resigned as Director and Chief Executive Officer.

On May 3, 2021, the Board of Directors set the number of director seats on the Company’s Board of Directors at four and appointed Barry M. Kostiner, 49, to the Board of Directors. Mr. Kostiner is President of, and holds a 25% membership interest in, Legacy Tech Partners, LLC, or LTP.

On November 4, 2021, Cary Sucoff, a member of the Board and of its Nominating & Corporate Governance Committee (Chair) and its Audit Committee, resigned as a Board member, effective immediately.

On November 4, 2021, Peter W. Harper, a member of the Board and of its Audit Committee (Chair) and its Compensation Committee, resigned as a Board member, effective immediately.

On November 4, 2021, James E. May, the General Counsel and Secretary of the Company and its subsidiaries, resigned from all such roles effective immediately.

On November 8, 2021, Vanessa Guzmán-Clark, the Vice President and Chief Financial Officer of the Company, resigned from all such roles effective immediately. As a result of the resignation of Ms. Guzmán-Clark, Mr. Barry Kostiner, a member of the Board and Manager of Capital Markets, assumed the role of principal financial and accounting officer of the Company until a permanent replacement can be found, and was appointed Secretary of the Company.

Senior Secured Convertible Debt Agreement

On February 11, 2021 the Company entered into a non-binding term sheet with LTP. The term sheet includes a Debenture Agreement of $375 thousand, with 10% per annum interest rate. The Debenture may be converted at any time after the issue date into shares of the Company’s Common Stock, or Conversion Shares at a price equal to $0.05 per share. Together with each Conversion Share, a warrant will be issued with a strike price of $0.05 per share and an expiration date of five years after issuance. The term sheet anticipates entering into a share purchase agreement whereby LTP will acquire for nominal consideration the existing business, assets and liabilities of the Company, while the Company will enter into a license agreement with LTP to retain rights with respect to certain of its intellectual property for the benefit of building an Education Technology, or EdTech business. This transaction will be subject to stockholder and regulatory approval and other conditions.

On March 8, 2021, the Company issued a $375,000 Senior Secured Convertible Debenture, or Debenture to LTP. The Debenture accrues interest at a rate of 10% and is due on the earlier of the occurrence of certain liquidity events with respect to the Company and March 8, 2022. The Debenture may be converted at any time after the issue date into shares of the Company’s Common Stock, or Conversion Shares at a price equal to $0.05 per share. Together with each Conversion Share, a warrant will be issued with a strike price of $0.05 per share and an expiration date of March 8, 2026. LTP had an obligation to lend the Company an additional   $625 thousand under the same terms prior to March 31, 2022, and an option to fund an additional $4 million under the same terms prior to March 8, 2024. LTP also has the option to extend the maturity date of each loan it makes to the Company, including the initial loan of $375,000 for a term not to exceed four years from the original maturity date of that loan. Net proceeds were $314,000 after legal fees related to the transaction. The Debenture funding obligation was reduced from $625,00 to $300,000 on October 15, 2021, of which $100,000 was funded on October 15, 2021 and $200,000 was funded on October 27, 2021, leaving an option to fund $4,325,000 under the same terms prior to March 8, 2024. The Debenture is secured by a lien on all the Company’s assets. The Company’s U.S. subsidiaries entered into guaranties on March 9, 2021 in favor of LTP under which such subsidiaries guaranteed the Company’s obligations under the Debenture and granted LTP a lien on all assets of such subsidiaries. The use of proceeds from the Debenture will be to extinguish liabilities of the Company and to fund the development of the EdTech business. The warrants will not be listed for trading on any national securities exchange. The warrants and the shares issuable upon conversion of the Debenture are not being registered under the Securities Act of 1933, as amended. The aggregate number of shares issuable upon conversion of the Debenture and upon the exercise of the warrants may not exceed 19.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares upon conversion of the Debenture and the exercise of the warrants.

Bankruptcy or Receivership

At a Creditors’ Meeting held on January 11, 2021, the creditors of Elite Legacy Education UK Ltd, or ELE UK, our wholly owned subsidiary, approved a proposal for a Company Voluntary Arrangement under the UK Insolvency Act 1986 and the UK Insolvency Rules 2016. Under the terms of the arrangement, CVR Global LLP has been appointed as supervisor of ELE UK for the purposes of administering the arrangement. At the Creditors Meeting, the creditors also approved a modification to the arrangement whereby any tax refunds due to ELE UK would be paid to the supervisor and made available for distribution to creditors. The supervisor will wind down the business of ELE UK and make distributions to ELE UK’s non-student creditors in accordance with the applicable provisions of the UK Insolvency Act 1986 and the UK Insolvency Rules 2016, on and subject to the terms and conditions set forth in the Arrangement in satisfaction of the non-student creditors’ respective claims against ELE UK. Student creditors of ELE UK will be provided the opportunity to receive trainings from an independent training provider on and subject to the terms and conditions set forth in the Arrangement in satisfaction of their respective claims against ELE UK. Pursuant to the arrangement, and at its conclusion, the remaining assets of ELE UK, if any, would be distributed to the Company. As a result of the arrangement, the Winding-Up Petition, CR-2020-001958, filed in the High Court of Justice, Business and Property Courts of England and Wales has been dismissed. At this time, Management is unable to anticipate any distributions that would be received from ELE UK.

On January 27, 2021, Legacy Education Alliance Australia PTY Ltd, or LEA Australia, our wholly owned subsidiary appointed Brent Leigh Morgan and Christopher Stephen Bergin, both of the firm of Rodgers Reidy, 326 William Street, Melbourne VIC 3000 Australia, as joint and several liquidators of LEA Australia, to supervise a Creditors Voluntary Liquidation of LEA Australia. Subject to the approval of the creditors of LEA Australia at a meeting to be held on February 23, 2021 AEDT (February 22, 2021 EST), the joint liquidators will wind down the business of LEA Australia and make distributions, if any, to its creditors in accordance with the applicable provisions of the Australian Corporations Act of 2001.

On March 2, 2021, Legacy Education Alliance Holdings, Inc. the sole shareholder of Legacy Education Alliance Hong Kong Ltd, or LEA Hong Kong, a subsidiary of the Company, adopted a resolution to wind up (voluntarily) the affairs of LEA Hong Kong and to appoint Cosimo Borrelli and Li Chung Ngai (also known as Anson Li), both of Borrelli Walsh Limited, Level 17, Tower 1, Admiralty Centre, 18 Harcourt Road, Hong Kong as joint and several liquidators of LEA Hong Kong. At a meeting of the creditors of LEA Hong Kong held on March 2, 2021, the creditors similarly approved the voluntary winding up of LEA Hong Kong and the appointment of Cosimo Borrelli and Li Chung Ngai (also known as Anson Li), as joint and several liquidators. The Joint and Several Liquidators will wind up the business of LEA Hong Kong and make distributions, if any, to its creditors in accordance with the applicable provisions of the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong.

On March 7, 2021, Tigrent Learning Canada Inc., or Tigrent Canada, our wholly owned subsidiary, filed an assignment in bankruptcy under section 49 of the Canada Bankruptcy and Insolvency Act in the Office of the Superintendent of Bankruptcy Canada, District of Ontario, Division of Toronto, Court No. 31-2718213. Also on March 7, 2021, A. Farber & Partners was appointed trustee of the estate of Tigrent Canada. The trustee will wind down the business of Tigrent Canada and make distributions, if any, to its creditors in accordance with the applicable provisions of the Act.

On November 18,  2021, we entered into a Stock Purchase and Option Agreement (the “Purchase Agreement”) with Mayer and Associates LLC (“Mayer”), pursuant to which (i) Mayer purchased (i) 1,600,000 shares of common stock of the Company for a total aggregate price of $160.00 and (ii) in exchange for an aggregate purchase price of $13,840, an option to purchase, from time to time, up to an additional 138,400,000  shares of common stock of the Company (“Option Shares”) for a per share price of $0.0001 for the first 18,400,000 Option Shares and $0.05833 for the remaining Option Shares, as may be adjusted from time to time pursuant to the Purchase Agreement (the “Option Price”). Mayer’s option to purchase additional shares under the Purchase Agreement shall expire on November 18,  2023.

Corporate Information

Our corporate address is 1490 NE Pine Island Rd – Suite 5D, Cape Coral, Florida 33909 and our telephone number is (239) 542-0643. We maintain a web site at www.legacyeducationalliance.com, along with many additional web properties. Any information that may appear on our web sites does not constitute a part of this prospectus.

Industry Overview

Our objective is to be the leading provider of services and products that enable individuals from all walks of life, regardless of their current economic situation and educational background, to take control of their financial futures and enable them to achieve financial freedom.

Our strategy is focused primarily on the following areas:

●	Continued development of our businesses. We will continue our focus on our service offerings in an attempt to improve our revenue and expand our offerings as appropriate, including e-learning and other electronic format offerings and the development of new proprietary brands. In November 2020, the Company shifted its focus to its Legacy EducationTM products, with Building Wealth with LegacyTM as the new flagship brand, which encompasses hands-on experience and the true spirit of investing from beginner to educated investor, within a community of like-minded individuals.

●	Development of higher-margin proprietary brands. Since November 2020, shifted its focus to developing proprietary brands, which have no royalty and other associated costs, but will require us the Company to market in new and innovative ways. This will allow us the flexibility to provide our services through different demographics, price points and sales channels, and to develop additional complementary products and services.

●	Fulfilling our customer obligations. We intend to improve the cost efficiency with which we fulfill our customer commitments. We have:

●	Expanded the options for course fulfillment in order to reduce the number of expired contracts by increasing the number of courses offered through electronic media and via the internet;

●	Implemented an improved outreach program that involves contacting our customers to help them manage their course schedules;

●

During Q4 2019, we transitioned from Symposiums to Legacy Investor Forums (Forums). The Forums are live events that provide a learning and building experience for the novice to expert investor. Forums deliver business advancement to attendees through education and offer an arena for attendees to discover new relationships with companies, as well as their fellow investors.

In December 2019, we held our first virtual symposium where we presented various advanced classes, student networking opportunities, and third-party sales opportunities via livestream to create the look and feel of a live symposium through the use of digital delivery methods.

●	Enhanced eLearning. We continue developing and promoting interactive and online distributed course content and enhanced technology platforms capable of streaming video, interactive e-learning, and distributed e-learning.

●	Consistent quality assurance. We believe that to be an effective provider of training we need to ensure that our course offerings meet our strict quality assurance guidelines. We will continue to monitor and enforce standards for marketing, sales presentations, and training delivery throughout our organization.

●	Continued professional development. We will continue to identify, recruit and retain a team of trainers, mentors and coaches who possess practical, hands-on experience in their areas of expertise.

Our Products and Services

Our students pay for their courses in full up-front or through payment agreements with independent third parties. Under U.S. GAAP, we recognize revenue upon the earlier of (i) when our students take their courses or (ii) the term for taking their course expires, both of which could be several quarters after the student purchases a program and pays the fee. We recognize revenue immediately when we sell our (i) proprietary products delivered at time of sale and (ii) third party products sales. Our symposiums and forums combine multiple advanced training courses in one location, allowing us to achieve certain economies of scale that reduce costs and improve margins while also accelerating U.S. GAAP revenue recognition, while at the same time, enhancing our students’ experience, particularly, for example, through the opportunity to network with other students.

We also provide a richer experience for our students through one-on-one mentoring (two to four days in length, on site or remotely, although we have suspended providing on-site mentorships as a result of the COVID-19 pandemic) and telephone mentoring (10 to 16 weekly one-on-one or one-on-many telephone sessions). Mentoring involves a subject matter expert interacting with the student remotely or in person and guiding the student, for example, through his or her first real estate transaction, providing a real hands-on experience.

During the year ended December 31, 2020, we marketed our products and services under two brands: Building Wealth with LegacyTM; and Homemade Investor by Tarek El Moussa. During the year ended December 31, 2019, we marketed our products and services under two brands: Rich Dad EducationTM and Legacy EducationTM.

Building Wealth with Legacy TM

Provides practical, high-quality and value-based educational training on the topics of personal finance, entrepreneurship, real estate, financial markets and investing strategies and techniques. This training program encompasses hands-on experience and the true spirit of investing from beginner to educated investor. In response to the limitations on travel and the social distancing protocols arising out of the Coronavirus pandemic, the Company began marketing its Legacy EducationTM products transitioning to brand name Building Wealth with LegacyTM.

Homemade Investor by Tarek El MoussaTM

Introduces people to the investor mindset, real estate investing strategies, and ways to generate cash flow that are designed to help build a foundation of knowledge for their financial goals. Homemade Investor events offered nationwide free workshops, 3-day trainings and large stage events with Tarek presenting as the keynote speaker, all selling into our advanced training products.

Our operations have historically been managed through three Operating Segments: (i) North America, (ii) United Kingdom, and (iii) Other Foreign Markets. We currently only do business in North America, and the foreign business operations have been discontinued.

The proportion of our total revenue attributable to each segment is as follows:

	Years Ended December 31,
As a percentage of total revenue	2020	2019
North America	70.3%	72.1%
U.K.	3.1%	5.5%
Other foreign markets	26.6%	22.4%
Total consolidated revenue	100.0%	100.0%

Operating results for the segments are as follows:

	Years Ended December 31,
	2020	2019
Segment revenue	(In thousands)
North America	$24,001	$54,427
U.K.	1,058	4,128
Other foreign markets	9,102	16,941
Total consolidated revenue	$34,161	$75,496

Marketing

Our various brands are the foundation for our marketing efforts. These brands provide credibility and sustainability within our media mix to promote live events and online trainings. Live onsite two-hour free preview workshops are offered weekly in multiple markets in North America. Marketing these events is primarily done online through social media posts, internet banner ads, text ads, and emails. Direct mail, radio, television, public relations, and print advertising may also be used to obtain event registrations. We enter into marketing and other agreements with third parties to advertise our products and services.

We offer people the opportunity to attend a free preview workshop or advance directly to one of our three-day basic training classes. People who enroll and attend the basic training class receive reference materials relevant to the subject matter to be taught at the class. The basic training course is usually held over a weekend within two to four weeks of the initial free preview workshop. Our experience is that offering the free preview workshop as a first step is an effective way to introduce to our students the methodology of investing, as well as to market and sell our three-day basic training courses.

Marketing efforts continue to those customers who choose to continue their education with a three-day basic training class. Welcome letters, product kits that include manuals, books and audio files, an online reference library, and reminder communication letters and emails are all branded for consistency and credibility. Customers at the three-day basic training may choose to continue on with their education through our elite training classes and mentorships offered during the basic training classes.

We utilize different preview brands to market into our advance training division, which we re-branded to Elite Legacy Education to expand our market reach. Elite training classes are fulfilled through various delivery methods to meet the needs of our customers.

We also market for new customers who prefer to learn online and provide people the opportunity to attend free ninety-minute live online webinars that are held weekly on six different topics. Webinars are marketed via online banner ads, affiliate marketing, email campaigns, social media and other media methods.

Training Programs

We have three significant categories for our programs:

●	Basic training live and online courses,

●	Elite level live and online training courses, and

●	Individualized mentoring programs.

Basic Training Courses

●	Homemade Investor by Tarek El MoussaTM

●	Legacy EducationTM

Elite Training Courses

Customers who attend our basic training courses may choose to continue with Elite training courses in real estate, financial markets investing and/or entrepreneurship skills. The Elite training courses of study include:

Elite Real Estate Courses		Elite Financial Markets Courses

●	Momentum	●	Master TraderTM
●	Tax and Asset Protection	●	Options 1
●	Wholesale Buying	●	FOREX
●	Discount Notes & Mortgages	●	Options 2
●	Banking Relationships & Short Sale Systems	●	Elite Options
●	Mobile Homes	●	Asset Protection
●	Foreclosure Strategies	●	Elite FOREX
●	Fund, Fix and Flip	●	FACT (Futures & Commodity Trading)
●	Marketing Today
●	Income Properties
●	Tax Liens
●	Lease Options
●	Commercial Real Estate
●	Business Financing & Factoring
●	Domestic Land Development
●	Creative Real Estate Financing
●	Buy, Rent and Hold (North America)
●	Buy, Fix and Sell (North America)
●	Creative Financing (North America)
Elite Business Entrepreneurship Courses

●	Business Tax and Asset Protection
●	Top Branding and Marketing Strategies
●	Strategies for Raising Capital
●	Mind Over Money
●	Legacy Business Training

The goal of our fulfillment strategy is to provide maximum flexibility to the students to allow them take any of their classes in whatever format, and in any combination of formats, that works best for them. Students may access training content through multiple delivery channels, including:

●	Live Classroom: In-person “one-on-many” intensive 3-day class with a live instructor and any number of students in the same room, at a symposium, a forum or as a stand-alone class.

●	Live Stream: Interactive real-time streaming of a Live Classroom training that may be viewed by a student remotely via the internet. Live stream classes can be reviewed for 30-days post-class.

●	Live On-Line: Live presentations of a class in modules presented over a period of weeks with a live instructor and any number of students in any number of locations who attend remotely via the internet. Student has access to recordings of the modules for 30 days after the last live session.

●	On-Demand: Class that is presented in self-paced pre-recorded modules via internet link with 24/7 access for the life of the contract. Unlike the three “live” fulfillment options, which require the student to attend classes when the Company schedules them, the On-Demand Options provides the student the flexibility to take the class whenever they want, and as many times as they want, during the life of the student’s contract.

Through strategic partners, customers can purchase a license to use supporting software for real estate or financial markets investing. With either software program, a subscription-based data service is available for purchase which allows customers to interactively determine investment options and make better informed decisions about potential investments.

Individualized Mentoring and Coaching Programs

We offer live, real time, one-on-one mentoring for Real Estate that is tailored to meet students’ individual goals and needs. Real Estate mentoring is offered on site at the student’s chosen location or remotely. Mentoring is intended to give the student a professional assessment of his or her individual goals and experience and to help the student build an investment plan that can be put into action. Mentoring sessions are generally 2 to 4 days in length.

Coaching and telephone mentoring programs are typically sold in a number of different subject areas and generally delivered in 10 to 16 weekly one-on-one telephone sessions. Some of the topics include Real Estate Coaching. A set curriculum approach is generally used. Each module comes with assignments, exercises and reading materials to be completed between sessions.

Business and Financial Markets Coaching businesses have been discontinued.

Geographic Diversification

We have historically managed our business in three segments based on geographic location for which operating managers are responsible to the Chief Executive Officer. These segments include: (i) North America, (ii) United Kingdom, and (iii) Other Foreign Markets. We currently only do business in North America, and the foreign business operations have been discontinued.

Competition

During our more than 20-year history, we have competed with several organizations within the U.S. and internationally. Our primary competitors are Fortune Builders, Armando Montelongo, and Mayflower Alliance Ltd. Some of these competitors have established brands through a media-based relationship, such as HGTV, and use television programs to promote their brands.

The main competitors to our financial markets strategies and techniques course offerings are large institutional brokerage houses, who have been offering education as a way to expand their client portfolio.

Generally, competitive factors within the proprietary training market include:

●	The range and depth of course offerings;

●	The quality of trainers;

●	The quality of reference materials provided in connection with course studies; and

●	Cost.

We believe that the range and depth of our course offerings, the quality of our trainers and reference materials are comparable or superior to those of our competitors. Typically, our trainers for our Elite courses have been active investors in their chosen field, have been trained by us and, to a large degree, are previous customers of our programs. Trainers for our Elite courses are chosen based on their knowledge and experience with the coursework covered and are further qualified by meeting knowledge standards developed internally.

Brand Development Agreement with the T&B Seminars, Inc.

Effective December 23, 2019, Legacy Education Alliance Holdings, Inc., or Holdings, our wholly owned subsidiary entered into a Real Estate Education Training Program Development Agreement, or Development Agreement with T&B Seminars, Inc., or T&B, an affiliate of Tarek El Moussa, pursuant to which Holdings and Tarek El Moussa agreed to develop and operate a seminar style education business that will use, among other things, the names, images, and likenesses of Tarek El Moussa to market and sell customers real estate investing oriented education products. Pursuant to the Development Agreement, T&B granted to the Company a sole and exclusive worldwide license to certain intellectual property, including, certain trademarks and copyrights and the name, image and likeness of Tarek El Moussa, in each case to the extent necessary for Holdings to develop and create educational materials and promote and conduct a branded real estate seminar style education business that uses the intellectual property.

As consideration for the licensed rights under the Development Agreement, Holdings agreed to pay T&B base royalty percentages on cash sales of products to persons responding to a branded marketing campaign that uses the licensed intellectual property. Also, as consideration for Tarek El Moussa providing certain marketing support, Holdings agreed to pay T&B marketing royalty percentages on cash sales of products at live events and at online webinars to persons responding to a branded marketing campaign that uses the licensed intellectual property. Furthermore, as consideration for the exclusivity of the rights under the Development Agreement, commencing on the seventh month of the term of the Development Agreement, Holdings agreed that the monthly royalties paid to T&B will not be less than an agreed to amount.

The Development Agreement has an initial term of five years and will automatically renew thereafter for successive five-year terms unless either party provides prior written notice of termination no less than 90 days prior to the end of such five-year term.

The Company commenced sales activities under the Development Agreement under the Homemade Investor brand in January 2020 but as a result of the expanding COVID-19 pandemic, we suspended conducting live in-persons sales events in March 2020. Subsequently, we suspended online sales events during the third quarter of 2020 to focus on our new flagship brand Building Wealth with LegacyTM.

Licensing Agreements with the Rich Dad and Other Parties

Through September 2019, our primary business relied on our license of the Rich Dad brand and related marks and intellectual property. The following transactions summarize our license to use the Rich Dad trademarks, trade names and other business information worldwide (the “Rich Dad Intellectual Property Rights”).

Effective September 1, 2013, we entered into a 2013 License Agreement with Rich Dad Operating Company, LLC, or RDOC that replaced the 2010 License Agreement. Compared to the 2010 License Agreement, the 2013 License Agreement broadened the field of permitted use to include real estate investing, business strategies, stock market investment techniques, stock/paper assets, cash management, asset protection, entrepreneurship and other financially-oriented subjects. The 2013 License Agreement also (i) reduced the royalty rate payable to RDOC compared to the 2010 Rich Dad License Agreement; (ii) broadened the Company’s exclusivity rights to include education seminars delivered in any medium; (iii) eliminated the cash collateral requirements and related financial covenants contained in the 2010 License Agreement; (iv) continues our right to pay royalties via a promissory note that is convertible to preferred shares upon the occurrence of a Change in Control (as defined in the 2013 License Agreement); (v) eliminated approximately $1.6 million in debt from our consolidated balance sheet as a result of debt forgiveness provided for in the agreement terminating the 2010 License Agreement; and (vi) converted another approximately $4.6 million in debt to 1,549,882 shares of our Common Stock. Either party may terminate the 2013 License Agreement upon certain circumstances, including and uncured breach by the non-terminating party.

On April 22, 2014, we entered into a 2014 Amendment with RDOC to, among other things, amend the 2013 License Agreement to halve the royalty payable by us to RDOC to 2.5% for the whole of 2014, (ii) cancel approximately $1.3 million in debt owed by us to RDOC, (iii) reimburse us for certain legal expenses, and (iv) cancel RDOC’s right to appoint one member of our Board of Directors.

On September 10, 2014, the 2013 License Agreement and the 2014 Amendment were assigned to Holdings.

On January 25, 2018, we entered into a Second Amendment with RDOC that amends certain terms of the 2013 License Agreement and extends the term of the 2013 License Agreement to September 1, 2019.

On August 16, 2019, we entered into an amendment to the License Agreement that extended the term of the License Agreement through September 30, 2019. On September 16, 2019, we received notice from RDOC, indicating that RDOC did not intend to extend the term of the 2013 License Agreement, as amended. Therefore, the term of the License Agreement expired on September 30, 2019. Notwithstanding the expiration of the License Agreement, the Company may continue to use Licensed Intellectual Property, as defined in the 2013 License Agreement, including, but not limited to, the Rich Dad trademark and stylized logo, for the purpose of honoring and fulfilling orders by its customers in existence as of the date of the expiration of the 2013 License Agreement.

Effective November 26, 2019, our licenses to operate under the Perform in Properties, Making Money with Martin RobertsTM and Robbie Fowler’s Property AcademyTM were transferred to Mayflower Alliance Ltd in conjunction with the sale of the business of Legacy UK.

Employees and Independent Contractors

As of November 29, 2021, we had approximately 23 full-time employees, all of which were in our North America segment. In addition, we employ part-time employees in various capacities and independent contractors who are trainers, coaches or mentors. Our employees are not represented by a labor union, and we believe our relations with our employees are satisfactory. Our independent contractors are either paid commissions based upon the dollar value of the courses purchased by customers at our free preview workshops and basic training courses or are paid fixed fees for teaching and mentoring Elite courses. Independent contractors are required to execute agreements with us that set forth their commission structures and typically contain confidentiality and non-competition provisions.

PROPERTIES

On October 1, 2020, the Company relocated its headquarter to 1490 N.E. Pine Island Road, Suite 5D, Cape Coral, FL 33909 and entered into a two year operating lease for the new 1,600 square feet office and warehouse space. The new lease provides the Company an option to extend the term of the lease for a third year. The lease obligation is approximately $32,000 plus other costs for shared services, maintenance and sales tax over the course of its life.

We believe that our facilities are adequate for our current purposes.

LEGAL PROCEEDINGS

We and certain of our subsidiaries, from time to time, are parties to various legal proceedings, claims and disputes that have arisen in the ordinary course of business. These claims may involve significant amounts, some of which would not be covered by insurance.

Tranquility Bay of Pine Island, LLC v. Tigrent, Inc., et al. On March 16, 2017, suit was filed in the Twentieth Judicial Circuit In and For Lee County, Florida by Tranquility Bay of Pine Island, LLC, or TBPI against Tigrent Inc. and various of its present and former shareholders, officers and directors. By amendment dated May 24, 2019, the Company and its General Counsel and former Chief Executive Officer were  named as defendants to a civil conspiracy count. The suit primarily relates to the alleged obligation of Tigrent, Inc. to indemnify the Plaintiff pursuant to an October 6, 2010 Forbearance Agreement. The suit includes claims for Breach of Contract, Permanent and Temporary Injunction, Breach of Fiduciary Duty, Civil Conspiracy, Tortious Interference and Fraudulent Transfer. On March 20, 2019, the Court dismissed the complaint in its entirety with leave to amend. On April 11, 2019, TBPI filed its Second Amended Complaint in Twentieth Judicial Circuit In and For Lee County, Florida against Tigrent Inc., Legacy Education Alliance Holding, Inc., or Holdings, and certain shareholders of the Company. The suit includes claims for Breach of Contract, Breach of Fiduciary Duty against Tigrent, Inc., Civil Conspiracy against Tigrent, Inc. and Holdings, and various Counts of Fraudulent Transfer against various shareholders of the Company. On May 24, 2019, with leave from the court, TBPI filed its Third Amended Complaint in Twentieth Judicial Circuit In and For Lee County, Florida against Tigrent, Inc., Holdings, and certain shareholders of the Company. The suit includes claims for Breach of Contract against Tigrent, Inc., Breach of Fiduciary Duty against Tigrent, Inc., Damages for Violation of Unfair and Deceptive Business Practices Act against Tigrent, Inc., Civil Conspiracy against Tigrent Inc., and Holdings, and various Counts of Fraudulent Transfer against various shareholders of Tigrent Inc., including the Company’s General Counsel and former CEO, James E. May. On June 23, 2020, the Court entered summary judgment in favor of Tigrent, Inc., with respect to TBPI’s claims against Tigrent Inc., alleging (i) breach of fiduciary duty, (ii) violation of the Florida Deceptive and Unfair Trade Practices Act, and (iii) indemnification against certain attorney’s fees claimed to have been incurred by TBPI. On September 17, 2020, the Court (i) granted summary judgment in favor of Tigrent, Inc., and Holdings on TBPI’s claim for conspiracy; (ii) denying TBPI’s motion for summary judgment against Tigrent, Inc. in which TBPI sought a declaration by the Court that claims against TBPI in in a lawsuit to which neither Tigrent, Inc. nor Holdings is a party(third party lawsuit) were within the scope of Tigrent’s indemnity obligations under the Forbearance Agreement; and (iii) denying TBPI’s motion for summary judgment in which TBPI sought a declaration by the Court that TBPI’s attorney’s fees incurred from said third party lawsuit were also within the scope of Tigrent’s indemnity obligations under the Forbearance Agreement. On August 18, 2020, TBPI voluntarily dismissed all shareholder defendants, other than Mr. May and Steven Barre, Tigrent’s former Chief Executive Officer. On January 4, 2021, a Settlement Agreement and Mutual Release was entered into by and between TBPI, M. Barry Strudwick, Carl Weiss and Susan Weiss and Tigrent Inc., Legacy Education Alliance, Inc., Legacy Education Alliance Holdings, Inc., James E. May, and Steven Barre (Defendants) pursuant to which the Strudwick Parties agreed to dismiss the lawsuit with prejudice against all parties and the Company agreed to pay the aggregate sum of $400,000 payable in one installment of $100,000 on February 18, 2021 and five quarterly installments of $60,000 commencing on May 19, 2021, which the Company has accrued for within accounts payable and other long-term liability for the current and long-term portions, respectively, in the Consolidated Balance Sheet as of December 31, 2020. The parties also exchanged mutual releases as part of the Settlement Agreement. The lawsuit was dismissed by order of the Court on January 12, 2021.  Through September 30, 2021, the Company has paid $220 thousand of the total settlement.

In the Matter of Legacy Education Alliance International, Ltd. On October 28, 2019, an Application for Administration was filed in the High Court of Justice, Business and Property Courts of England and Wales, whereby four creditors of Legacy Education Alliance, International Ltd, or Legacy UK, one of our UK subsidiaries, sought an administration order with respect to the business affairs of the subsidiary, the appointment of an administrator, and such other ancillary orders as the applicants may request or as the court deemed appropriate. On November 15, 2019, the creditors obtained an Administration Order from the English Court. Under the terms of the Administration Order, two individuals have been appointed as administrators of Legacy UK and will manage Legacy UK and operate its affairs, business and property under the jurisdiction of the English Court. The administrators engaged a third-party to market Legacy UK’s business and assets for sale to one or more third parties. On November 26, 2019, Legacy UK’s assets and deferred revenues sold for £300 thousand (British pounds) to Mayflower Alliance LTD. We will not receive any proceeds from the sale of Legacy UK. On November 19, 2020, the administrators filed notice of their proposal to move from administration to a creditors’ voluntary liquidation and on December 9, 2020, notice was filed with Companies House that Paul Zalkin and Nicholas Simmonds were appointed as liquidators of Legacy UK to commence its winding up. Further details regarding the resolution of claims and liabilities may not be known for several months. Because there are a number of intercompany relationships between the Company and Legacy UK, the financial impact of any future claims in relation to the administration and disposition of Legacy UK, outside of those included in the discontinued operations of Legacy UK, is unknown to us at this time, as is the timing and other conditions and effects of the administrative process. On December 8, 2020 we paid $390.6 thousand in cash and transferred our residential properties in the value of $363 thousand as settlement of intercompany debts of two of our subsidiaries, LEAI Property Development UK, Ltd. and LEAI Property Investment UK, Ltd., totaling $924 thousand to Legacy UK.

In the Matter of Elite Legacy Education UK Ltd. On March 18, 2020, a Winding-Up Petition, CR-2020-001958, was filed in the High Court of Justice, Business and Property Courts of England and Wales against one of our UK subsidiaries, Elite Legacy Education UK Ltd., or ELE UK, by one of its creditors pursuant to which the Petitioner was claiming a debt of £461,459.70 plus late payment interest and statutory compensation was due and owing. The Petitioner sought an order from the High Court to wind up the affairs of ELE UK under the UK Insolvency Act of 1986. ELE UK has disputed the claim of the Petitioner and on June 11, 2020, ELE UK obtained a court order vacating the hearing on the Petition originally set for June 24, 2020. On July 24, 2020, the High Court entered an order finding that there was a genuine dispute on substantial grounds with respect to £392,761.70 of the Petitioner’s claim, and that only £68,698 plus late payment interest and statutory compensation was due and owing. The High Court further restrained the Petitioner from advertising its Winding-Up Petition until August 14, 2020 and, provided ELE UK pays the Petitioner the sums awarded under the High Court’s order, plus late payment interest and statutory compensation on or before August 14, 2020, the Petitioner’s Winding-Up Petition would be dismissed. On August 10, 2020, ELE UK filed its Notice of Appeal in which it sought permission to appeal the High Court’s ruling. On October 23, 2020, the Court denied ELE UK permission to appeal whereupon ELE UK filed an application to renew its application for permission to appeal, which renewal application would be heard at a subsequent Oral Hearing on a date not yet determined. On October 27, 2020, ELE UK filed an application with the High Court of Appeal, Royal Courts of Justice for a hearing to renew its application for permission to appeal the High Court’s order and a hearing was set for February 11, 2021. On October 30, 2020, the High Court entered a Consent Order restraining Petitioner from advertising its Winding Up Petition until ELE UK’ s Renewal Application is determined at the Oral Hearing or until further order of the Court, whichever is earlier. At a hearing held on December 16, 2020, the High Court issued an order lifting the restraint on advertising the petition for a winding up order and that the matter be listed on January 13, 2021 for winding up and awarding costs to the creditor. However, at a meeting held on January 11, 2021, the creditors of ELE UK, our wholly owned subsidiary, approved a Proposal for a Company Voluntary Arrangement under the UK Insolvency Act 1986 and the UK Insolvency Rules 2016. As a result, the Petitioner’s claims will be administered under the terms of the arrangement and, at the request of ELE UK, the hearing on its application to renew its appeal of the High Court’s order was lifted.

In the Matter of Elite Legacy Education UK Ltd., Proposal for a Company Voluntary Arrangement. At a meeting held on January 11, 2021 (“Creditors’ Meeting”), the creditors of Elite Legacy Education UK Ltd (“ELE UK”), a wholly owned subsidiary of Legacy Education Alliance, Inc. (“LEAI”), approved a Proposal for a Company Voluntary Arrangement (the “CVA”) under the UK Insolvency Act 1986 (the “IA”) and the UK Insolvency Rules 2016 (the “IR”). Under the terms of the CVA, CVR Global LLP has been appointed as Supervisor of ELE UK for the purposes of administering the Arrangement. At the Creditors Meeting, the creditors also approved a modification to the CVA whereby any tax refunds due to ELE UK would be paid to the Supervisor and made available for distribution to creditors. The Supervisor will wind down the business of ELE UK and make distributions to ELE UK’s non-student creditors in accordance with the applicable provisions of the IA and the IR, on and subject to the terms and conditions set forth in the CVA in satisfaction of the non-student creditors’ respective claims against ELE UK. During the quarter ended September 30, 2021, and pursuant to the CVA, student creditors of ELE UK were provided the opportunity to receive trainings from an independent training provider in satisfaction of their respective claims against ELE UK; as a result, all obligations of ELE UK to student creditors have been satisfied. Pursuant to the CVA, and at its conclusion, the remaining assets of ELE UK, if any, would be distributed to LEAI. As a result of the CVR, the Winding-Up Petition, CR-2020-001958, filed in the High Court of Justice, Business and Property Courts of England and Wales has been dismissed. At this time, LEAI management is unable to anticipate any distributions that would be received from ELE UK.

MANAGEMENT

Directors

Set forth in the table below is the name, age and position with the Company of each of our directors. Additional information about each of the directors is provided below the table and in “Security Ownership of Certain Beneficial Owners and Management.”

Name	Age	Position
Michel Botbol	61	Chairman of the Board of Directors and Chief Executive Officer
Barry Kostiner	50	Director and Manager of Capital Markets; Principal Financial and Accounting Officer

Michel Botbol was appointed to serve as Chairman of our Board of Directors and Chief Executive Officer on March 8, 2021. Prior to joining the company Mr. Botbol served as President of New York at Frosch International Travel, Inc. Prior to joining Frosch, Mr. Botbol was the President and Head of International at Travel and Transport. Travel and Transport acquired Ultramar in 2012, where Mr. Botbol had served in various roles, including COO and CFO. Under Mr. Botbol’s leadership, Ultramar’s revenue increased from under $70 mm to over $800 mm. Prior to Ultramar he held executive positions with the Danone Group in IT, sales, strategic planning and finance. As CFO and VP of customer service of Danone Waters of North America, Mr. Botbol grew sales from $250 mm to $800 mm via both organic and strategic M&A and led all merger and integration efforts. Mr. Botbol received a MS from Ecole Centrale Nantes and an Executive MBA from Insead School of Business.

We believe that Mr. Botbol’s qualifications to serve as a Director include his extensive experience in both domestic and international organizations where he has a proven track record of growing sales and EBITDA, streamlining operations through reengineering, and building highly skilled and motivated teams to deliver strong business results. He is particularly adept at driving revenue and growth with creative strategies, enhanced products and effective relationship building. As the only management representative on our Board of Directors, Mr. Botbol also provides leadership to the Board of Directors and its deliberations based on the insight gained from the management of the day-to-day business operation and strategic planning process.

Barry Kostiner was appointed to the Board on May 3, 2021 and has also been a Manager of Capital Markets at the Company since March 2021 and interim principal financial and accounting officer since November 8, 2021. Mr. Kostiner is serving as the Chief Executive and Chairman of Sagaliam Acquisition Corp. Additionally, Mr. Kostiner has served as the President of Legacy Tech Partners, LLC (LTP), a microcap -focused EdTech investment vehicle, since February 2021. Mr. Kostiner was the CFO of Ameri Holdings Inc. (Nasdaq: AMRH) from October 2018 through December 2020. The operations of AMRH, including its global IT services business focused on SAP with operations in both the US and India, was acquired by management, with the residual Nasdaq vehicle acquired by Enveric Biosciences (Nasdaq: ENVB), an evidence-based cannabinoid pharma company focused on palliative therapies for cancer patients. Mr. Kostiner has been a consultant to ENVB since January 2021. From May 2016 through October 2018, Mr. Kostiner was a consultant to Cypress Skilled Nursing, a healthcare facility operator and from May 2017 through October 2018 he was a consultant to LinKay Technologies Inc., an artificial intelligence incubator with a portfolio of intellectual property focused on AI and LiDAR/geospatial technology, with a research staff in India and New York. Mr. Kostiner’s 20-year career in energy includes eight years at Goldman Sachs and Merrill Lynch and their affiliates, with a focus on energy trading and portfolio management, as well as serving as the CEO of an oil & gas SPAC (Nasdaq: PGRI) from 2005 through 2009. Mr. Kostiner earned a Bachelor’s of Science degree in Electrical Engineering and a Master’s of Science in Operations Research from MIT. His thesis on the mathematics of electric industry deregulation was sponsored by Harvard’s Kennedy School of Government. Mr. Kostiner is President of, and holds a 25% membership interest in, Legacy Tech Partners, LLC, a Delaware limited liability company (“LTP”). On March 8, 2021, the Company issued a Senior Secured Convertible Debenture (“Debenture”) in the principal amount of $375 thousand to LTP.

The Board of Directors believes Mr. Kostiner’s qualification to serve as a director includes his experience in working with publicly traded companies as well as his experience and expertise in emerging growth sectors.

Executive Officers

Set forth in the table below is the name, age and position with the Company of each of our executive officers:

Name	Age	Position
Michel Botbol	61	Chief Executive Officer and Chairman of the Board of Director
Barry Kostiner	50	Director and Manager of Capital Markets; Principal Financial and Accounting Officer

See “Directors” for the biography of Michel Botbol and Barry Kostiner.

Family Relationships

There are no family relationships among our directors and executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Each of our executive officers and directors has informed us that he has not been involved in any of the events specified in clauses (1) through (8) of Regulation S-K, Item 401(f). Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates, or associates that are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics on November 10, 2014 that applies to our directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. This Code of Business Conduct and Ethics may be found on our website in the “Corporate Governance” section under the “Investors” link at www.legacyeducationalliance.com.

Additional Directors

The Certificate of Designation for the Series A Preferred provides that commencing upon the equivalent of six quarterly dividends payable on any share or shares of Series A Preferred being in default, the number of director seats of the Board of Directors shall be increased by two. Additionally, the holders of the Series A Preferred will be entitled to vote as a class for the purpose of electing two person to the Board of Directors. As of the date of this prospectus, there are no holders of Series A Preferred.

Corporate Governance

Director Nomination Process

The Nominating and Corporate Governance Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. Subject to the requirements of our Bylaws, the Nominating and Corporate Governance Committee will consider nominees for election to the Board of Directors who are recommended by stockholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations.

The Board of Directors considers several diversity factors in evaluating director candidates including, without limitation, professional experience, education, race, gender and national origin, but does not assign any particular weight or priority to any particular factor.

In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board of Directors, management, stockholders and other sources. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board of Director’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee may also assess the contributions of those directors recommended for re-election in the context of the Board of Directors evaluation process and other perceived needs of the Board of Directors.

Committees

We are not required under the Exchange Act to maintain any committees of our Board of Directors. We have formed certain committees of our board as a matter of preferred corporate practice. We have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

●	Audit Committee. The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Committee shall also oversee the Company’s systems of internal controls regarding finance, accounting, information technology, legal and regulatory compliance and ethical behavior, the audits of the Company’s financial statements, the qualifications of the accounting firm engaged as the Company’s independent auditor, and the performance of the Company’s independent auditors.

We currently do not have any members on our Audit Committee, as Mr. Harper and Mr. Sucoff recently resigned. Our Audit Committee has a written charter available on our website in the “Corporate Governance” section under the “Investors” link at www.legacyeducationalliance.com.

●	Compensation Committee. The purpose of the Compensation Committee is to oversee the Company’s compensation and benefits programs; establish, review, revise and interpret the Company’s compensation philosophy, policies and objectives; and evaluate the performance of the Company’s executive officers and set compensation levels for all executive officers, including any performance-based compensation.

We currently do not have any members on our Compensation Committee, as Mr. Harper and Mr. Sucoff recently resigned. Our Compensation Committee has a written charter available on our website in the “Corporate Governance” section under the “Investors” link at www.legacyeducationalliance.com.

●	Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to provide support for the governance role of the Board of Directors in reviewing and making recommendations on the composition of the Board of Directors, oversee the evaluation of the Board of Directors and management of the Company, periodically assess the functioning of the Board of Directors and its committees and make recommendations to the Board of Directors regarding corporate governance matters and practices. On at least an annual basis, the Nominating and Corporate Governance Committee reviews overall compensation of the Board of Director. Any changes made to the compensation of the Board of Directors resulting from these reviews requires full ratification from the Board of Directors.

We currently do not have any members on our Compensation Committee, as Mr. Harper and Mr. Sucoff recently resigned. Our Nominating and Corporate Governance Committee has a written charter available on our website at www.legacyeducationalliance.com.

Risk Oversight

The Board of Directors takes an active role in risk oversight. The Board of Directors exercises its risk oversight function through the full Board of Directors and each of its committees. The Audit Committee of the Board of Directors takes an active risk oversight role by meeting with the Company’s senior management team on a regular basis and reviewing and approving key risk policies and risk tolerances. The Audit Committee is responsible for ensuring that the Company has in place a process for identifying, prioritizing, managing, and monitoring its critical risks. Furthermore, the Board of Directors, with input from the Audit Committee, regularly evaluates our management infrastructure, including personnel competencies and technologies and communications, to ensure that key risks are being properly evaluated and managed. Finally, the Compensation Committee of the Board of Directors reviews any risks associated with the Company’s compensation practices. In the Compensation Committee’s view, our compensation policies encourage a balanced approach to risk-taking, by structuring compensation packages that includes both long-term vesting equity awards in addition to cash bonuses.

Director Independence

The Board of Directors has determined that none of our directors qualify as an “independent director”. Because our Common Stock is not currently listed on a national securities exchange, we have used the definition of independence of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an independent director is a person other than an officer or employee of the Company or any other individual having a relationship with the Company that, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be independent if:

●	The director is, or at any time during the past three years was, an employee of the Company;

●	The director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	A family member of the director is, or at any time during the past three years was, an executive officer of the Company;

●	The director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●	The director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or

●	The director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the Company’s audit.

EXECUTIVE COMPENSATION

Executive Compensation Program

Our executive compensation program is determined and proposed by our Compensation Committee and is approved by our Board of Directors. None of the Named Executive Officers is a member of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of our Chief Executive Officer in setting compensation levels for our other executive officers.

Executive Employment Agreements

Michel Botbol Employment Agreement

On March 9, 2021, the Company entered into an employment agreement, or Botbol Employment Agreement with Michel Botbol, its Chief Executive Officer, for no specific term. The Botbol Employment Agreement provides Mr. Botbol with the following compensation and benefits:

●	Annual base salary of no less than $200,000, which will increase to $260,000 upon the earlier to occur of the Spin Off (as defined below) or September 1, 2021, subject to periodic review and adjustment by the Board of Directors or the Compensation Committee;

●	Participation in any annual or long-term bonus or incentive plans maintained by the Company for its senior executives;

●	Participation in any stock option, stock ownership, stock incentive or other equity-based compensation plans maintained by the Company for its senior executives; and

●	Participation in all compensation or employee benefit plans or programs, and all benefits or perquisites, for which any member of the Company’s senior management is eligible under any existing or future Company plan or program.

The Botbol Employment Agreement further provides that if the Board determines that Mr. Botbol has engaged in gross negligence or willful misconduct in a manner that caused or contributed to the need for a material restatement of the Company’s financial results, and if the performance-based compensation paid under the Botbol Employment Agreement would have been lower if based on such restated results, then the Board of Directors and the Company may seek recoupment from Mr. Botbol of any portion of such performance-based compensation deemed appropriate.

Mr. Botbol’s employment may be terminated by either party at any time. If Mr. Botbol’s employment is terminated (i) other than for cause or (ii) upon Mr. Botbol’s death, permanent disability, or voluntary resignation, Mr. Botbol will be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that has accrued but is paid as of the date of termination, (ii) a pro rata portion of any annual incentive compensation that Mr. Botbol would have been entitled to receive and, (iii) a separation benefit in an amount equal to twenty-six (26) weeks of base salary payable in biweekly installments. If Mr. Botbol’s employment is terminated other than for cause or due to his voluntary resignation within 18 months of a “change in control” event, he will be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that has accrued but is paid as of the date of termination, (ii) a separation benefit in an amount equal to one year of base salary payable in lump sum. Mr. Botbol’s entitlement to receive any separation benefit described in this paragraph is conditioned on Mr. Botbol executing a general release satisfactory to the Company.

Under the terms of the Botbol Employment Agreement, Mr. Botbol will be subject to certain confidentiality, non-solicitation, and other restrictive covenants described in the Botbol Employment Agreement.

James E. May Employment Agreement

On September 1, 2017, the Company entered into an employment agreement, or May Employment Agreement with James E. May, then, Senior Vice President and General Counsel, and now, General Counsel, for no specific term. The Employment Agreement provides Mr. May with the following compensation and benefits:

●	Annual base salary of no less than $260,000, subject to periodic review and adjustment by the Board of Directors or the Compensation Committee;

●	Participation in any annual or long-term bonus or incentive plans maintained by the Company for its senior executives;

●	Participation in any stock option, stock ownership, stock incentive or other equity-based compensation plans maintained by the Company for its senior executives; and

●	Participation in all compensation or employee benefit plans or programs, and all benefits or perquisites, for which any member of the Company’s senior management is eligible under any existing or future Company plan or program.

The May Employment Agreement further provides that if the Board of Directors determines that Mr. May has engaged in gross negligence or willful misconduct in a manner that caused or contributed to the need for a material restatement of the Company’s financial results, and if the performance-based compensation paid under the Employment Agreement would have been lower if based on such restated results, then the Board of Directors and the Company may seek recoupment from Mr. May of any portion of such performance-based compensation deemed appropriate.

Mr. May’s employment may be terminated by either party at any time. If Mr. May’s employment is terminated (i) other than for cause or (ii) upon Mr. May’s death, permanent disability, or voluntary resignation, Mr. May will be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that has accrued but is paid as of the date of termination, (ii) a pro rata portion of any annual incentive compensation that Mr. May would have been entitled to receive and, (iii) a separation benefit in an amount equal to twenty-six (26) weeks of base salary payable in biweekly installments. If Mr. May’s employment is terminated other than for cause or his voluntary resignation within 18 months of a “change in control” event, he will be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that has accrued but is paid as of the date of termination and (ii) a separation benefit in an amount equal to one year of base salary payable in lump sum. Mr. May’s entitlement to receive any separation benefit described in this paragraph is conditioned on Mr. May executing a general release satisfactory to the Company.

Under the terms of the May Employment Agreement, Mr. May will be subject to certain confidentiality, non-solicitation, and other restrictive covenants described in the Agreement.

On March 8, 2021, in connection with his re-appointment as General Counsel, Mr. May’s annual base salary was adjusted by the Board to $180,000.

Mr. May resigned from his positions with the Company on November 4, 2021

Vanessa Guzmán-Clark Employment Agreement

On March 18, 2020, the Company entered into an employment agreement, or Guzmán-Clark Employment Agreement with Vanessa Guzmán-Clark, its Chief Financial Officer, for no specific term. The Guzmán-Clark Employment Agreement provides Ms. Guzmán-Clark with the following compensation and benefits:

●	Annual base salary of no less than $126,000, subject to periodic review and adjustment by the Board of Directors or the Compensation Committee;

●	Participation in any annual or long-term bonus or incentive plans maintained by the Company for its senior executives;

●	Participation in any stock option, stock ownership, stock incentive or other equity-based compensation plans maintained by the Company for its senior executives; and

●	Participation in all compensation or employee benefit plans or programs, and all benefits or perquisites, for which any member of the Company’s senior management is eligible under any existing or future Company plan or program.

The Guzmán-Clark Employment Agreement further provides that if the Board determines that Ms. Guzmán-Clark has engaged in gross negligence or willful misconduct in a manner that caused or contributed to the need for a material restatement of the Company’s financial results, and if the performance-based compensation paid under the Guzmán-Clark Employment Agreement would have been lower if based on such restated results, then the Board of Directors and the Company may seek recoupment from Ms. Guzmán-Clark of any portion of such performance-based compensation deemed appropriate.

Ms. Guzmán-Clark’s employment may be terminated by either party at any time. If Ms. Guzmán-Clark’s employment is terminated (i) other than for cause or (ii) upon Ms. Guzmán-Clark’s death, permanent disability, or voluntary resignation, Ms. Guzmán-Clark will be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that has accrued but is paid as of the date of termination, (ii) a pro rata portion of any annual incentive compensation that Ms. Guzmán-Clark would have been entitled to receive and, (iii) a separation benefit in an amount equal to twenty-six (26) weeks of base salary payable in biweekly installments. If Ms. Guzmán-Clark’s employment is terminated other than for cause or her voluntary resignation within 18 months of a “change in control” event, he will be entitled to receive (i) any unearned and unpaid base salary and annual incentive compensation that has accrued but is paid as of the date of termination and (ii) a separation benefit in an amount equal to one year of base salary payable in lump sum. Ms. Guzmán-Clark’s entitlement to receive any separation benefit described in this paragraph is conditioned on Ms. Guzmán-Clark executing a general release satisfactory to the Company.

Under the terms of the Guzmán-Clark Employment Agreement, Ms. Guzmán-Clark will be subject to certain confidentiality, non-solicitation, and other restrictive covenants described in the Guzmán-Clark Employment Agreement.

On March 8, 2021, Ms. Guzmán-Clark annual base salary was adjusted by the Board to $180,000.

Ms. Guzmán-Clark resigned from her positions with the Company on November 8, 2021

Role of Compensation Committee and Executive Officers in Compensation Decisions

The role of our Compensation Committee is to oversee our compensation programs and retirement plans and policies and review and approve all compensation decisions relating to the Company’s Named Executive Officers, including our Chief Executive Officer. Our Compensation Committee reviews, and in consultation with the entire Board of Directors and our Chief Executive Officer (other than with respect to his own compensation), makes all compensation decisions for the Named Executive Officers. The Compensation Committee reviews and recommends the annual compensation package of our Chief Executive Officer, the adoption of which requires the approval of the independent members of the Board of Directors.

Our Compensation Committee intends to meet with our Chief Executive Officer at least annually to review the performance of the other executive officers, receive the recommendations of the Chief Executive Officer on the executive officers’ compensation and approve their annual compensation packages. This meeting is intended to include a review by the Chief Executive Officer of the performance of each Named Executive Officer who reports directly to our Chief Executive Officer.

Setting Executive Compensation

In furtherance of the philosophy and objectives described above, in setting compensation for our executive officers, our Compensation Committee considered data obtained from the consulting firm of Pearl Meyer & Partners, in addition to other factors, to assess competitive pay levels and establish compensation targets for base salary, annual incentives and long-term incentives. The data from the Pearl Meyer & Partners surveys reflects compensation practices of companies in the education industry with annual revenue and free cash flow that are comparable to our own, and includes data for executives with responsibilities cutting across the entire enterprise, or Survey Group.

Base Salary

We provide our executive officers and other employees with a base salary designed to compensate them for the day-to-day services rendered to us during the fiscal year. Our Compensation Committee reviews each executive officer’s salary and performance annually. Market data from the Survey Group is used to determine base salary ranges for our executive officers based on the position and responsibility. An executive officer’s actual salary relative to this competitive salary range varies based on the level of his or her responsibility, experience, individual performance and internal pay-equity considerations. Specific salary increases take into account these factors and the current market for management talent. Salary increases are considered by the Compensation Committee each year.

Annual Incentive Compensation

We have an Executive Incentive Plan, or Bonus Plan for our executive officers and other participating employees. The Bonus Plan, administered by the Compensation Committee, provides that the Compensation Committee will determine the total amount of performance incentive bonuses to be paid to participants under the Bonus Plan. Bonuses are based upon specific measures of our financial performance and achievement of each participant’s agreed upon annual goals.

Specifically, the Bonus Plan provides for target bonuses as a percent of each participant’s yearly salary. The target bonuses for our executive officers are as follows:

Chief Executive Officer — 50%

Senior Executive Officers — 50%

Vice Presidents and key employees — 20% to 50%, as specified.

Junior employees may participate in the plan as designated.

Payouts under the Bonus Plan are subject to the approval of the Compensation Committee following the finalization of our annual financial results and are based upon the following metrics: (i) Total Annual Cash Sales, (ii) Overall Adjusted EBITDA, (iii) increase in Adjusted EBITDA and (iv) achievement of the participant’s individual goals.

Equity Incentive Compensation

The Company’s 2015 Incentive Plan was approved by the stockholders at our annual meeting of stockholders on July 16, 2015. The 2015 Incentive Plan reserves 5,000,000 shares of our Common Stock for stock options, restricted stock, and a variety of other types of equity awards. We believe that long-term incentive compensation programs align the interests of management, employees and the stockholders to create long-term stockholder value. We believe that equity based incentive compensation plans, such as the Incentive Plan, increase our ability to achieve this objective, and, by allowing for several different forms of long-term equity based incentive awards, help us to recruit, reward, motivate and retain talented employees and other service providers.

Discretionary Performance Bonuses

In addition to compensation available under the Bonus Plan, which are intended to compensate executives based upon specific measures of our financial performance and achievement of each participant’s agreed upon annual goals, we may also provide, on a case by case basis, discretionary transaction bonuses to executives who have accomplished goals or results of significant benefit to the Company or its stockholders not included in the Bonus Plan. Payment of such Discretionary Performance Bonuses are subject the approval of the Compensation Committee and ratification by the full Board.

Deferred Compensation Plans

We do not have a deferred compensation plan.

Retirement Benefits

We have a 401(k)-employee savings plan for eligible employees that provides for a matching contribution from us, determined each year at our discretion. The Company made matching contributions in 2020.

Medical, Dental, Life Insurance and Disability Coverage

We provide other benefits such as medical, dental and life insurance, and disability coverage to each Named Executive Officer in benefits plans that are also provided to all eligible U.S. based salaried employees. Eligible employees can purchase additional life, dependent life and accidental death and dismemberment coverage as part of their employee benefits package.

Deductibility of Executive Compensation

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for tax years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1.0 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will.

For 2020, the annual salary paid to any of our Named Executive Officers did not exceed $1.0 million. Restricted stock granted under the terms of long-term incentives are exempt as performance-based compensation for purposes of calculating the $1.0 million limit. To maintain flexibility in compensating the Named Executive Officers in a manner designed to promote varying corporate goals, the Compensation Committee reserves the right to recommend and award compensation that is not deductible under Section 162(m).

Executive Compensation Tables

The following table sets forth information regarding compensation earned by, awarded to or paid to our Named Executive Officers during the two fiscal years ended December 31, 2020 and 2019:

Summary Executive Compensation Table
For the Years Ended December 31, 2020(1) and 2019

					Stock
Name and Principal Position	Year		Salary(1) ($)	Bonus(1) ($)	Awards(2)(3) ($)	Other(4) ($)	Total ($)
James E. May	2020		188,792	—	—	17,904	206,696
General Counsel (03/08/2021 – 11/04/2021) Chief Executive Officer (06/07/2019 - 03/08/2021) Interim Chief Executive Office (01/15/2019 - 06/07/2019)	2019		289,787	—	6,148	25,813	321,748
Vanessa Guzmán-Clark	2020		145,384	—	—	15,277	160,661
Vice President and Chief Financial Officer (10/01/2019 – 11/08/2021) Senior Corporate Controller (01/28/2019 - 10/01/2019)	2019		138,539	—	3,600	16,811	158,950
Anthony C. Humpage (through 01/15/2019)	2020	(5)	17,308	—	—	8,440	25,748
Chief Executive Officer and Director	2019		378,451	—	22,588	28,956	429,995
Iain Edwards(6) (through 11/26/2019)	2019		164,840	—	6,148	17,308	188,296
Co-President
Martin Foster(6) (through 11/26/2019)	2019		179,284	—	6,148	18,825	204,257
Co-President

(1)	Due to the financial conditions of the company during each of the years presented above, and the impact of COVID-19 on the business, no bonuses were either accrued or paid to executive management. Commencing with the second quarter of 2020, executive management self-imposed a voluntary reduction of its salary for the year ended December 31, 2020.

(2)	The Company’s 2015 Incentive Plan was approved by the stockholders at our annual meeting of stockholders on July 16, 2015. The 2015 Incentive Plan reserves 5,000,000 shares of our Common Stock for stock options, restricted stock, and a variety of other types of equity awards. The text of the 2015 Incentive Plan is included in the attachment marked as Appendix B to the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 16, 2015. The financial activity pertaining to our employees and directors under the 2015 Incentive Plan is reflected in our consolidated financial statements presented herein.

(3)	Stock awards are valued based on the closing price per share on the grant date.

(4)	Includes 401(k) match, employer portion of employee’s health, vision, dental and life insurance benefits paid by the Company as part of the Company’s Employee Benefits Programs.

(5)	Wages paid during 2020 pertain to the Humpage Separation Agreement. See “Executives Employment Agreements”.

(6)	Salary and Bonus were paid in GBP, the USD values are based on an average conversion rate for the year ended December 31, 2019.

As of December 31, 2020, there were no outstanding option awards for any of our Named Executive Officers.

Potential Payments Upon Termination or Change in Control

The employment agreement with our Chief Executive Officer provides for payments upon termination without “cause”, as defined in the agreement, of six months base salary. Upon termination of the CEO’s employment without Cause within 18 months following a Change in Control (as such terms are defined in the agreement,) the CEO shall receive amounts earned by him but not yet paid as of the termination date, and one year of base salary.

The employment agreement with our Chief Financial Officer provides for payments upon termination without “cause”, as defined in the agreement, of six months base salary. Upon termination of the CEO’s employment without Cause within 18 months following a Change in Control (as such terms are defined in the agreement,) the CFO shall receive amounts earned by her but not yet paid as of the termination date, and one year of base salary.

The employment agreement with our General Counsel provides for payments upon termination without “cause”, as defined in the agreement, of six months base salary. Upon termination of the General Counsel’s employment without Cause within 18 months following a Change in Control (as such terms are defined in the agreement,) the General Counsel shall receive amounts earned by him but not yet paid as of the termination date, and one year of base salary.

Our Named Executive Officers have also signed confidentiality and non-competition agreement that applies for certain time periods following the employee’s termination of employment for any reason. The non-competition time period after termination of employment is generally one to two years.

DIRECTOR COMPENSATION

On at least an annual basis, the Nominating and Corporate Governance Committee reviews overall Board of Director’s compensation. Any changes made to Board compensation as a result of these reviews requires full ratification by the Board of Directors. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required of members of the Board of Directors.

Our employee directors do not receive any additional compensation for serving on the Board. During 2020, our only employee director was James E. May.

In addition to receiving quarterly retainers, directors have been generally eligible to receive sign-on and annual equity awards through stock or options. We have adopted an equity incentive plan that was approved by the stockholders at our annual meeting of stockholders on July 16, 2015 for equity-based incentives under the Company’s 2015 Incentive Plan.

Total compensation attributable to each non-employee director during 2020, which excludes reimbursable expenses, was as follows:

Name	Fees earned or paid in cash ($)	Stock awards(1)(2) ($)	Total ($)
Anthony C. Humpage	22,500	—	22,500
Peter Harper	60,125	4,662	64,787
Cary W. Sucoff	60,125	4,662	64,787

(1)	Each non-employee director has been granted restricted shares of common stock at varying times, half of which vest each year over a period of two years from the grant date.

(2)	Stock awards are valued based on the closing price per share on the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial common stock ownership as of November 29,  2021 (i) of each person or entity known by us to be the beneficial owner of five percent or more of our common stock, (ii) by each of our directors, Named Executive Officers and nominee for director and (iii) by all directors and executive officers as a group.

As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days.

Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights. This table is based upon information supplied to us by our Named Executive Officers, directors and principal stockholders and/or contained in reports filed by these persons with the SEC.

Name	Amount of Beneficial Ownership of Common Stock	Percent of Common Stock(1)
James E. May	881,769	*
Vanessa Guzmán-Clark(2)	335,000	*
Barry Kostiner(3)	315,000	*
All directors and executive officers as a group (5 persons)	2,863,736	5.38%
Other owners of more than 5% of outstanding Common Stock
GLD Legacy Holdings, LLC(4)	20,000,000	27.30%
Legacy Tech Partners LLC(3)	13,400,000	20.10%
Anthony C. Humpage(5)	3,969,312	7.45%
Pemberton Holdings, LLC(5)	2,842,819	5.34%
Day One, LLC(6)	2,411,368	4.53%
Ingrid Whitney(7)	2,279,799	4.28%
David S. Nagelberg(8)	2,269,254	4.26%
Ibex Microcap Fund, LLLP(9)	1,344,427	2.52%
Ibex Investors, LLC(9)	1,344,427	2.52%
Ibex Investment Holdings, LLC(9)	1,344,427	2.52%
Justin B. Borus(9)	1,351,234	2.54%
International Securities 3, LLC(7)	397,310	*
McDowell Sonoran, LLC(5)	196,000	*

*	Less than 1%

(1)	Based on 34,868,224 shares of Common Stock issued and outstanding as of November 29, 2021.

(2)	Ms. Guzmán-Clark resigned on November 8, 2021.

(3)	Represents 13,400,000 shares of our common stock underlying an outstanding 10% senior secured convertible debenture due March 8, 2022 (the “LTP Debenture”). Does not include (a) up to an additional 80,000,000 shares of our common stock that may be issued upon conversion of the LTP Debenture (assuming we borrow all amounts under the LTP Debenture) and (b) up to an additional 100,000,000 shares of our common stock underlying warrants issued or to be issued to the Selling Shareholder upon conversion of the LTP Debenture. Barry Kostiner, a member of our Board of Directors and Manager of Capital Markets, is the president of Legacy Tech Partners LLC.

(4)	Daniel Gordon has voting and dispositive control over these shares, as the 100% owner of GLD Management, Inc., the General Partner of GLD Partners, LP, sole member of GLD Legacy Holdings, LLC. Represents 20,000,000 shares of our common stock underlying an outstanding debenture held by the Selling Shareholder (the “GLD Debenture”). Does not include up to 20,000,000 shares of our common stock underlying warrants that would be issued to the Selling Shareholder upon the conversion of the GLD Debenture.

(5)	The shares of Pemberton Holdings, LLC and McDowell Sonoran LLC are beneficially owned by Anthony C. Humpage. The address of Pemberton Holdings LLC and McDowell Sonoran LLC is 3225 McLeod Drive, Suite 100, Las Vegas, NV 89121.

(6)	Based on information available from the Company’s Record Shareholder list as of November 29, 2021. Upon information and belief, the shares of Day One, LLC and International Securities 3, LLC are beneficially owned by Russell A. Whitney. The address of Day One LLC and International Securities 3 LLC is 4818 Coronado Parkway, Cape Coral, FL 33904.

(7)	Upon information and belief based on information available from the Company’s Record Shareholder list as of November 29, 2021. The address of Ingrid Whitney is 232 Bayshore Dr., Cape Coral, FL 33904.

(8)	The address of David Nagelberg is c/o Thompson Hine LLP, 335 Madison Avenue, 12th Floor, New York, New York, 10017.

(9)	Based on the Schedule 13G jointly filed by Justin B. Boris, Ibex Investors LLC, Ibex Microcap Fund LLLP and Ibex Investment Holdings LLC on 1/15/2021. The address of each reporting person is c/o Ibex Investors LLC, 260 N. Josephine, Suite 300, Denver, Colorado 80206.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has adopted a written policy for the review and the approval or ratification of any related person transaction. Under the policy, a “related person” is any (1) director, nominee for director or executive officer of the Company and any Immediate Family Member of such person, and (2) any holder of 5% or more of any class of outstanding equity securities of the Company and any Immediate Family Member such person. The policy defines an “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may reasonably be expected to exceed $120,000 in any calendar year, (2) the Company or its subsidiaries or affiliates is a participant, and (3) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

The policy requires the Audit Committee to review the material facts of all Interested Transactions that require the Committee’s approval and either approve or disapprove of the entry into the Interested Transaction, subject to certain exceptions described in the Policy.

Since January 1, 2020, there have been no transactions between the Company and its executive officers, directors, nominees, principal stockholders and other related parties involving amounts in excess of $120,000. There are currently no proposed transactions of the type mentioned in the preceding sentence.

LEGAL MATTERS

The validity of the shares of common stock covered by this prospectus will be passed upon by Ruskin Moscou Faltischek, PC, Uniondale, NY.

EXPERTS

The consolidated financial statements of the Company for the fiscal years ended December 31, 2020 and 2019 have been audited by MaloneBailey, LLP, our independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under Nevada Law and our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

The Securities and Exchange Commission’s position on indemnification of officers, directors and control persons under the Securities Act by the Company is as follows:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the rules of the Securities and Exchange Commission, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual and current reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by Legacy Education Alliance, Inc. can be read and copied at the Commission’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. We will provide to the record holders of our securities a copy of our annual reports containing audited financial statements and such periodic and quarterly reports free of charge upon request. The Commission also maintains a website that contains reports, proxy statements, information statements and other information located at http://www.sec.gov. This prospectus does not contain all the information required to be in the registration statement (including the exhibits), which we have filed with the Commission under the Securities Act and to which reference is made in this prospectus.

Legacy Education Alliance, Inc.

LEGACY EDUCATION ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share data)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$690	$1,500
Restricted cash	624	1,180
Deferred course expenses	280	1,167
Prepaid expenses and other current assets	511	1,578
Inventory	1	10
Discontinued operations current assets	—	820
Total current assets	2,106	6,255
Property and equipment, net	—	4
Right-of-use assets	26	45
Other assets	6	6
Discontinued operations-other assets	33	34
Total assets	$2,171	$6,344
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,451	$1,762
Royalties payable	110	113
Accrued course expenses	266	277
Accrued salaries, wages and benefits	80	73
Operating lease liability, current portion	26	25
Other accrued expenses	3,164	3,888
Deferred revenue	4,302	10,382
Short-term related party debt, net of unamortized debt discount of $26	20	—
Current portion of long-term debt, net of unamortized debt discount of $0	1,018	—
Discontinued operations-current liabilities	9,809	11,286
Total current liabilities	20,246	27,806
Long-term debt, net of current portion and net of unamortized debt discount of $492	1,908	1,900
Deferred tax liability, net	1,513	134
Other long-term liabilities	—	120
Operating lease liability, net of current portion	—	20
Total liabilities	23,667	29,980
Commitments and contingencies (Note 13)
Stockholders’ deficit:
Preferred stock, $0.0001 par value, 20,000,000 shares authorized, none issued	—	—
Common stock, $0.0001 par value; 200,000,000 authorized; 33,262,697 and 23,279,197 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	3	2
Additional paid-in capital	12,896	11,564
Cumulative foreign currency translation adjustment	803	416
Accumulated deficit	(35,198)	(35,618)
Total stockholders’ deficit	(21,496)	(23,636)
Total liabilities and stockholders’ deficit	$2,171	$6,344

See Notes to Unaudited Consolidated Financial Statements

LEGACY EDUCATION ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$1,379	$7,439	$7,361	$21,564

Operating costs and expenses:
Direct course expenses	675	1,234	1,899	5,077
Advertising and sales expenses	729	64	1,343	1,977
Royalty expenses	—	9	—	68
General and administrative expenses	1,172	1,129	3,568	3,607
Total operating costs and expenses	2,576	2,436	6,810	10,729
Income (loss) from operations	(1,197)	5,003	551	10,835

Other income (expense):
Interest expense, net	(35)	(105)	(421)	(208)
Other income (expense), net	9	(16)	6	(23)
Gain on forgiveness of PPP Loan	910	—	910	—
Total other income (expense), net	884	(121)	495	(231)
Income (loss) from continuing operations before income taxes	(313)	4,882	1,046	10,604
Income tax (expense) benefit	118	(926)	(797)	(1,921)
Net income (loss) from continuing operations	(195)	3,956	249	8,683
Income from discontinued operations	—	733	171	2,842
Net income from discontinued operations	—	$733	$171	2,842
Net income (loss)	$(195)	$4,689	$420	$11,525

Basic earnings (loss) per common share - continuing operations	$(0.01)	$0.17	$0.02	$0.38
Basic earnings (loss) per common share - discontinued operations	—	$0.03	0.00	0.12
Basic earnings (loss) per common share	$(0.01)	$0.20	$0.02	$0.50

Diluted earnings (loss) per common share - continuing operations	$(0.01)	$0.17	$0.01	$0.37
Diluted earnings (loss) per common share - discontinued operations	—	0.03	0.00	0.12
Diluted earnings (loss) per common share	$(0.01)	$0.20	$0.01	$0.49

Basic weighted average common shares outstanding	33,064	23,138	26,373	23,046
Diluted weighted average common shares outstanding	33,064	23,252	41,776	23,192

Comprehensive income:
Net income (loss)	$(195)	$4,689	$420	$11,525
Foreign currency translation adjustments, net of tax of $0	336	(704)	387	524
Total comprehensive income	$141	$3,985	$807	$12,049

See Notes to Unaudited Consolidated Financial Statements

LEGACY EDUCATION ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(Unaudited)

(In thousands)

				Cumulative foreign
			Additional	currency		Total
	Common stock		paid-in	translation	Accumulated	stockholders’
	Shares	Amount	capital	adjustment	deficit	deficit
Balance at December 31, 2019	23,163	$2	$11,552	$710	$(51,627)	$(39,363)
Share-based compensation expense	—	—	6	—	—	6
Foreign currency translation adjustment, net of tax of $0	—	—	—	1,910	—	1,910
Net Income	—	—	—	—	3,033	3,033
Balance at March 31, 2020	23,163	$2	$11,558	$2,620	$(48,594)	$(34,414)
Share-based compensation expense	—	—	8	—	—	8
Foreign currency translation adjustment, net of tax of $0	—	—	—	(682)	—	(682)
Net Income	—	—	—	—	3,803	3,803
Balance at June 30, 2020	23,163	$2	$11,566	$1,938	$(44,791)	$(31,285)
Share-based compensation expense	—	—	9	—	—	9
Issuance of common stock	180	—	—	—	—	—
Foreign currency translation adjustment, net of tax of $0	—	—	—	(704)	—	(704)
Net Income	—	—	—	—	4,689	4,689
Balance at September 30, 2020	23,343	$2	$11,575	$1,234	$(40,102)	$(27,291)

				Cumulative foreign
			Additional	currency		Total
	Common stock		paid-in	translation	Accumulated	stockholders’
	Shares	Amount	capital	adjustment	deficit	deficit
Balance at December 31, 2020	23,279	$2	$11,564	$416	$(35,618)	$(23,636)
Beneficial conversion feature for senior secured convertible debenture – related party	—	—	375	—	—	375
Foreign currency translation adjustment, net of tax of $0	—	—	—	103	—	103
Net Income	—	—	—	—	253	253
Balance at March 31, 2021	23,279	$2	$11,939	$519	$(35,365)	$(22,905)
Common stock and warrants issued for notes payable to related party from conversion of senior secured convertible debt – related party debt discount	7,084	1	354	—	—	355
Beneficial conversion feature for senior secured convertible debenture – related party	—	—	21	—	—	21
Share-based compensation expense	2,585	—	31	—	—	31
Foreign currency translation adjustment, net of tax of $0	—	—	—	(52)	—	(52)
Net Income	—	—	—	—	362	362
Balance at June 30, 2021	32,948	$3	$12,345	$467	$(35,003)	$(22,188)
Share-based compensation expense	315	—	51	—	—	51
Beneficial conversion feature for senior secured convertible debenture	—	—	500	—	—	500
Foreign currency translation adjustment, net of tax of $0	—	—	—	336	—	336
Net Loss	—	—	—	—	(195)	(195)
Balance at September 30, 2021	33,263	$3	$12,896	$803	$(35,198)	$(21,496)

See Notes to Unaudited Consolidated Financial Statements

LEGACY EDUCATION ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$420	$11,525
Less net income from discontinued operations	171	2,842
Net income from continuing operations	$249	$8,683
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4	47
Non-cash lease expense	20	22
Gain on the sale of fixed assets and investment property	—	(33)
Share-based compensation	82	23
Amortization of debt discount	376	—
Gain on debt extinguishment (PPP loan forgiveness)	(910)	—
Deferred income taxes	1,469	(476)

Changes in operating assets and liabilities:
Deferred course expenses	875	3,086
Prepaid expenses and other receivable	481	8,603
Inventory	9	33
Other assets	—	24
Accounts payable-trade	(412)	166
Royalties payable	(11)	(15)
Accrued course expenses	(10)	(187)
Accrued salaries, wages and benefits	8	(379)
Operating lease liability	(20)	(15)
Other accrued expenses	(449)	(6,449)
Deferred revenue	(5,990)	(18,253)
Net cash used in operating activities - continuing operations	(4,229)	(5,120)
Net cash (used in) provided by operating activities - discontinued operations	(41)	43
Net cash used in operating activities	(4,270)	(5,077)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investment property	—	370
Net cash provided by investing activities - continuing operations	—	370
Net cash used in investing activities - discontinued operations	—	—
Net cash provided by investing activities	—	370

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on debt	(8)	(500)
Proceeds from issuance of debt	—	2,900
Proceeds from borrowing Paycheck Protection Program loan	1,900	—
Proceeds from debentures including related parties	900	—
Net cash provided by financing activities - continuing operations	2,792	2,400
Net cash provided by financing activities - discontinued operations	—	—
Net cash provided by financing activities	2,792	2,400
Effect of exchange rate differences on cash	98	(771)
Net decrease in cash and cash equivalents and restricted cash	(1,380)	(3,078)
Cash and cash equivalents and restricted cash, beginning of period, including cash in discontinued operations	$2,694	$6,228
Cash and cash equivalents and restricted cash, end of period	$1,314	$3,150

Supplemental disclosures:
Cash paid during the period for interest	$—	$107
Cash received the period for income taxes, net of payments	$(85)	$—

Supplemental disclosure of non-cash activity:
Supplemental non-cash amounts of lease liabilities arising from obtaining right-of-use assets/(decrease) of lease liability due to cancellation of leases	$—	$(34)
Common stock and warrants issued from conversion of senior convertible debenture – related party	$355	$—
Initial recognition of beneficial conversion feature for senior secured convertible debt	$896	$—
Note payable issued for insurance policy financing	$26	$—

See Notes to Unaudited Consolidated Financial Statements

LEGACY EDUCATION ALLIANCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 - General

Business Description.

We are a provider of practical, high-quality, and value-based educational training on the topics of personal finance, entrepreneurship, real estate, and financial markets investing strategies and techniques. Our programs are offered through a variety of formats and channels, including free workshops, basic trainings, forums, telephone mentoring, one-on-one mentoring, coaching and e-learning. During the nine months ended September 30, 2021, we marketed our products and services under our Building Wealth with LegacyTM brand. During the year ended December 31, 2020, we marketed our products and services under two brands: Building Wealth with LegacyTM; and Homemade Investor by Tarek El MoussaTM.

Our students pay for their courses in full up-front or through payment agreements with independent third parties. Under United States of America generally accepted accounting principles (“U.S. GAAP”), we recognize revenue upon the earlier of (i) when our students take their courses or (ii) the term for taking their courses expire, both of which could be several quarters after the student purchases a program and pays the fee. We recognize revenue immediately when we sell (i) our proprietary products delivered at time of sale and (ii) products fulfilled by third parties. Our symposiums and forums combine multiple advanced training courses in one location, allowing us to achieve certain economies of scale that reduce costs and improve margins while also accelerating U.S. GAAP revenue recognition, while at the same time, enhancing our students’ experience, particularly, for example, through the opportunity to network with other students.

We also provide a richer experience for our students through one-on-one mentoring (two to three days in length, on site or remotely, although we temporarily suspended providing on-site mentorships as a result of the COVID-19 pandemic) and telephone mentoring (10 to 16 weekly one-on-one or one-on-many telephone sessions). Mentoring involves a subject matter expert interacting with the student, for example, through his or her first real estate transaction. During the third quarter of 2021, we resumed providing on-site mentorships on a limited basis.

We were founded in 1996, and through a reverse merger, became a publicly-held company in November 2014.

Historically, our operations have relied heavily on our and our students’ ability to travel and attend live events where large groups of people gather in local markets within each of the segments in which we operate. In March 2020, as a result of the COVID-19 pandemic, and the resulting worldwide restrictions on travel and social distancing, we temporarily ceased conducting live sales and fulfillment and furloughed substantially all of our employees. We resumed online operations in July 2020, and live operations on a limited basis in November 2020. The Company expects to conduct additional live events as lockdown restrictions continue to ease and hopes to return to a normal schedule over the coming months. The Company will continue following strict safety protocols at the live events. We have simplified our product offerings and restructured our compensation program with respect to both employees and independent contractors to reduce costs and improve margins, but there can be no assurances that the Company will be effective in selling its products and services, or what the impact of such activities will have on our financial performance. We are not able to fully quantify the impact that these factors will have on our financial results, but expect developments related to COVID-19 to continue to affect the Company’s financial performance in 2021 and beyond.

Our operations are managed through three operating segments: (i) North America, (ii) United Kingdom, and (iii) Other Foreign Markets.

Since January 1, 2020, we have operated under two brands:

●	Building Wealth with LegacyTM: provides practical, high-quality and value-based educational training on the topics of personal finance, entrepreneurship, real estate, financial markets and investing strategies and techniques. This training program encompasses hands-on experience and the true spirit of investing from beginner to educated investor. In the fourth quarter of 2020, the Company began transitioning to its proprietary brand name Building Wealth with LegacyTM. During the nine months ended September 30, 2021, we marketed our products and services exclusively under this brand.

●	Homemade Investor by Tarek El MoussaTM introduces people to the investor mindset, real estate investing strategies, and ways to generate cash flow that are designed to help build a foundation of knowledge for their financial goals. Homemade Investor events offered free workshops nationwide, 3-day trainings and large stage events with Tarek presenting as the keynote speaker, all selling into our advanced training products. In November 2020, we suspended conducting Homemade Investor by Tarek El MoussaTM sales events to focus on developing our proprietary Building Wealth with LegacyTM brand.

Basis of Presentation.

The terms “Legacy Education Alliance, Inc.,” the “Company,” “we,” “our,” “us” or “Legacy” as used in this report refer collectively to Legacy Education Alliance, Inc., a Nevada corporation (“Legacy”), the registrant, which was formerly known as Priced In Corp., and, unless the context otherwise requires, together with its wholly-owned subsidiary, Legacy Education Alliance Holdings, Inc., a Colorado corporation, other operating subsidiaries and any predecessor of Legacy Education Alliance Holdings, Inc. including Tigrent Inc., a Colorado corporation. All intercompany balances and transactions have been eliminated in consolidation. As discussed in Note 4 “Discontinued Operations”, the sale of the assets and deferred revenues of Legacy Education Alliance International Ltd (Legacy UK), and liquidations of Legacy Education Alliance Hong Kong Limited (Legacy HK), Legacy Education Alliance Australia Pty, Ltd. (Legacy Australia) and Tigrent Learning Canada, Inc. (Tigrent Canada) are reflected as discontinued operations in the consolidated financial statements.

The accompanying unaudited Consolidated Financial Statements presented in this report are for us and our consolidated subsidiaries, each of which is a wholly-owned subsidiary. All significant intercompany transactions have been eliminated. These interim financial statements should be read in conjunction with the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly our results of operations and financial position. Amounts reported in our Consolidated Statements of Operations and Comprehensive income are not necessarily indicative of amounts expected for the respective annual periods or any other interim period.

Reclassification.

We have reclassified certain amounts in our prior-period financial statements to conform to the current period’s presentation.

Significant Accounting Policies.

Our significant accounting policies have been disclosed in Note 2 - Significant Accounting Policies in our most recent Annual Report on Form 10-K. There have been no changes to our accounting policies disclosed therein, except for those discussed in Note 2 - New Accounting Pronouncements, - “Accounting Standards Adopted in the Current Period.”

Going Concern.

The accompanying consolidated financial statements and notes have been prepared assuming we will continue as a going concern. For the nine months ended September 30, 2021, we had an accumulated deficit, a working capital deficit and a negative cash flow from operating activities. These circumstances raise substantial doubt as to our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate profits by expanding current operations as well as reducing our costs and increasing our operating margins, and to sustain adequate working capital to finance our operations. The failure to achieve the necessary levels of profitability and cash flows would be detrimental to us. The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Use of Estimates.

Conformity with GAAP requires the use of estimates and judgments that affect the reported amounts in our consolidated financial statements and accompanying notes. These estimates form the basis for judgments we make about the carrying values of our assets and liabilities, which are not readily apparent from other sources. We base our estimates and judgments on historical information and on various other assumptions that we believe are reasonable under the circumstances. GAAP requires us to make estimates and judgments in several areas, including, but not limited to, those related to deferred revenues, reserve for breakage, deferred costs, revenue recognition, commitments and contingencies, fair value of financial instruments, useful lives of property and equipment, right-of-use assets, and income taxes. These estimates are based on management’s knowledge about current events and expectations about actions we may undertake in the future. Actual results could differ materially from those estimates.

Cash and Cash Equivalents.

We consider all highly liquid instruments with an original maturity of three months or less to be cash or cash equivalents. We continually monitor and evaluate our investment positions and the creditworthiness of the financial institutions with which we invest and maintain deposit accounts. When appropriate, we utilize Certificate of Deposit Account Registry Service (CDARS) to reduce banking risk for a portion of our cash in the United States. A CDAR consists of numerous individual investments, all below the FDIC limits, thus fully insuring that portion of our cash. On September 30, 2021, and December 31, 2020, we did not have a CDAR balance.

Restricted Cash.

Restricted cash balances consist primarily of funds on deposit with credit card and other payment processors. These balances do not have the benefit of federal deposit insurance and are subject to the financial risk of the parties holding these funds. Restricted cash balances held by credit card processors are unavailable to us unless, and for a period of time after, we discontinue the use of their services. Because a portion of these funds can be accessed and converted to unrestricted cash in less than one year in certain circumstances, that portion is considered a current asset. Restricted cash is included with cash and cash equivalents in our consolidated statements of cash flows.

Deposits with Credit Card Processors.

The deposits with our credit card processors are held due to arrangements under which our credit card processors withhold credit card funds to cover charge backs in the event we are unable to honor our commitments. These deposits are included in restricted cash on our consolidated balance sheet.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts in the consolidated cash flow statements:

	September 30,	December 31,
	2021	2020
	(in thousands)
Cash and cash equivalents	$690	$1,500
Restricted cash	624	1,180
Total cash, cash equivalents, and restricted cash shown in the cash flow statement	$1,314	$2,680

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in convertible instruments in accordance with ASC 815 “Derivatives and Hedging Activities”.

Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company accounts for convertible instruments (when it has been determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: The Company records when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt.

Stock Warrants.

The Company accounts for stock warrants as equity in accordance with ASC 480 – Distinguishing Liabilities from Equity. Stock warrants are accounted for a derivative in accordance with ASC 815 – Derivatives and Hedging, if the stock warrants contain other terms that could potentially require “net cash settlement” and therefore, do not meet the scope exception for treatment as a derivative.

Income Tax in Interim Periods.

We conduct operations in separate legal entities in different jurisdictions. As a result, income tax amounts are reflected in these consolidated financial statements for each of those jurisdictions. Tax laws and tax rates vary substantially in these jurisdictions and are subject to change based on the political and economic climate in those countries. We file our tax returns in accordance with our interpretations of each jurisdiction’s tax laws. We record our tax provision or benefit on an interim basis using the estimated annual effective tax rate. This rate is applied to the current period ordinary income or loss to determine the income tax provision or benefit allocated to the interim period.

We record our interim provision for income taxes by applying our estimated annual effective tax rate to our year-to-date pre-tax income and adjusting for discrete tax items recorded in the period. Deferred income taxes result from temporary differences between the reporting of amounts for financial statement purposes and income tax purposes. These differences relate primarily to different methods used for income tax reporting purposes, including for depreciation and amortization, warranty and vacation accruals, and deductions related to allowances for doubtful accounts receivable and inventory reserves. Our provision for income taxes includes current federal and state income tax expense, as well as deferred federal and state income tax expense.

Losses from jurisdictions for which no benefit can be realized and the income tax effects of unusual and infrequent items are excluded from the estimated annual effective tax rate. Valuation allowances are provided against the future tax benefits that arise from the losses in jurisdictions for which no benefit can be realized. The effects of unusual and infrequent items are recognized in the impacted interim period as discrete items.

The estimated annual effective tax rate may be affected by nondeductible expenses and by our projected earnings mix by tax jurisdiction. Adjustments to the estimated annual effective income tax rate are recognized in the period during which such estimates are revised.

We have established valuation allowances against our deferred tax assets, including net operating loss carryforwards and income tax credits. Valuation allowances take into consideration our expected ability to realize these deferred tax assets and reduce the value of such assets to the amount that is deemed more likely than not to be realizable. Our ability to realize these deferred tax assets is dependent on achieving our forecast of future taxable operating income over an extended period of time. We review our forecast in relation to actual results and expected trends on a quarterly basis. A change in our valuation allowance would impact our income tax expense/benefit and our stockholders’ deficit and could have a significant impact on our results of operations or financial condition in future periods.

Discontinued Operations.

ASC 205-20-45, “Presentation of Financial Statements Discontinued Operations” requires discontinued operations to be reported if the disposal of a business component represents a strategic shift that has a major effect on an entity’s operations and financial reports. We have determined that the sale of the assets and deferred revenues of Legacy UK, and liquidations of Legacy HK, Legacy Australia and Tigrent Canada meet this criterion. Accordingly, the assets, deferred revenues, and income statement of these entities were transferred to discontinued operations to close out the business. See Note 4 – “Discontinued Operations”, for additional disclosures regarding these entities.

Note 2 - New Accounting Pronouncements

Accounting Standards Adopted in the Current Period.

We have implemented all new accounting pronouncements that are in effect and that management believes would materially affect our financial statements.

Recently Issued Accounting Pronouncements.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06 – Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) – Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies the guidance on the issuer’s accounting for convertible debt instruments by removing the separation models for (1) convertible debt with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature. As a result, entities will not separately present in equity an embedded conversion feature in such debt. Instead, they will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. The elimination of these models will reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument that was within the scope of those models before the adoption of ASU 2020-06. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share, and the treasury stock method will be no longer available. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2023, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020-06 on its consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” The amendments provide optional guidance for a limited time to ease the potential burden in accounting for reference rate reform. The new guidance provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts and hedging relationships that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued due to reference rate reform. These amendments are effective immediately and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2022. The application of this guidance will not have a material impact on our financial statements.

In 2019, the FASB issued ASU No. 2019-12, “Income Taxes: Simplifying the Accounting for Income Taxes.” This standard simplifies the accounting and disclosure requirements for income taxes by clarifying existing guidance to improve consistency in application of ASC 740. This standard also removed the requirement to calculate income tax expense for the stand-alone financial statements of wholly owned subsidiaries. The guidance will be effective for fiscal years and interim periods beginning after December 15, 2020. Different components of the guidance require retrospective, modified retrospective or prospective adoption, and early adoption is permitted. We adopted this guidance in the first quarter of 2021, and the impact on our financial statements was not material.

Note 3 - Share-Based Compensation

We account for share-based awards under the provisions of ASC 718, “Compensation—Stock Compensation.” Accordingly, share-based compensation cost is measured at the grant date based on the fair value of the award and we expense these costs using the straight-line method over the requisite service period.

Share-based compensation expenses related to our restricted stock grants were $51.0 thousand and $9.0 thousand for the three months ended September 30, 2021 and 2020, respectively, and $82.0 and $23.0 thousand for the nine months ended September 30, 2021 and 2020, respectively, which are reported as a separate line item in the consolidated statements of changes in stockholders’ deficit.

On April 20, 2021, pursuant to the 2015 Incentive Plan, we awarded a total of 945,000 shares of restricted stock to senior management, which are subject to a two-year or three-year cliff vesting, a total of 790,000 shares of restricted stock to key employees, which are subject to a three-year cliff vesting, and a total of 550,000 shares of restricted stock to the independent members of the Board of Directors, which are subject to a two-year cliff vesting. We also granted 300,000 shares of restricted stock to external consultants, which were fully vested at the grant date. The grant date price per share was $0.0631 for a total grant date fair value of $163.1 thousand.

On August 27, 2021, we granted 315,000 shares of restricted stock to external consultants, which were fully vested at the grant date. The grant date price per share was $0.10 for a total grant date fair value of $31.5 thousand.

Note 4 - Discontinued Operations

On January 27, 2021, Legacy Education Alliance Australia PTY Limited (“LEA Australia”), a wholly owned subsidiary of Legacy Education Alliance, Inc. (“LEAI”), appointed Brent Leigh Morgan and Christopher Stephen Bergin, both of the firm of Rodgers Reidy, 326 William Street, Melbourne VIC 3000 Australia, as Joint and Several Liquidators of LEA Australia, to supervise a Creditors Voluntary Liquidation of LEA Australia. Subject to the approval of the creditors of LEA Australia at a meeting held on February 23, 2021, AEDT (February 22, 2021, EST), the Joint Liquidators will wind down the business of LEA Australia and make distributions, if any, to its creditors in accordance with the applicable provisions of the Australian Corporations Act of 2001. The first meeting of creditors of LEA Australia was held on February 24, 2021, (AEDT), at which no resolutions were proposed by the creditors, no nominations for a Committee of Inspection were made, and no alternative liquidator was proposed.

On March 2, 2021, Legacy Education Alliance Holdings, Inc. the sole shareholder of Legacy Education Alliance Hong Kong Limited (“LEA Hong Kong”), a subsidiary of the Company, adopted a resolution to wind up voluntarily the affairs of LEA Hong Kong and to appoint Cosimo Borrelli and Li Chung Ngai (also known as Anson Li), both of Borrelli Walsh Limited, Level 17, Tower 1, Admiralty Centre, 18 Harcourt Road, Hong Kong as Joint and Several Liquidators of LEA Hong Kong. At a meeting of the creditors of LEA Hong Kong held on March 2, 2021, the creditors similarly approved the voluntary winding up of LEA Hong Kong and the appointment of Cosimo Borrelli and Li Chung Ngai (also known as Anson Li), as Joint and Several Liquidators. The Joint and Several Liquidators will wind up the business of LEA Hong Kong and make distributions, if any, to its creditors in accordance with the applicable provisions of the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong.

On March 7, 2021, Tigrent Learning Canada Inc. (“Tigrent Canada”), a wholly owned subsidiary of Legacy Education Alliance, Inc., filed an assignment in bankruptcy under section 49 of the Canada Bankruptcy and Insolvency Act (the “Act”) in the Office of the Superintendent of Bankruptcy Canada, District of Ontario, Division of Toronto, Court No. 31-2718213. Also on March 7, 2021, A. Farber & Partners was appointed trustee of the estate of Tigrent Canada. The trustee will wind down the business of Tigrent Canada and make distributions, if any, to its creditors in accordance with the applicable provisions of the Act. At the First Meeting of Creditors held on March 23, 2021, the creditors of Tigrent Canada approved the appointment of A. Farber & Partners as trustee of the estate of Tigrent Canada.

On October 28, 2019, four creditors of Legacy Education Alliance International Ltd. (“Legacy UK”), one of our UK subsidiaries, obtained an order from the High Court of Justice, Business and Property Courts of England and Wales (the “English Court”) with respect to the business and affairs of Legacy UK. Pursuant to the Administration Order of November 15, 2019, from the English Court, the two individuals appointed as administrators engaged a third-party to market Legacy UK’s business and assets for sale to one or more third parties. On November 26, 2019, Legacy UK’s assets and deferred revenues sold for £300 thousand (British pounds) to Mayflower Alliance LTD. We did not receive any proceeds from the sale of Legacy UK. Further details, including the resolution of claims and liabilities, and other information regarding the administration may not be forthcoming for several months. The impact of this transaction is reflected as a discontinued operation in the consolidated financial statements.

The major classes of assets and liabilities of the entities classified as discontinued operations were as follows:

	September 30,	December 31,
	2021	2020
	(in thousands)
Major classes of assets
Cash and cash equivalents	$—	$14
Deferred course expenses	—	806
Discontinued operations-current assets	—	820
Other assets	33	34
Total major classes of assets - discontinued operations	$33	$854
Major classes of liabilities
Accounts payable	$3,627	$3,698
Accrued course expenses	585	593
Other accrued expenses	437	1,582
Deferred revenue	5,160	5,413
Total major classes of liabilities - discontinued operations	$9,809	$11,286

The financial results of the discontinued operations are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands)
Revenue	$—	$1,742	$40	$5,522
Total operating costs and expenses	—	764	907	2,436
(Loss) income from discontinued operations	—	978	(867)	3,086
Other expense, net	—	3	(80)	4
Income tax benefit (expense)	—	(248)	1,118	(248)
Net income from discontinued operations	$—	$733	$171	$2,842

Note 5 - Earnings Per Share (“EPS”)

Basic EPS is computed by dividing net income (loss) by the basic weighted-average number of shares outstanding during the period.

Diluted EPS is computed by dividing net income by the diluted weighted-average number of shares outstanding during the period and, accordingly, reflects the potential dilution that could occur if securities or other agreements to issue common stock, such as stock options, were exercised, settled or converted into common stock and were dilutive. The diluted weighted-average number of shares used in our diluted EPS calculation is determined using the treasury stock method for stock options and warrants, and the if-converted method for convertible notes. Under the if-converted method, the convertible notes are assumed to have been converted at the beginning of the period or at time of issuance, if later, and the resulting common shares are included in the denominator. For periods in which we recognize losses, the calculation of diluted loss per share is the same as the calculation of basic loss per share.

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock awards, are considered to be participating securities, and therefore, the two-class method is used for purposes of calculating EPS. Under the two-class method, a portion of net income is allocated to these participating securities and is excluded from the calculation of EPS allocated to common stock. Our restricted stock awards are subject to forfeiture and restrictions on transfer until vested and have identical voting, income and distribution rights to the unrestricted common shares outstanding.

Our weighted average unvested restricted stock awards outstanding were 2,328,043 and 114,282 for the three months ended September 30, 2021, and 2020, respectively, and 1,438,505 and 146,109 for the nine months ended September 30, 2021, and 2020, respectively.

Weighted average unvested restricted stock awards outstanding for the three months ended September 30, 2021 were not included in the computation of our diluted EPS, as inclusion would have been anti-dilutive, however for the three months ended September 30, 2020 and nine months ended September 30, 2021 and 2020, they were included as they would have been dilutive.

The calculations of basic and diluted EPS are as follows:

	Three Months Ended September 30, 2021			Three Months Ended September 30, 2020
		Weighted			Weighted
		Average	Loss		Average	Earnings
	Net	Shares	Per	Net	Shares	Per
	Loss	Outstanding	Share	Income	Outstanding	Share
	(in thousands, except per share data)			(in thousands, except per share data)
Basic:
As reported	$(195)	33,064		$4,689	23,252
Amounts allocated to unvested restricted shares	—	—		(23)	(114)
Amounts available to common stockholders	$(195)	33,064	$(0.01)	$4,666	23,138	$0.20
Diluted:
Amounts allocated to unvested restricted shares	—	—		23	114
Amounts reallocated to unvested restricted shares	—	—		(23)	—
Amounts available to stockholders and assumed conversions	$(195)	33,064	$(0.01)	$4,666	23,252	$0.20

	Nine Months Ended September 30, 2021			Nine Months Ended September 30, 2020
		Weighted			Weighted
		Average	Earnings		Average	Earnings
	Net	Shares	Per	Net	Shares	Per
	Income	Outstanding	Share	Income	Outstanding	Share
	(in thousands, except per share data)			(in thousands, except per share data)
Basic:
As reported	$420	27,812		$11,525	23,192
Amounts allocated to unvested restricted shares and warrants	(22)	(1,439)		(73)	(146)
Amounts available to common stockholders	$398	26,373	$0.02	$11,452	23,046	$0.50
Diluted:
Amounts allocated to unvested restricted shares	23	1,439		73	146
Stock warrants	—	3,964		—	—
Incremental shares to be issued for convertible note	31	10,000		—	—
Amounts reallocated to unvested restricted shares	(23)	—		(73)	—
Amounts available to stockholders and assumed conversions	$429	41,776	$0.01	$11,452	23,192	$0.49

Note 6 - Fair Value Measurements

ASC 820, “Fair Value Measurements and Disclosures” defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements of fair value measurements. ASC 820 requires entities to, among other things, maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions.

In accordance with ASC 820, these two types of inputs have created the following fair value hierarchy:

●	Level 1 - Inputs that are quoted prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability, including:

●	Quoted prices for similar assets or liabilities in active markets

●	Quoted prices for identical or similar assets or liabilities in markets that are not active

●	Inputs other than quoted prices that are observable for the asset or liability

●	Inputs that are derived principally from or corroborated by observable market data by correlation or other means; and

●	Level 3 - Inputs that are unobservable and reflect our assumptions used in pricing the asset or liability based on the best information available under the circumstances (e.g., internally derived assumptions surrounding the timing and amount of expected cash flows).

As of September 30, 2021 and December 31, 2020, the Company does not have any financial assets or liabilities measured and recorded at fair value on its consolidated balance sheet on a recurring basis.

Financial Instruments. Financial instruments consist primarily of cash and cash equivalents, accounts payable, deferred course expenses, accrued expenses, deferred revenue, and debt. U.S. GAAP requires the disclosure of the fair value of financial instruments, including assets and liabilities recognized in the balance sheets. Management believes the carrying value of its financial instruments approximates their fair value due either to the length of maturity interest rates that approximate prevailing market rates.

Note 7 - Short-Term and Long-Term Debt

(in thousands)	As of September 30, 2021	As of December 31, 2020
Senior Secured Convertible Debenture	$500	$—
Debt Discount	(492)	—
Senior Secured Convertible Debenture, net	8	—
Paycheck Protection Program loan	1,000	1,900
Paycheck Protection Program loan 2	1,900	—
IPFS Insurance Premium Note Payable	18	—
Total debt, net of debt discount	2,926	1,900
Less current portion of long-term debt	(1,018)	—
Total long-term debt, net of current portion	$1,908	$1,900

Short-term related party debt:

(in thousands)	As of September 30, 2021	As of December 31, 2020

Senior Secured Convertible Debenture - related party	$47	$—
Debt Discount-related party	(27)
Senior Secured Convertible Debenture - related party, net	$20	$—

The following is a summary of scheduled debt maturities by year (in thousands):

2021	$9
2022	1,029
2023	—
2024	—
2025	—
Thereafter	1,908
Total debt, net of debt discount	$2,946

First Draw Paycheck Protection Program Note Agreement.

On April 27, 2020, Elite Legacy Education, Inc. (“ELE”), a subsidiary of the Company, entered into a Promissory Note in favor of Pacific Premier Bank (“PPBI”), the lender, through the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) established pursuant to the CARES Act. The unsecured loan (the “First Draw PPP Loan”) proceeds were in the amount of $1,899,832. The First Draw PPP Loan matures on April 24, 2022, bears interest at a fixed rate of 1% per annum, and is payable in 17 equal monthly payments of interest only and a final payment of the full principal plus interest for one month. Under the terms of the CARES Act, PPP Loan recipients can apply for and be granted forgiveness for all or a portion of loans granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payroll costs and mortgage interest, rent or utility costs and the maintenance of employee and compensation levels.

In March 2021, ELE was notified that PPBI sold substantially all of its PPP loans, including ELE’s loan, to The Loan Source, Inc. (“TLS”), which, together with its servicing partner, ACAP SME, LLC, took over the forgiveness and ongoing servicing process for ELE’s PPP loan. On August 4, 2021, ELE received notice from TLS that its First Draw PPP Loan had been partially forgiven in the amount of $900 thousand in principal and $11 thousand in interest. The remaining outstanding principal balance of $1,000 thousand is due on April 24, 2022. The accrued interest of $1.7 thousand through September 30, 2021, is due monthly beginning October 2021.

Senior Secured Convertible Debenture and Exercise of Conversion Rights.

On March 8, 2021, the Company issued a $375 thousand Senior Secured Convertible Debenture (“LTP Debenture”) to Legacy Tech Partners, LLC (“LTP”), a related party. The LTP Debenture accrues interest at a rate of 10% and is due on the earlier of the occurrence of certain liquidity events with respect to the Company and March 8, 2022. The LTP Debenture may be converted at any time after the issue date into shares of the Company’s Common Stock (the “Conversion Shares”) at a price equal to $0.05 per share. Together with each Conversion Share, a warrant will be issued with a strike price of $0.05 per share and an expiration date of March 8, 2026 (the “Warrants”). Under the term of the original LTP Debenture, LTP had an obligation to lend the Company an additional $625 thousand under the same terms prior to March 31, 2022, and an option to fund an additional $4 million under the same terms prior to March 8, 2024. LTP also has the option to extend the maturity date of each loan it makes to the Company, including the initial loan of $375 thousand for a term not to exceed four years from the original maturity date of that loan. Net proceeds were $314 thousand after legal fees of $61 thousand, which are included in our consolidated statement of operations for the nine months ended September 30, 2021. The LTP Debenture is secured by a lien on all the Company’s assets. The Company’s U.S. subsidiaries entered into Guaranties on March 9, 2021 in favor of LTP under which such subsidiaries guaranteed the Company’s obligations under the LTP Debenture and granted LTP a lien on all assets of such subsidiaries. The proceeds from the LTP Debenture were used to extinguish liabilities of the Company and to fund the development of the Education Technology (EdTech) business. The Warrants will not be listed for trading on any national securities exchange. The Warrants and the shares issuable upon conversion of the LTP Debenture are not being registered under the Securities Act of 1933, as amended (the “Securities Act”). The aggregate number of shares issuable upon conversion of the LTP Debenture and upon the exercise of the Warrants may not exceed 19.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares upon conversion of the Debenture and the exercise of the Warrants. At the Annual Meeting of Stockholders of the Company held on July 2, 2021, the stockholders approved the future issuance of shares to LTP upon conversion under the LTP Debenture in excess of the 19.9% limitation, but no such shares have been issued. On May 4, 2021, LTP exercised its conversion rights with respect to $330 thousand of the outstanding principal at the Conversion Price resulting in the issuance of 6.6 million shares of Common Stock to LTP. In addition, an equal number of warrants were issued on June 11, 2021 (see Note 8 – “Stock Warrants”). The cash receipt date, March 10, 2021, was used for the market value of stock on measurement date, at $0.155 per common share, resulting in the recognition of debt discount and additional paid-in capital of $375 thousand, respectively, within the consolidated balance sheet for the nine-months ended September 30, 2021, which represents the intrinsic value of the conversion option. The Company evaluated the convertible debenture under ASC 470-20 and recognized a debt discount of $375 thousand related to the beneficial conversion feature during the nine months ended September 30, 2021, with a corresponding credit to additional paid-in capital. The related amortization of the debt discount to interest expense for the nine-month ended September 30, 2021, amounted to $347.5 thousand.

On August 27, 2021, the Company amended the terms of the LTP Debenture to reduce LTP’s maximum funding obligation from $1 million to $675 thousand and to require LTP to fund the remaining principal balance of $300 thousand no later than October 15, 2021. On October 15, 2021, the Company received $100 thousand of the remaining $300 thousand funding obligation of LTP. On October 27, 2021, LTP funded the remaining funding obligation of $200 thousand.

Second Draw Paycheck Protection Program Note Agreement.

On April 20, 2021, Elite Legacy Education, Inc (ELE), a wholly-owned subsidiary of the Company, closed on an unsecured Paycheck Protection Program Note agreement (the “Promissory Note”) to borrow $1,899,832 from Cross River Bank, the lender, pursuant to the Paycheck Protection Program (“PPP”), originally created under the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, and extended to “Second Draw” PPP loans as described below. The PPP is intended to provide loans to qualified businesses to cover payroll and certain other identified costs. Funds from the loan may only be used for certain purposes, including payroll, benefits, rent, utilities, and certain covered operating expenses. All or a portion of the loan may be forgivable, as provided by the terms of the PPP. The Second Draw PPP Loan has an interest rate of 1.0% per annum and a term of 60 months. Payments will be deferred in accordance with the CARES Act, as modified by the Paycheck Protection Program Flexibility Act of 2020; however, interest will accrue during the deferral period. If all or any portion of the loan is not forgiven in accordance with the terms of the program, ELE will be obligated to make monthly payments of principal and interest in amounts to be calculated after the amount of loan forgiveness, if any, is determined to repay the balance of the loan in full prior to maturity. The Promissory Note contains customary events of default relating to, among other things, payment defaults and breaches of representations. ELE may prepay the loan at any time prior to maturity with no prepayment penalties. The principal balance amounted to $1.9 million, as of September 30, 2021.

Debenture, Warrant and Guaranty Agreements, and Exercise of Conversion Rights.

On May 4, 2021, Legacy Education Alliance, Inc., a Nevada corporation (the “Company”), issued a 10% Subordinated Secured Convertible Debenture (“Subordinated Debenture”) in the principal amount of $25 thousand to Michel Botbol, the Company’s Chairman and Chief Executive Officer. The Subordinated Debenture called for interest at a rate of 10% and would have been due on the earlier of the occurrence of certain liquidity events with respect to the Company and May 4, 2022. The Subordinated Debenture was convertible at any time after the issuance date into shares of the Company’s Common Stock (the “Conversion Shares”) at a price equal to $0.05 per share (“Conversion Price”). Together with each Conversion Share, a warrant would be issued with a strike price of $0.05 per share and an expiration date of May 4, 2026 (the “Warrants”). Mr. Botbol also had the option to extend the maturity date of the loan for a term not to exceed four years from the original maturity date of that loan. The Subordinated Debenture is secured by a lien on all the Company’s assets subordinated to the lien granted to Legacy Tech Partners, LLC (“LTP”). The Company’s U.S. subsidiaries are required to enter into Guaranties in favor of Botbol under which such subsidiaries guaranteed the Company’s obligations under the Debenture and granted Botbol a lien on all assets of such subsidiaries subject to the lien held by LTP. The use of proceeds from the Debenture was to extinguish liabilities of the Company and to fund working capital, general corporate purposes and the development of administrative functions. The aggregate number of shares issuable upon conversion of the Debenture and upon the exercise of the Warrants may not exceed 19.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares upon conversion of the Debenture and the exercise of the Warrants. On May 4, 2021, Mr. Botbol exercised his conversion rights with respect to the entire $25 thousand of outstanding principal at the Conversion Price resulting in the issuance of 500 thousand shares of Common Stock to him. In addition, an equal number of warrants were issued on May 4, 2021 (see Note 8 – “Stock Warrants”). The related amortization of the debt discount to interest expense for the nine-month ended September 30, 2021, amounted to $21 thousand. The Warrants will not be listed for trading on any national securities exchange. The Warrants and the shares issuable upon conversion of the Debenture are not being registered under the Securities Act of 1933, as amended (the “Securities Act”).

Senior Secured Convertible Debenture, Advisory Agreement, and Intercreditor Agreement

On August 27, 2021, the Company issued a $500 thousand Senior Secured Convertible Debenture (GLD “Debenture”) to GLD Legacy Holdings, LLC, (GLD). The GLD Debenture accrues interest at a rate of 10% and is due on the earlier of the occurrence of certain liquidity events with respect to the Company or August 27, 2026. The GLD Debenture may be converted at any time after the issue date into shares of the Company’s Common Stock (the “Conversion Shares”) at a price equal to $0.05 per share. Together with each Conversion Share, a warrant will be issued with a strike price of $0.05 per share and an expiration date of August 27, 2026 (the “Warrants”). The cash receipt date, August 27, 2021, was used for the market value of stock on measurement date, at $0.10 per common share, resulting in the recognition of debt discount and additional paid-in capital of $500 thousand, respectively, within the consolidated balance sheet for the nine-months ended September 30, 2021, which represents the intrinsic value of the conversion option. The Company evaluated the convertible debenture under ASC 470-20 and recognized a debt discount of $500 thousand related to the beneficial conversion feature during the nine months ended September 30, 2021, with a corresponding credit to additional paid-in capital. The related amortization of the debt discount to interest expense for the nine-month ended September 30, 2021, amounted to $8.3 thousand. Net proceeds were $485.2 thousand after legal fees and transaction expenses of $14.8 thousand, which are included in our consolidated statement of operations for the nine months ended September 30, 2021. GLD has an option to lend the Company an additional $500 thousand under the same terms prior to December 31, 2023. The GLD Debenture is secured by a lien on all the Company’s assets. The Company’s U.S. subsidiaries entered into Guaranties on August 27, 2021, in favor of GLD under which such subsidiaries guaranteed the Company’s obligations under the GLD Debenture and granted GLD a lien on all assets of such subsidiaries. The proceeds from the GLD Debenture were used for working capital for the development of the Company’s Legacy EdTech business and for working capital for the operation of the Company’s seminar business. The Warrants will not be listed for trading on any national securities exchange. The Warrants and the shares issuable upon conversion of the Debenture are not being registered under the Securities Act of 1933, as amended (the “Securities Act”). The aggregate number of shares issuable upon conversion of the Debenture and upon the exercise of the Warrants may not exceed 19.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares upon conversion of the Debenture and the exercise of the Warrants. Under the terms of the GLD Debenture, and until all of the obligations of the Company under the GLD Debenture have been paid in full, GLD may appoint one member to the Board of Directors of the Company, subject to the review and approval of the GLD appointed candidate by the Nominating and Governance Committee of the Company. In lieu of cash compensation, the GLD appointed director will receive a grant of 150,000 restricted shares of Common Stock of the Company upon appointment to the Board.

Pursuant to the terms of the GLD Debenture, on August 27, 2021, the Company entered into an Advisory Services Agreement with GLD Advisory Services, LLC, (GLDAS) an affiliate of GLD. GLDAS will provide the Company and its subsidiaries with business, finance and organizational strategy, advisory, consulting and other services related to the business of the Company. In lieu of cash compensation, on the effective date of the agreement, August 27, 2021, GLDAS received fully vested 315,000 shares of Common Stock of the Company and will receive 315,000 shares of Common Stock thereafter on each anniversary until the GLD debenture has been repaid in full.

On August 27, 2021, in connection with the GLD Debenture, the Company entered into an Intercreditor Agreement with GLD, LTP, and Barry Kostiner, a related party. LTP and GLD agreed that LTP’s and GLD’s respective rights under the LTP Debenture and GLD Debenture would rank equally and ratably in all respects to one another including, without limitation, rights in collateral, right and priority of payment and repayment of principal, interest, and all fees and other amounts. The Intercreditor Agreement also appoints Barry Kostiner as Servicing Agent to act on behalf of all GLD and LTP, subject to the terms of the agreement, with respect to (a) enforcing GLD’s and LTP’s rights and remedies, and the Company’s obligations, under the Debentures.

IPFS Premium Finance Agreement

On July 30, 2021, the Company entered into a premium finance agreement for insurance coverage in the amount of $26 thousand at an interest rate of 5.55% for 10 months. The balance remaining as of September 30, 2021, is $18 thousand.

Note 8 - Stock Warrants

On May 4, 2021, the Company issued 500,000 warrants to M. Botbol, a related party, in connection with conversion of a 10% subordinated convertible debenture in the amount of $25,000 (see Note 7 – “Short-Term and Long-Term Debt”). The warrants entitle the holder to purchase one share of common stock at an exercise price of $0.05 per share at any time on or after the inception date, May 4, 2021, through May 4, 2026, the expiration date. The warrants will not be listed for trading on any national securities exchange.

On June 11, 2021, the Company issued 6,583,500 warrants to Legacy Tech Partners, LLC (LTP), a related party, in connection with conversion of a 10% subordinated convertible debenture in the amount of $330,000 of outstanding principal (see Note 7 – “Short-Term and Long-Term Debt”). The warrants entitle the holder to purchase one share of common stock at an exercise price of $0.05 per share at any time on or after the inception date, June 11, 2021, through March 8, 2026, the expiration date. The warrants are not listed for trading on any national securities exchange.

A summary of the warrant activities for the nine months ended September 30, 2021, is as follows:

	Warrants Outstanding
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value (in 000’s)[1]
Balance as of January 1, 2021	-	-	-	-
Granted	7,083,500	$0.05	-	-
Balance as of September 30, 2021	7,083,500	$0.05	4.5	270
Exercisable as of September 30, 2021	7,083,500	$0.05	4.5	270

[1]	The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying warrants and the closing stock price of $0.0881 for our common stock on September 30, 2021.

Note 9 - Income Taxes

In response to liquidity issues that businesses are facing as a result of the recent novel coronavirus (“COVID-19”) global pandemic, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was signed into law on March 27, 2020 by the U.S. government. The CARES Act allows for Net Operating Losses (NOLs) to offset 100% of taxable income retroactive to 2019. Under prior rules, only 80% of taxable income could be offset by NOLs. As a result of the application of the CARES Act, our tax liability was positively impacted by a net benefit of $88.0 thousand. In addition, the CARES Act temporarily increases the deductible interest expense limitation for tax years beginning in 2020 and 2021.

We recorded income tax benefit of $0.1 million and income tax expense of $1.00 million for the three months ended September 30, 2021 and 2020, respectively. We recorded income tax expense of $0.8 million and $1.9 million for the nine months ended September 30, 2021 and 2020 respectively. Our effective tax rate was 37.7% and 19.5% for the three months ended September 30, 2021 and 2020 and 76.2% and 18.1% for the nine months ended September 30, 2021 and 2020, respectively. Our effective tax rates differed from the U.S. statutory corporate tax rate of 26% primarily because of our reduced operations while also recognizing revenues from the expiration of student contracts.

The Company assessed the weight of all available positive and negative evidence and determined it was more likely than not that future earnings will be sufficient to realize the associated deferred tax assets. As of September 30, 2021 and December 31, 2020, we retained a valuation allowance of $3.4 million and $3.6 million, respectively, for a certain number of our international subsidiaries.

During the nine months ended September 30, 2021 and 2020, there were no material changes in uncertain tax positions. We do not expect any significant changes to unrecognized tax benefits in this and next year. We estimate $0.0 million and $0.3 million of the unrecognized tax benefits, which if recognized, would impact the effective tax rate at September 30, 2021 and December 31, 2020, respectively.

We record interest and penalties related to unrecognized tax benefits within the provision for income taxes. We believe that no current tax positions that have resulted in unrecognized tax benefits will significantly increase or decrease within one year. We file income tax returns in the U.S. federal jurisdiction and in various state and foreign jurisdictions.

We are not currently under examination in any jurisdiction. In the event of any future tax assessments, we have elected to record the income taxes and any related interest and penalties as income tax expense on our consolidated statements of operations and comprehensive income.

Our federal income tax returns for the years subsequent to 2018 are subject to examination by the Internal Revenue Service. Our state tax returns for all years after 2018 or 2017, depending on each state’s jurisdiction, are subject to examination. In addition, our Canadian tax returns and United Kingdom tax returns for all years after 2014 are subject to examination.

Note 10 - Concentration Risk

Cash and cash equivalents.

We maintain deposits in banks in amounts that might exceed the federal deposit insurance available. Management believes the potential risk of loss on these cash and cash equivalents to be minimal. All cash balances as of September 30, 2021 and December 31, 2020, including foreign subsidiaries, without FDIC coverage were $0.0 million and $0.8 million, respectively.

Revenue.

A significant portion of our revenue was derived from the Rich Dad brands, as a result of contracts with students entered into prior to the expiration, in 2019, of our License Agreement with Rich Dad Operating Company, LLC. For the three months ended September 30, 2021 and 2020, Rich Dad brands provided 53.8% and 78.4% of our revenue. For the nine months ended September 30, 2021 and 2020, Rich Dad brands provided 58.9% and 77.4% of our revenue. In addition, we have operations in North America, United Kingdom and Other foreign markets (see Note 11 — Segment Information).

The License Agreement with Rich Dad Operating Company, LLC pursuant to which we licensed the Rich Dad Education brand expired on September 30, 2019. Notwithstanding the expiration of the License Agreement, the Company may continue to use Licensed Intellectual Property, as defined in the License Agreement, including, but not limited to, the Rich Dad trademark and stylized logo, for the purpose of honoring and fulfilling orders by its customers in existence as of the date of the expiration of the Agreement.

Note 11 - Segment Information

We manage our business in three segments based on geographic location for which operating managers are responsible to the Chief Executive Officer. These segments include: (i) North America, (ii) United Kingdom, and (iii) Other Foreign Markets. Operating results, as reported below, are reviewed regularly by our Chief Executive Officer, or Chief Operating Decision Maker (“CODM”) and other members of the executive team.

The proportion of our total revenue attributable to each segment is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
As a percentage of total revenue	2021	2020	2021	2020
North America	100.0%	97.0%	63.5%	96.7%
U.K.	—%	0.6%	36.5%	1.1%
Other foreign markets	—%	2.4%	—%	2.2%
Total consolidated revenue	100.0%	100.0%	100.0%	100.0%

Operating results for the segments are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Segment revenue	(In thousands)		(In thousands)
North America	$1,379	$7,211	$4,672	$20,851
U.K.	—	47	2,689	245
Other foreign markets	—	181	—	468
Total consolidated revenue	$1,379	$7,439	$7,361	$21,564

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Segment gross profit contribution *	(In thousands)		(In thousands)
North America	$(16)	$5,951	$1,919	$13,625
U.K.	(10)	13	2,199	312
Other foreign markets	1	168	1	505
Total consolidated gross profit	$(25)	$6,132	$4,119	$14,442

*	Segment gross profit is calculated as revenue less direct course expenses, advertising and sales expenses and royalty expenses.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Depreciation and amortization expenses	(In thousands)		(In thousands)
North America	$—	$8	$2	$36
U.K.	—	4	2	11
Other foreign markets	—	(1)	—	—
Total consolidated depreciation and amortization expenses	$—	$11	$4	$47

	September 30,	December 31,
	2021	2020
Segment identifiable assets	(In thousands)
North America	$1,774	$3,834
U.K.	125	1,266
Other foreign markets	183	192
Total consolidated identifiable assets	$2,082	$5,292

Note 12 - Revenue Recognition

We recognize revenue when our customers obtain control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services, in accordance with implemented Topic 606 - an update to Topic 605. Revenue amounts presented in our consolidated financial statements are recognized net of sales tax, value-added taxes, and other taxes.

In the normal course of business, we recognize revenue based on the customers’ attendance of the course, mentoring training, coaching session or delivery of the software, data or course materials on-line. After a customer contract expires, we record breakage revenue less a reserve for cases where we allow a customer to attend after expiration. As of September 30, 2021, we have deferred revenue of $4.3 million related to contractual commitments with customers where the performance obligation will be satisfied over time, which ranges from six to twenty-four months. The revenue associated with these performance obligations is recognized as the obligation is satisfied. As of September 30, 2021, we maintain a reserve for breakage of $2.0 million for the fulfillment of our obligation to students whose contracts expired during our COVID-19 60-day operational hiatus during Q2 2020 (see Note 1 – “General”).

The following tables disaggregate our segment revenue by revenue source:

	Three Months Ended September 30, 2021				Three Months Ended September 30, 2020
	North America	U.K.	Other foreign markets	Total Consolidated Revenue	North America	U.K.	Other foreign markets	Total Consolidated Revenue
	(In thousands)				(In thousands)
Revenue Type:
Seminars	$1,272	$—	$—	$1,272	$6,783	$47	$141	$6,971
Products	107	—	—	107	70	—	—	70
Coaching and Mentoring	—	—	—	—	7	—	3	10
Online and Subscription	—	—	—	—	351	—	37	388
Other	—	—	—	—	—	—	—	—
Total revenue	$1,379	$—	$—	$1,379	$7,211	$47	$181	$7,439

	Nine Months Ended September 30, 2021				Nine Months Ended September 30, 2020
	North America	U.K.	Other foreign markets	Total Consolidated Revenue	North America	U.K.	Other foreign markets	Total Consolidated Revenue
	(In thousands)				(In thousands)
Revenue Type:
Seminars	$4,300	$880	$—	$5,180	$17,940	$245	$425	$18,610
Products	198	—	—	198	464	—	—	464
Coaching and Mentoring	—	—	—	—	1,050	—	3	1,053
Online and Subscription	11	—	—	11	1,281	—	40	1,321
Other	163	1,809	—	1,972	116	—	—	116
Total revenue	$4,672	$2,689	$—	$7,361	$20,851	$245	$468	$21,564

Note 13 - Commitments and Contingencies

Licensing agreements.

We are committed to pay royalties for the usage of certain brands, as governed by various licensing agreements, including T&B Seminars, Inc., and Rich Dad. Total royalty expenses included in our Consolidated Statements of Operations and Comprehensive Income for the three and nine months ended September 30, 2020 were $9.0 thousand and $68.0 thousand, respectively. There were no royalty expenses recorded for the three and nine months ended September 30, 2021.

Custodial and Counterparty Risk.

We are subject to custodial and other potential forms of counterparty risk in respect to a variety of contractual and operational matters. In the course of ongoing Company-wide risk assessment, management monitors our arrangements that involve potential counterparty risk, including the custodial risk associated with amounts prepaid to certain vendors and deposits with credit card and other payment processors. Deposits held by our credit card processors at September 30, 2021 and December 31, 2020, were $0.6 million and $1.2 million, respectively. These balances are included on the Consolidated Balance Sheets in restricted cash. While these balances reside in major financial institutions, they are only partially covered by federal deposit insurance and are subject to the financial risk of the parties holding these funds. When appropriate, we utilize Certificate of Deposit Account Registry Service (CDARS) to reduce banking risk for a portion of our cash in the United States. A CDAR consists of numerous individual investments, all below the FDIC limits, thus fully insuring that portion of our cash. At September 30, 2021 and December 31, 2020, we did not have a CDAR balance.

Litigation.

We and certain of our subsidiaries, from time to time, are parties to various legal proceedings, claims and disputes that have arisen in the ordinary course of business. These claims may involve significant amounts, some of which would not be covered by insurance.

Tranquility Bay of Pine Island, LLC v. Tigrent, Inc., et al. On March 16, 2017, suit was filed in the Twentieth Judicial Circuit In and For Lee County, Florida (the “Court”) by Tranquility Bay of Pine Island, LLC (“TBPI”) against Tigrent Inc. and various of its present and former shareholders, officers and directors. By amendment dated May 24, 2019, the Company and its General Counsel and former Chief Executive Officer were named as defendants to a civil conspiracy count. The suit, as originally filed, primarily related to the alleged obligation of Tigrent to indemnify the Plaintiff pursuant to an October 6, 2010 Forbearance Agreement. The suit, as originally filed, included claims for Breach of Contract, Permanent and Temporary Injunction, Breach of Fiduciary Duty, Civil Conspiracy, Tortious Interference and Fraudulent Transfer. On March 20, 2019, the Court dismissed the complaint in its entirety with leave to amend. On April 11, 2019, TBPI filed its Second Amended Complaint with the Court against Tigrent Inc. (“Tigrent”), Legacy Education Alliance Holdings, Inc. (“Holdings”), and certain shareholders of the Company. The Second Amended Complaint included claims for Breach of Contract, Breach of Fiduciary Duty against Tigrent, Civil Conspiracy against Tigrent and Holdings, and various Counts of Fraudulent Transfer against various shareholders of the Company. On May 24, 2019, with leave from the court, TBPI filed its Third Amended Complaint, which included claims for Breach of Contract against Tigrent, Breach of Fiduciary Duty against Tigrent, Damages for Violation of Unfair and Deceptive Business Practices Act against Tigrent, Civil Conspiracy against Tigrent and Holdings, and various Counts of Fraudulent Transfer against various shareholders of Tigrent, including the Company’s current General Counsel, James E. May. On June 23, 2020, the Court entered summary judgment in favor of Tigrent with respect to TBPI’s claims against Tigrent alleging (i) breach of fiduciary duty, (ii) violation of the Florida Deceptive and Unfair Trade Practices Act, and (iii) indemnification against certain attorney’s fees claimed to have been incurred by TBPI. On September 17, 2020, the Court (i) granted summary judgment in favor of Tigrent and Holdings on TBPI’s claim for conspiracy; (ii) denying TBPI’s motion for summary judgment against Tigrent in which TBPI sought a declaration by the Court that claims against TBPI in a lawsuit to which neither Tigrent nor Holdings is a party (“Third Party Lawsuit”) were within the scope of Tigrent’s indemnity obligations under the Forbearance Agreement; and (iii) denying TBPI’s motion for summary judgment in which TBPI sought a declaration by the Court that TBPI’s attorney’s fees incurred the Third Party Lawsuit were also within the scope of Tigrent’s indemnity obligations under the Forbearance Agreement. On August 18, 2020, TBPI voluntarily dismissed all shareholder defendants, other than Mr. May and Steven Barre, Tigrent’s former Chief Executive Officer. On January 4, 2021, a Settlement Agreement and Mutual Release was entered into by and between TBPI, M. Barry Strudwick, Carl Weiss and Susan Weiss (the “Strudwick Parties”) and Tigrent Inc., Legacy Education Alliance, Inc., Legacy Education Alliance Holdings, Inc., Mr. May, and Steven Barre (Defendants) pursuant to which the Strudwick Parties agreed to dismiss the lawsuit with prejudice against all parties and the Company agreed to pay the aggregate sum of $400 thousand payable in one installment of $100 thousand on February 18, 2021 and five quarterly installments of $60 thousand commencing on May 19, 2021, which the Company has accrued for within accounts payable as of September 30, 2021, and within accounts payable and other long-term liability for the current and long-term portions as of December 31, 2021, within the Consolidated Balance Sheets. The parties also exchanged mutual releases as part of the Settlement Agreement. The lawsuit was dismissed by order of the Court on January 12, 2021. Through September 30, 2021, the Company has paid $220 thousand of the total settlement.

In the Matter of Legacy Education Alliance International, Ltd. On October 28, 2019, an Application for Administration was filed in the High Court of Justice, Business and Property Courts of England and Wales (the “English Court”), whereby four creditors of Legacy Education Alliance, International Ltd (“Legacy UK”), one of our UK subsidiaries, sought an administration order with respect to the business affairs of the subsidiary, the appointment of an administrator, and such other ancillary orders as the applicants may request or as the court deemed appropriate. On November 15, 2019, the creditors obtained an Administration Order from the English Court. Under the terms of the Administration Order, two individuals have been appointed as administrators of Legacy UK and will manage Legacy UK and operate its affairs, business and property under the jurisdiction of the English Court. The administrators engaged a third-party to market Legacy UK’s business and assets for sale to one or more third parties. On November 26, 2019, Legacy UK’s assets and deferred revenues sold for £300 thousand (British pounds) to Mayflower Alliance LTD. We will not receive any proceeds from the sale of Legacy UK. On November 19, 2020, the administrators filed notice of their proposal to move from administration to a creditors’ voluntary liquidation and on December 9, 2020, notice was filed with Companies House that Paul Zalkin and Nicholas Simmonds were appointed as liquidators of Legacy UK to commence its winding up. Further details regarding the resolution of claims and liabilities may not be known for several months. Because there are a number of intercompany relationships between the Company and Legacy UK, the financial impact of any future claims in relation to the administration and disposition of Legacy UK, outside of those included in the discontinued operations of Legacy UK (see Note 4 “Discontinued Operations”), is unknown to us at this time, as is the timing and other conditions and effects of the administrative process. On December 8, 2020 we paid $390.6 thousand in cash and transferred our residential properties in the value of $363 thousand as settlement of intercompany debts of two of our subsidiaries, LEAI Property Development UK, Ltd. and LEAI Property Investment UK, Ltd., totaling $924 thousand to Legacy UK.

In the Matter of Elite Legacy Education UK Ltd. On March 18, 2020, a Winding-Up Petition, CR-2020-001958, was filed in the High Court of Justice, Business and Property Courts of England and Wales (the “High Court”) against one of our UK subsidiaries, Elite Legacy Education UK Ltd. (“ELE UK”), by one of its creditors (“Petitioner”) pursuant to which the Petitioner was claiming a debt of £461,459.70 plus late payment interest and statutory compensation was due and owing. The Petitioner sought an order from the High Court to wind up the affairs of ELE UK under the UK Insolvency Act of 1986. ELE UK has disputed the claim of the Petitioner and on June 11, 2020, ELE UK obtained a court order vacating the hearing on the Petition originally set for June 24, 2020. On July 24, 2020, the High Court entered an order finding that there was a genuine dispute on substantial grounds with respect to £392,761.70 of the Petitioner’s claim, and that only £68,698 plus late payment interest and statutory compensation was due and owing. The High Court further restrained the Petitioner from advertising its Winding-Up Petition until August 14, 2020 and, provided ELE UK pays the Petitioner the sums awarded under the High Court’s order, plus late payment interest and statutory compensation on or before August 14, 2020, the Petitioner’s Winding-Up Petition would be dismissed. On August 10, 2020, ELE UK filed its Notice of Appeal in which it sought permission to appeal the High Court’s ruling. On October 23, 2020, the Court denied ELE UK permission to appeal whereupon ELE UK filed an application to renew its application for permission to appeal (“Renewal Application”), which Renewal Application would be heard at a subsequent Oral Hearing on a date not yet determined. On October 27, 2020, ELE UK filed an application with the High Court of Appeal, Royal Courts of Justice (“Court of Appeals”) for a hearing to renew its application for permission to appeal the High Court’s order and a hearing was set for February 11, 2021. On October 30, 2020, the High Court entered a Consent Order restraining Petitioner from advertising its Winding Up Petition until ELE UK’ s Renewal Application is determined at the Oral Hearing or until further order of the Court, whichever is earlier. At a hearing held on December 16, 2020, the High Court issued an order lifting the restraint on advertising the petition for a winding up order and that the matter be listed on January 13, 2021 for winding up and awarding costs to the creditor. However, at a meeting held on January 11, 2021 (“Creditors’ Meeting”), the creditors of Elite Legacy Education UK Ltd (“ELE UK”), a wholly owned subsidiary of Legacy Education Alliance, Inc. (“LEAI”), approved a Proposal for a Company Voluntary Arrangement (the “Arrangement”) under the UK Insolvency Act 1986 (the “IA”) and the UK Insolvency Rules 2016 (the “IR”). As a result, the Petitioner’s claims will be administered under the terms of the CVA and, at the request of ELE UK, the hearing on its application to renew its appeal of the High Court’s order was lifted.

Other Legal Proceedings.

In the Matter of Elite Legacy Education UK Ltd., Proposal for a Company Voluntary Arrangement. At a meeting held on January 11, 2021 (“Creditors’ Meeting”), the creditors of Elite Legacy Education UK Ltd (“ELE UK”), a wholly owned subsidiary of Legacy Education Alliance, Inc. (“LEAI”), approved a Proposal for a Company Voluntary Arrangement (the “CVA”) under the UK Insolvency Act 1986 (the “IA”) and the UK Insolvency Rules 2016 (the “IR”). Under the terms of the CVA, CVR Global LLP has been appointed as Supervisor of ELE UK for the purposes of administering the Arrangement. At the Creditors Meeting, the creditors also approved a modification to the CVA whereby any tax refunds due to ELE UK would be paid to the Supervisor and made available for distribution to creditors. The Supervisor will wind down the business of ELE UK and make distributions to ELE UK’s non-student creditors in accordance with the applicable provisions of the IA and the IR, on and subject to the terms and conditions set forth in the CVA in satisfaction of the non-student creditors’ respective claims against ELE UK. During the quarter ended September 30, 2021, and pursuant to the CVA, student creditors of ELE UK were provided the opportunity to receive trainings from an independent training provider in satisfaction of their respective claims against ELE UK; as a result, all obligations of ELE UK to student creditors have been satisfied. Pursuant to the CVA, and at its conclusion, the remaining assets of ELE UK, if any, would be distributed to LEAI. As a result of the CVR, the Winding-Up Petition, CR-2020-001958, filed in the High Court of Justice, Business and Property Courts of England and Wales has been dismissed. At this time, LEAI management is unable to anticipate any distributions that would be received from ELE UK.

Note 14 - Leases

Right-of-Use Assets and Leases Obligations

We lease office space and office equipment under non-cancelable operating leases, with terms typically ranging from one to three years, subject to certain renewal options as applicable. We consider those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of lease liabilities and right-of-use assets. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet.

We determine whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, we use the rate implicit in the lease to discount lease payments to present value; however, most of our leases do not provide a readily determinable implicit rate. Therefore, we must discount lease payments based on an estimate of its incremental borrowing rate.

We do not separate lease and non-lease components of contracts. There are no material residual value guarantees associated with any of our leases. There are no significant restrictions or covenants included in our lease agreements other than those that are customary in such arrangements.

Lease Position as of September 30, 2021 and December 31, 2020

The table below presents the lease related assets and liabilities recorded on the Company’s Consolidated Balance Sheets as of September 30, 2021 and December 31, 2020:

Classification on the Balance Sheet	September 30, 2021	December 31, 2020
	(in thousands)
Operating lease right of use assets	$26	$45
Total lease assets	$26	$45

Current operating lease liabilities	$26	$25

Long-term operating lease liabilities	$—	$20
Total lease liabilities	$26	$45

Lease cost for the three and nine months ended September 30, 2021 and 2020

The table below presents the lease related costs recorded on the Company’s Consolidated Statements of Operations for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended September 30,		Nine Months Ended September 30,
Classification	2021	2020	2021	2020
	(in thousands)		(in thousands)
General and administrative expenses	$7	$12	$20	$22
Total lease cost	$7	$12	$20	$22

Other Information

The table below presents supplemental cash flow information related to leases for the nine months ended September 30, 2021 and 2020:

	Nine Months Ended September 30,
	2021	2020
	(in thousands)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$20	$15
Supplemental non-cash amounts of lease liabilities arising from obtaining right-of-use assets/(decrease) of lease liability due to cancellation of leases	—	(34)

Lease Terms and Discount Rates

The table below presents certain information related to the weighted average remaining lease terms and weighted average discount rates for the Company’s operating leases as of September 30, 2021 and December 31, 2020:

	September 30, 2021	December 31, 2020
Weighted average remaining lease term - operating leases	1.00 years	1.75 years
Weighted average discount rate - operating leases	12.00%	12.00%

There are no lease arrangements where the Company is the lessor.

Note 15 - Subsequent Events

On October 15, 2021, the Company entered into a Stock Purchase and Option Agreement (“the Purchase Agreement”) with NCW, LLC, a Wyoming limited liability company, pursuant to which, subject to certain conditions, (i) NCW purchased 20 million shares of common stock of the Company (“Purchase Shares”) for a total aggregate price of $2,000 and (ii) in exchange for an aggregate purchase price of $12 thousand, an option to purchase, from time to time, up to an additional 120 million shares of common stock of the Company (“Option Shares”) for a price per share of $0.05833, as may be adjusted from time to time pursuant to the Purchase Agreement. NCW’s option to purchase additional shares under the Purchase Agreement shall expire on October 15, 2023. The Option Price is subject to adjustment upon the occurrence of certain events as described in the Purchase Agreement. Because the Purchase Agreement was approved by the Company’s Board of Directors prior to NCW acquiring any of the Purchase Shares or Option Shares, NCW is not an Acquiring Person under the Rights Agreement between the Company and Broadridge Corporate Issuer Solutions, Inc. The obligations of the Company to consummate the transaction shall be conditioned upon the receipt by the Company from LTP under the amended terms of the 10% Senior Secured Convertible note dated March 8, 2021 as follows: (i) $100 thousand not later than October 15, 2021 and (ii) $100 thousand not later than November 15, 2021 and (iii) $100 thousand not later than December 15, 2021. LTP timely funded the first $100 thousand installment on October 15, 2021. On October 27, 2021, LTP funded the remaining $200 thousand. The proposed issuances of the Purchase Shares and Option Shares have not been listed for trading on any national securities exchange and have not been registered under the Securities and Exchange Act of 1933.

On November 18, 2021, the Company entered into a Stock Purchase and Option Agreement (the “Purchase Agreement”) with Mayer and Associates LLC (“Mayer”), pursuant to which Mayer purchased (i) 1,600,000 shares of common stock of the Company for a total aggregate price of $160.00, or $0.0001 per share (the “Purchase Shares”) and (ii) in exchange for an aggregate purchase price of $13,840, an option (the “Option”) to purchase, from time to time, up to an additional 138,400,000 shares of common stock of the Company (“Option Shares”). The Option is exercisable at a per share exercise price of, for the first 18,400,000 Option Shares, $0.0001, and $0.05833 for the remaining Option Shares (the “Option Price”). Mayer’s option to purchase the Option Shares under the Purchase Agreement shall expire on November 18, 2023, and its right to acquire any of the Option Shares is subject to limitation so that at no time may Mayer beneficially own more than 4.99% (or 9.99% under certain circumstances) of the total issued and outstanding shares of Company common stock. The Option Price is subject to adjustments upon the occurrence of certain events as more fully described in the Purchase Agreement.

The Purchase Shares and Option Shares are subject to piggyback registration rights under the Purchase Agreement.

On November 19, 2021, the Company and NCW entered into a Termination Agreement dated as of November 17, 2021, pursuant to which that certain Stock Purchase and Option Agreement dated October 15, 2021 as between the Company and NCW (the “NCW Agreement”) was terminated and no longer of any force or effect. The transactions originally contemplated by the NCW Agreement were never consummated and (a) no shares of Company common stock or options were ever issued to NCW under the Agreement and (b) NCW never paid to the Company any of the purchase price or other amounts contemplated by the NCW Agreement.

On November 4, 2021, Cary Sucoff, a member of the Board of Directors (the “Board”) of the Company and of its Nominating & Corporate Governance Committee (Chair) and its Audit Committee, resigned as a Board member, effective immediately. Mr. Sucoff’s resignation is not related to any disagreement with the Company’s operations, policies, or practices. Effective November 4, 2021, the Company amended the terms of the 315,000 restricted common shares granted to Mr. Sucoff, so that all of such shares are fully vested.

On November 4, 2021, Peter W. Harper, a member of the board and of its Audit Committee (Chair) and its Compensation Committee, resigned as a Board member, effective immediately. Mr. Harper’s resignation is not related to any disagreement with the Company’s operations, policies, or practices. Effective November 4, 2021, the Company amended the terms of the 315,000 restricted common shares granted to Mr. Harper, so that all of such shares are fully vested.

On November 4, 2021, James E. May, the General Counsel and Secretary of the company and its subsidiaries, resigned from all such roles effective immediately.

On November 8, 2021, Vanessa Guzmán-Clark, the Vice President and Chief Financial Officer of the Company, resigned from all such roles effective immediately. Mr. Barry Kostiner, a member of the Board and Manager of Capital Markets, will assume the interim role of principal financial and accounting officer of the Company. Mr. Kostiner shall be appointed Secretary of the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Legacy Education Alliance, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Legacy Education Alliance, Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2020 and 2019 and the related consolidated statements of operations and comprehensive income, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a net capital deficiency and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue recognition

Description of the Matter

As disclosed in Note 2 to the financial statements, the Company recognizes revenue based on the customers’ attendance of the course, mentoring training, coaching session or delivery of the software, data or course materials online. The Company also recognizes breakage revenue when a customer contract expires less a reserve for cases where customers are allowed to attend after expiration.

We identified the Company’s revenue recognition as a critical audit matter. Specifically, the significant judgments made by management in developing its estimate of the reserve for breakage and the timing of when revenue is recognized for each distinct performance obligation required a high degree of effort and auditor judgment.

How We Addressed the Matter in Our Audit

The audit procedures we performed to address this critical audit matter included the following, among others:

●	Testing customer contract terms and delivery method of each performance obligation by reviewing a sample of contracts between the Company and its customers.
●	Testing the allocation of the contract price to the performance obligations included in selected contracts.
●	Obtaining evidence indicating completion of performance obligations for revenue recognition and verifying the timing of revenue recognized over time.
●	Evaluating the reasonableness of assumptions and methodology used by management in determining its estimate of the reserve for breakage.

/s/ MaloneBailey, LLP
www.malonebailey.com
We have served as the Company’s auditor since 2014.
Houston, Texas
April 9, 2021

LEGACY EDUCATION ALLIANCE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$1,514	$3,839
Restricted cash	1,180	2,389
Deferred course expenses	1,973	6,805
Prepaid expenses and other current assets	1,578	2,074
Inventory	10	47
Total current assets	6,255	15,154
Property and equipment, net	4	1,382
Right-of-use assets	45	122
Deferred tax asset, net	—	287
Other assets	40	413
Total assets	$6,344	$17,358
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,852	$2,311
Royalties payable	113	150
Accrued course expenses	277	576
Accrued salaries, wages and benefits	73	459
Operating lease liability, current portion	25	86
Other accrued expenses	4,931	1,660
Short-term borrowings and current portion of long-term debt	—	500
Deferred revenue	15,795	46,453
Discontinued operations-current liabilities	3,740	4,499
Total current liabilities	27,806	56,694
Long-term debt, net of current portion	1,900	—
Deferred tax liability, net	134	—
Other long-term liability	120	—
Operating lease liability, net of current portion	20	27
Total liabilities	29,980	56,721
Commitments and contingencies (Note 15)
Stockholders’ deficit:
Preferred stock, $0.0001 par value, 20,000,000 shares authorized, none issued	—	—
Common stock, $0.0001 par value; 200,000,000 authorized; 23,279,197 and 23,162,502 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	2	2
Additional paid-in capital	11,564	11,552
Cumulative foreign currency translation adjustment	416	710
Accumulated deficit	(35,618)	(51,627)
Total stockholders’ deficit	(23,636)	(39,363)
Total liabilities and stockholders’ deficit	$6,344	$17,358

See Notes to Consolidated Financial Statements

LEGACY EDUCATION ALLIANCE, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except per share data)

	Years Ended December 31,
	2020	2019
Revenue	$34,161	$75,496
Operating costs and expenses:
Direct course expenses	7,913	39,854
Advertising and sales expenses	2,210	16,762
Royalty expenses	44	3,458
General and administrative expenses	5,460	13,778
Total operating costs and expenses	15,627	73,852
Income from operations	18,534	1,644
Other income (expense):
Interest expense, net	(210)	(93)
Other income, net	1,643	533
Total other income, net	1,433	440
Income from continuing operations before income taxes	19,967	2,084
Income tax (expense) benefit	(3,958)	1,257
Net income from continuing operations	16,009	3,341
Gain on disposal of discontinued operations net assets	—	8,300
Loss from discontinued operations	—	(1,691)
Net income from discontinued operations	—	6,609
Net income	$16,009	$9,950

Basic earnings per common share - continuing operations	$0.69	$0.14
Basic earnings per common share - discontinued operations	—	0.29
Basic earnings per common share	$0.69	$0.43

Diluted earnings per common share - continuing operations	$0.68	$0.14
Diluted earnings per common share - discontinued operations	—	0.28
Diluted earnings per common share	$0.68	$0.42

Basic weighted average common shares outstanding	23,076	22,716
Diluted weighted average common shares outstanding	23,230	23,141

Comprehensive income:
Net income	$16,009	$9,950
Foreign currency translation adjustments, net of tax of $0	(294)	(734)
Total comprehensive income	$15,715	$9,216

See Notes to Consolidated Financial Statements

LEGACY EDUCATION ALLIANCE, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Deficit

(In thousands)

	Common stock		Additional paid-in	Cumulative foreign currency translation	Accumulated	Total stockholders’
	Shares	Amount	capital	adjustment	deficit	deficit
Balance at December 31, 2018	23,121	$2	$11,470	$1,444	$(61,577)	$(48,661)
Share-based compensation expense	—	—	82	—	—	82
Cancellation of common stock	(13)	—	—	—	—	—
Issuance of common stock	55	—	—	—	—	—
Foreign currency translation adjustment, net of tax of $0	—	—	—	(734)	—	(734)
Net Income	—	—	—	—	9,950	9,950
Balance at December 31, 2019	23,163	$2	$11,552	$710	$(51,627)	$(39,363)

	Common stock		Additional paid-in	Cumulative foreign currency translation	Accumulated	Total stockholders’
	Shares	Amount	capital	adjustment	deficit	deficit
Balance at December 31, 2019	23,163	$2	$11,552	$710	$(51,627)	$(39,363)
Share-based compensation expense	—	—	23	—	—	23
Cancellation of common stock	(64)	—	(11)	—	—	(11)
Issuance of common stock	180	—	—	—	—	—
Foreign currency translation adjustment, net of tax of $0	—	—	—	(294)	—	(294)
Net Income	—	—	—	—	16,009	16,009
Balance at December 31, 2020	23,279	$2	$11,564	$416	$(35,618)	$(23,636)

See Notes to Consolidated Financial Statements

LEGACY EDUCATION ALLIANCE, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$16,009	$9,950
Less net loss from discontinued operations	—	6,609
Net income from continuing operations	$16,009	$3,341
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	69	162
Non-cash lease expense	45	60
Gain on the sale of fixed assets and investment property	(1,735)	(41)
Share-based compensation	23	82
Cancellation of common stock	(11)	—
Deferred income taxes	418	(1,512)
Changes in operating assets and liabilities:
Deferred course expenses	4,941	(29)
Prepaid expenses and other receivable	710	921
Inventory	37	8
Other assets	49	(725)
Accounts payable-trade	589	(377)
Royalties payable	(29)	(61)
Accrued course expenses	(290)	(530)
Accrued salaries, wages and benefits	(386)	(121)
Operating lease liability	(41)	(61)
Other accrued expenses	4,157	(2,395)
Deferred revenue	(31,520)	1,646
Net cash (used in) provided by operating activities - continuing operations	(6,965)	368
Net cash used in operating activities - discontinued operations	—	(350)
Net cash (used in) provided by operating activities	(6,965)	18
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	—	(192)
Proceeds from sale of investment property	391	—
Proceeds from sale of property and equipment	2,500	165
Net cash provided by investing activities - continuing operations	2,891	(27)
Net cash used in investing activities - discontinued operations	—	(8)
Net cash provided by (used in) investing activities	2,891	(35)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on debt	(1,500)	(402)
Proceeds from issuance of debt	2,900	395
Net cash provided by (used in) financing activities - continuing operations	1,400	(7)
Net cash provided by financing activities - discontinued operations	—	—
Net cash provided by (used in) financing activities	1,400	(7)
Effect of exchange rate differences on cash	(860)	725
Net (decrease) increase in cash and cash equivalents and restricted cash	(3,534)	701
Cash and cash equivalents and restricted cash, beginning of period	$6,228	$5,527
Cash and cash equivalents and restricted cash, end of period	$2,694	$6,228

Supplemental disclosures:
Cash paid during the period for interest	$214	$96
Cash paid during the period for income taxes, net of refunds received	$—	$15

Supplemental non-cash disclosures:
Supplemental non-cash amounts of lease liabilities arising from (decrease of lease liability due to cancellation of leases)/obtaining right-of-use assets	$(31)	$176
Non-cash disposal of property	$(363)	$—

See Notes to Consolidated Financial Statements

LEGACY EDUCATION ALLIANCE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1—Business Description and Basis of Presentation

Business Description. We are a provider of practical, high-quality, and value-based educational training on the topics of personal finance, entrepreneurship, real estate, and financial markets investing strategies and techniques. Our programs are offered through a variety of formats and channels, including free workshops, basic trainings, forums, telephone mentoring, one-on-one mentoring, coaching and e-learning. During the year ended December 31, 2020, we marketed our products and services under two brands: Building Wealth with LegacyTM; and Homemade Investor by Tarek El Moussa. During the year ended December 31, 2019, we marketed our products and services under two brands: Rich Dad EducationTM and Legacy EducationTM.

Our students pay for their courses in full up-front or through payment agreements with independent third parties. Under United States of America generally accepted accounting principles (“U.S. GAAP”), we recognize revenue upon the earlier of (i) when our students take their courses or (ii) the term for taking their course expires, both of which could be several quarters after the student purchases a program and pays the fee. We recognize revenue immediately when we sell our (i) proprietary products delivered at time of sale and (ii) third party products sales. Our symposiums and forums combine multiple advanced training courses in one location, allowing us to achieve certain economies of scale that reduce costs and improve margins while also accelerating U.S. GAAP revenue recognition, while at the same time, enhancing our students’ experience, particularly, for example, through the opportunity to network with other students.

We also provide a richer experience for our students through one-on-one mentoring (two to four days in length, on site or remotely, although we have suspended providing on-site mentorships as a result of the COVID-19 pandemic) and telephone mentoring (10 to 16 weekly one-on-one or one-on-many telephone sessions). Mentoring involves a subject matter expert interacting with the student remotely or in person and guiding the student, for example, through his or her first real estate transaction, providing a real hands-on experience.

We were founded in 1996, and through a reverse merger, became a publicly-held company in November 2014. Today we are a global company that has cumulatively served more than two million students from more than 150 countries and territories over the course of our operating history.

Historically, our operations have relied heavily on our and our students’ ability to travel and attend live events where large groups of people gather in local markets within each of the segments in which we operate. As a result of the COVID-19 coronavirus pandemic, and the resulting worldwide restrictions on travel and social distancing, we temporarily ceased conducting live sales and fulfillment and furloughed substantially all of our employees. We resumed online operations in July 2020, and live operations in November 2020. The Company expects to conduct additional live events as lockdown restrictions continue to ease and hopes to return to a normal schedule over the coming months. The Company will continue following strict safety protocols at the live events. We have simplified our product offerings and restructured our compensation program with respect to both employees and independent contractors to reduce costs and improve margins, but there can be no assurances that the Company will be effective in selling its products and services, or what the impact such activities will have on our financial performance. We are not able to fully quantify the impact that these factors will have on our financial results, but expect developments related to COVID-19 to continue to affect the Company’s financial performance in 2021 and beyond.

Our operations are managed through three operating segments: (i) North America, (ii) United Kingdom, and (iii) Other Foreign Markets.

Since December 31, 2019, we have operated under two brands:

●

Building Wealth with Legacy TM: provides practical, high-quality and value-based educational training on the topics of personal finance, entrepreneurship, real estate, financial markets and investing strategies and techniques. This training program encompasses hands-on experience and the true spirit of investing from beginner to educated investor. In response to the limitations on travel and the social distancing protocols arising out of the Coronavirus pandemic, the Company began marketing its Legacy EducationTM products transitioning to brand name Building Wealth with LegacyTM.

●	Homemade Investor by Tarek El MoussaTM introduces people to the investor mindset, real estate investing strategies, and ways to generate cash flow that are designed to help build a foundation of knowledge for their financial goals. Homemade Investor events offered nationwide free workshops, 3-day trainings and large stage events with Tarek presenting as the keynote speaker, all selling into our advanced training products.

Merger. On November 10, 2014, we entered into an Agreement and Plan of Merger dated as of such date (the “Merger Agreement”) by and among (i) PRCD, a Nevada corporation, (ii) Priced In Corp. Subsidiary, a Colorado corporation and a wholly-owned subsidiary of PRCD (“PRCD Sub”), (iii) Tigrent Inc., a Colorado corporation (“TIGE”), and (iv) Legacy Education Alliance Holdings, Inc., a Colorado corporation and a wholly-owned subsidiary of TIGE (“Legacy Holdings”). On November 10, 2014, pursuant to the Merger Agreement, PRCD Sub merged with and into Legacy Holdings (the “Merger”), with Legacy Holdings surviving the Merger and becoming our wholly owned subsidiary and we acquired the business of Legacy Holdings.

Basis of Presentation. The terms “Legacy Education Alliance, Inc.,” the “Company,” “we,” “our,” “us” or “Legacy” as used in this report refer collectively to Legacy Education Alliance, Inc., a Nevada corporation (“Legacy”), the registrant, which was formerly known as Priced In Corp., and, unless the context otherwise requires, together with its wholly-owned subsidiary, Legacy Education Alliance Holdings, Inc., a Colorado corporation, other operating subsidiaries and any predecessor of Legacy Education Alliance Holdings, including Tigrent Inc., a Colorado corporation. All intercompany balances and transactions have been eliminated in consolidation. As discussed in Note 4 “Discontinued Operations”, the sale of Legacy Education Alliance International Ltd (Legacy UK) assets and deferred revenue is reflected as a discontinued operation in the consolidated financial statements.

Reclassification. We have reclassified certain amounts in our prior-period financial statements to conform to the current period’s presentation.

Note 2—Significant Accounting Policies

Going Concern. The accompanying consolidated financial statements and notes have been prepared assuming we will continue as a going concern. For the years ended December 31, 2020 and December 31, 2019, respectively, we had an accumulated deficit and a working capital deficit. These circumstances raise substantial doubt as to our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate profits by expanding current operations as well as reducing our costs and increasing our operating margins, and to sustain adequate working capital to finance our operations. The failure to achieve the necessary levels of profitability and cash flows would be detrimental to us. The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Use of Estimates. Conformity with GAAP requires the use of estimates and judgments that affect the reported amounts in our consolidated financial statements and accompanying notes. These estimates form the basis for judgments we make about the carrying values of our assets and liabilities, which are not readily apparent from other sources. We base our estimates and judgments on historical information and on various other assumptions that we believe are reasonable under the circumstances. GAAP requires us to make estimates and judgments in several areas, including, but not limited to, those related to deferred revenues, reserve for breakage, deferred costs, revenue recognition, commitments and contingencies, fair value of financial instruments, useful lives of property and equipment, right-of-use assets, and income taxes. These estimates are based on management’s knowledge about current events and expectations about actions we may undertake in the future. Actual results could differ materially from those estimates.

Cash and cash equivalents. We consider all highly liquid instruments with an original maturity of three months or less to be cash or cash equivalents. We continually monitor and evaluate our investment positions and the creditworthiness of the financial institutions with which we invest and maintain deposit accounts. When appropriate, we utilize Certificate of Deposit Account Registry Service (CDARS) to reduce banking risk for a portion of our cash in the United States. A CDAR consists of numerous individual investments, all below the FDIC limits, thus fully insuring that portion of our cash. At December 31, 2020 and 2019, we did not have a CDAR balance.

Restricted cash. Restricted cash balances consist primarily of funds on deposit with credit card and other payment processors. These balances do not have the benefit of federal deposit insurance and are subject to the financial risk of the parties holding these funds. Restricted cash balances held by credit card processors are unavailable to us unless, and for a period of time after, we discontinue the use of their services. Because a portion of these funds can be accessed and converted to unrestricted cash in less than one year in certain circumstances, that portion is considered a current asset. Restricted cash is included with cash and cash equivalents in our consolidated statements of cash flows.

 Deposits with credit card processors. The deposits with our credit card processors are held due to arrangements under which our credit card processors withhold credit card funds to cover charge backs in the event we are unable to honor our commitments. These deposits are included in restricted cash on our consolidated balance sheet.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts in the consolidated cash flow statements:

	December 31,	December 31,
(in thousands)	2020	2019
Cash and cash equivalents	$1,514	$3,839
Restricted cash	1,180	2,389
Total cash, cash equivalents, and restricted cash shown in the cash flow statement	$2,694	$6,228

Financial Instruments. Financial instruments consist primarily of cash and cash equivalents, accounts payable, deferred course expenses, accrued expenses, deferred revenue, and debt. U.S. GAAP requires the disclosure of the fair value of financial instruments, including assets and liabilities recognized in the balance sheets. Management believes the carrying value of the other financial instruments recognized on the consolidated balance sheets (including receivables, payables and accrued liabilities) approximate their fair value due to length of maturity of these instruments, the majority of which is short-term. The carrying value of long-term debt approximates fair value since the related rates of interest approximate current market rates.

Inventory. Inventory consists primarily of books, videos and training materials held for sale to students enrolled in our training programs. Inventory is stated at the lower of cost or market using the first-in, first-out method.

Property, equipment and Impairment of long-lived assets. Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets as presented in the following table:

Building	40 years
Residential rental properties	27.5 years
Furniture, fixtures and equipment	3-7 years
Purchased software	3 years

Residential rental properties generate monthly income from individual tenants. Income from these properties is recognized and included in other income.

Leasehold improvements are amortized over the shorter of the estimated useful asset life or the remaining term of the applicable lease.

In accordance with U.S. GAAP, we evaluate the carrying amount of our long-lived assets such as property and equipment, and finite-lived intangible assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by the comparison of its carrying amount with the future net cash flows the asset is expected to generate. We look primarily to the undiscounted future cash flows in the assessment of whether or not long-lived assets have been impaired. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

Other assets included our residential investment property. On January 17, 2020, we sold this property for $390.6 thousand and recognized a gain of $33.1 thousand, within Other income in the Consolidated Statements of Operations and Comprehensive Income. The proceeds were held in escrow until December 8, 2020, when they used to pay the joint liquidators of LEA UK as payment of intercompany debts (see “Litigation” on Note 15 “Commitments and Contingencies”).

Revenue recognition.

We recognize revenue when our customers obtain control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services, in accordance with Topic 606.

Revenue amounts presented in our consolidated financial statements are recognized net of sales tax, value-added taxes, and other taxes.

In the normal course of business, we recognize revenue based on the customers’ attendance of the course, mentoring training, coaching session or delivery of the software, data or course materials on-line. After a customer contract expires, we record breakage revenue less a reserve for cases where we allow a customer to attend after expiration. We had deferred revenue of $15.8 million and $46.5 million related to contractual commitments with customers where the performance obligation will be satisfied over time, which ranges from one to two years as of December 31, 2020 and 2019, respectively. The revenue associated with these performance obligations is recognized as the obligation is satisfied.

The following tables disaggregate our segment revenue by revenue source:

	Years Ended December 31, 2020				Years Ended December 31, 2019
Revenue Type:	North America	U.K.	Other foreign markets	Total Consolidated Revenue	North America	U.K.	Other foreign markets	Total Consolidated Revenue
	(In thousands)				(In thousands)
Seminars	18,117	1,058	8,598	27,773	32,714	2,562	8,346	43,622
Products	427	—	—	427	9,404	1,141	3,777	14,322
Coaching and Mentoring	1,059	—	393	1,452	5,564	138	4,465	10,167
Online and Subscription	3,945	—	111	4,056	2,070	6	351	2,427
Other	453	—	—	453	4,675	281	2	4,958
Total revenue	24,001	1,058	9,102	34,161	54,427	4,128	16,941	75,496

Deferred course expenses. We defer licensing fees and commissions and fees paid to our speakers and telemarketers until such time as the revenue is earned. Our speakers, who are all independent contractors, earn commissions on the cash receipts received at our training events and are paid approximately 45 days after the training event. The deferred course expenses are expensed as the corresponding deferred revenue is recognized. We also capitalize the commissions and fees paid to our speakers and expense them as the corresponding deferred revenue is recognized.

Advertising expenses. We expense advertising as incurred. Advertising paid in advance is recorded as a prepaid expense until such time as the advertisement is published.

Income taxes. We account for income taxes in conformity with the requirements of ASC 740, Income Taxes (“ASC 740”). Per ASC 740, the provision for income taxes is calculated using the asset and liability approach of accounting for income taxes. We recognize deferred tax assets and liabilities, at enacted income tax rates, based on the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. We include any effects of changes in income tax rates or tax laws in the provision for income taxes in the period of enactment. When it is more likely than not that a portion or all of a deferred tax asset will not be realized in the future, we provide a corresponding valuation allowance against the deferred tax asset.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, disclosures and transition.

Foreign currency translation. We account for foreign currency translation in accordance with ASC 830, Foreign Currency Translation. The functional currencies of our foreign operations are the reported local currencies. Translation adjustments result from translating our foreign subsidiaries’ financial statements into United States dollars. The balance sheet accounts of our foreign subsidiaries are translated into United States dollars using the exchange rate in effect at the balance sheet date. Revenue and expenses are translated using average exchange rates for each month during the fiscal year. The resulting translation gains or losses are recorded as a component of accumulated other comprehensive income in stockholders’ deficit. Business is generally transacted in a single currency not requiring meaningful currency transaction costs. We do not practice hedging as the risks do not warrant the costs.

Share-based compensation. We account for share-based awards under the provisions of ASC 718, “Compensation—Stock Compensation.” Accordingly, share-based compensation cost is measured at the grant date based on the fair value of the award and we expense these costs using the straight-line method over the requisite service period. See Note 7 “Share-Based Compensation”, for additional disclosures regarding our share-based compensation.

Comprehensive income. Comprehensive income includes changes to equity accounts that were not the result of transactions with stockholders. Comprehensive income is comprised of net income and other comprehensive income items. Our comprehensive income generally consists of changes in the cumulative foreign currency translation adjustment.

Discontinued operations. ASC 205-20-45, “Presentation of Financial Statements Discontinued Operations” requires discontinued operations to be reported if the disposal of a business component represents a strategic shift that has a major effect on an entity’s operations and financial reports. We have determined that the sale of Legacy UK meets this criterion. Accordingly, the assets, deferred revenues, and income statement of Legacy UK were transferred to discontinued operations to close out the business. See Note 4 “Discontinued Operations”, for additional disclosures regarding Legacy UK.

New Accounting Pronouncements

We have implemented all new accounting pronouncements that are in effect and that management believes would materially affect our financial statements.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” The amendments provide optional guidance for a limited time to ease the potential burden in accounting for reference rate reform. The new guidance provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts and hedging relationships that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued due to reference rate reform. These amendments are effective immediately and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2022. The application of this guidance will not have a material impact on our financial statements.

In 2019, the FASB issued ASU No. 2019-12, “Income Taxes: Simplifying the Accounting for Income Taxes.” This standard simplifies the accounting and disclosure requirements for income taxes by clarifying existing guidance to improve consistency in application of ASC 740. This standard also removed the requirement to calculate income tax expense for the stand-alone financial statements of wholly owned subsidiaries. The guidance will be effective for fiscal years and interim periods beginning after December 15, 2020. Different components of the guidance require retrospective, modified retrospective or prospective adoption, and early adoption is permitted. We will adopt this guidance when it becomes effective, in the first quarter of 2021, and the impact on our financial statements is not expected to be material.

Note 3—Concentration Risk

Cash and Cash Equivalents

We maintain deposits in banks which may exceed the federal deposit insurance available. Management believes the potential risk of loss on these cash and cash equivalents to be minimal. All cash balances as of December 31, 2020 and 2019, including foreign subsidiaries, without FDIC coverage was $0.8 million and $2.5 million, respectively.

Revenue

A significant portion of our revenue was derived from the Rich Dad brands. For the years ended December 31, 2020 and 2019, Rich Dad brands provided 77.4% and 84.6%, respectively, of our revenue. In addition, we have operations in North America, United Kingdom and Other foreign markets (See Note 14 “Segment Information”).

The License Agreement with Rich Dad Operating Company, LLC pursuant to which we licensed the Rich Dad Education brand expired on September 30, 2019. Notwithstanding the expiration of the License Agreement, the Company may continue to use Licensed Intellectual Property, as defined in the License Agreement, including, but not limited to, the Rich Dad trademark and stylized logo, for the purpose of honoring and fulfilling orders by its customers in existence as of the date of the expiration of the Agreement.

Note 4—Discontinued Operations

On October 28, 2019, four creditors of Legacy Education Alliance International Ltd. (“Legacy UK”), one of our UK subsidiaries, obtained an order from the High Court of Justice, Business and Property Courts of England and Wales (the “English Court”) with respect to the business and affairs of Legacy UK. Pursuant to the Administration Order of November 15, 2019, from the English Court, the two individuals appointed as administrators engaged a third-party to market Legacy UK’s business and assets for sale to one or more third parties. On November 26, 2019, Legacy UK’s assets and deferred revenues sold for £300 thousand (British pounds) to Mayflower Alliance LTD. We will not receive any proceeds from the sale of Legacy UK. Further details, including the resolution of claims and liabilities, and other information regarding the administration may not be forthcoming for several months. The impact of this transaction is reflected as a discontinued operation in the condensed consolidated financial statements.

The major classes of assets and liabilities of Legacy UK were as follows:

	December 31,	December 31,
(in thousands)	2020	2019
Major classes of liabilities
Accounts payable	$2,608	$3,408
Accrued course expenses	593	472
Other accrued expenses	539	619
Total major classes of liabilities - discontinued operations	$3,740	$4,499

The financial results of the discontinued operations are as follows:

	Years Ended December 31,
(in thousands)	2020	2019
Revenue	$—	$14,315
Total operating costs and expenses	—	15,647
Loss from discontinued operations	—	(1,332)
Interest income (expense)	—	(359)
Other expense, net	—	8,300
Net loss from discontinued operations	$—	$6,609

Note 5—Property and Equipment

Property and equipment consists of the following (in thousands):

	As of December 31,
	2020	2019
Land	$—	$782
Building and residential properties	—	1,168
Software	—	2,607
Equipment	234	1,697
Furniture and fixtures	—	305
Building and leasehold improvements	—	1,241
Property and equipment	234	7,800
Less: accumulated depreciation	(230)	(6,418)
Property and equipment, net	$4	$1,382

On October 1, 2020, we sold the real property and improvements located at 1612 E. Cape Coral Parkway, Cape Coral, Florida for $2.5 million to Daniel Thom, as Trustee of Torstonbo Trust, a Florida revocable trust. The $1.54 million gain from the sale of the building is included in other income in the Consolidated Statement of Operations and Comprehensive Income for the year ended December 31, 2020. The Property served as our headquarters until its sale date.

On December 8, 2020, we transferred our residential properties to the joint administrators of LEA UK (see “Litigation” on Note 15 “Commitments and Contingencies”) as payment of intercompany debts. The transferred value of the properties was £291 thousand ($363 thousand). We recorded a gain of £96 thousand ($126 thousand) in other income in the Consolidated Statement of Operations and Comprehensive Income for the year ended December 31, 2020.

In addition to the sale of our headquarters and the disposal of our residential properties, during the year ended December 31, 2020, we disposed of all of our fully depreciated other property and equipment, and fully amortized software and other intangibles.

Depreciation expense on property and equipment in each of the years ended December 31, 2020 and 2019 was approximately $0.1 million.

Note 6—Short-Term and Long-Term Debt

Short-term and long-term debt consists of the following (in thousands):

(in thousands)	As of December 31, 2020	As of December 31, 2019
Promissory notes	$—	$500
Paycheck Protection Program loan	1,900	—
Total debt	1,900	500
Less current portion of long-term debt	—	(500)
Total long-term debt, net of current portion	$1,900	$—

The following is a summary of scheduled debt maturities by year (in thousands):

2020	$—
2021	—
2022	1,900
Total debt	$1,900

On September 13, 2018, we entered into a Promissory Note and Mortgage and Security Agreement pursuant to which we borrowed the principal amount of $500 thousand from USA ReGrowth Fund LLC. At closing, we received $459,269 in net proceeds after closing costs and other fees and costs. The Promissory Note, repayment of which was initially due on March 13, 2019, was issued in an aggregate principal amount of $500 thousand and bore interest at a fixed rate of 12% per annum during the initial 120 days of the term of the Promissory Note, and a fixed rate of 30% per annum until all amounts due under the Promissory Note are paid in full. Pursuant to the Mortgage and Security Agreement, repayment of the Promissory Note is secured by a first mortgage on the property located at 1612 East Cape Coral Parkway, Cape Coral, FL 33904 (“Corporate HQ”). On March 8, 2019, we executed an extension of the maturity date to September 13, 2019. During the initial 120 days of the extension period, the Promissory Note bore interest at a fixed rate of 12% per annum and a fixed rate of 30% per annum thereafter until all amounts due thereunder are paid. On September 13, 2019, we executed a second extension of the maturity date to March 13, 2020. During the initial 120 days of the second extension period, the Promissory Note bears a fixed rate of 12% per annum and a fixed rate of 30% per annum thereafter until all amounts due thereunder are paid. The extension matured on March 13, 2020, though the lender agreed to extend the maturity date until a new Promissory Note with a different lender was obtained on August 6, 2020, on which date the outstanding principal balance and interests were paid in full. The new Promissory Note was issued in the amount of $1.0 million, net proceeds were $396.7 thousand after closing costs and after paying off the outstanding principal in the amount of $500 thousand, plus accrued interest, under a Promissory Note held by USA Regrowth Fund LLC, and bore interest at a fixed rate of 12% per annum and was initially due on August 6, 2021. The new Promissory Note was fully paid off on October 1, 2020, with the proceeds on sale of the real property and improvements located at 1612 E. Cape Coral Parkway, Cape Coral, Florida for $2.5 million. The Seller’s obligations under the Loan Documents were secured by a first mortgage on the Property. The net proceeds realized by the Seller from the sale of the Property were $1.24 million after deductions for repayment of the Note, broker commissions, and other fees, and costs.

On April 27, 2020, Elite Legacy Education, Inc., a subsidiary of the Company, entered into a Promissory Note in favor of Pacific Premier Bank, the lender, through the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) established pursuant to the CARES Act. The unsecured loan (the “PPP Loan”) proceeds were in the amount of $1,899,832, matures on April 24, 2022, bears interest at a fixed rate of 1% per annum, and is payable in 17 equal monthly payments of interest only and a final payment of the full principal plus interest for one month. Under the terms of the CARES Act, PPP Loan recipients can apply for and be granted forgiveness for all or a portion of loans granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payroll costs and mortgage interest, rent or utility costs and the maintenance of employee and compensation levels. The Company used a significant portion of the PPP Loan proceeds for qualifying expenses, but no assurance is provided that the Company will obtain forgiveness of the PPP Loan in whole or in part.

Note 7— Share-Based Compensation

The 2015 Incentive Plan, our equity plan, was approved by the stockholders at our annual meeting of stockholders on July 16, 2015. The 2015 Incentive Plan reserves 5,000,000 shares of our Common Stock for stock options, restricted stock, and a variety of other types of equity awards. We believe that long-term incentive compensation programs align the interests of management, employees and the stockholders to create long-term stockholder value. We believe that equity-based incentive compensation plans, such as the Incentive Plan, increase our ability to achieve this objective, and, by allowing for several different forms of long-term equity based incentive awards, help us to recruit, reward, motivate and retain talented employees and other service providers. The text of the 2015 Incentive Plan is included in the attachment marked as Appendix B to our Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 16, 2015.

During the year ended December 31, 2020, pursuant to the 2015 Incentive Plan, we awarded 80,000 shares of restricted stock to the independent members of the Board of Directors, which are subject to a two-year cliff vesting. The grant date price per share was $0.10 for a total grant date fair value of $8.0 thousand. We also granted 100,000 shares of restricted stock to an external consultant, which were fully vested at a grant date. The grant date price per share was $0.07 for a total grant date fair value of $7.0 thousand.

During the year ended December 31, 2019, pursuant to the 2015 Incentive Plan, we awarded 34,650 shares of restricted stock to the independent members of the Board of Directors, which are subject to a two-year cliff vesting. The grant date price per share was $0.20 for a total grant date fair value of $7.0 thousand. We also granted 20,000 shares of restricted stock to Senior Management, which were fully vested at a grant date. The grant date price per share was $0.18 for a total grant date fair value of $3.6 thousand.

The following table reflects the activity of the restricted shares:

Restricted Stock Activity (in thousands)	Number of shares	Weighted average grant date value
Unvested at December 31, 2018	869	$0.04
Granted	55	0.19
Forfeited	(13)	0.54
Vested	(455)	0.36
Unvested at December 31, 2019	456	$0.25
Granted	180	0.08
Forfeited	(64)	0.28
Vested	(480)	0.20
Unvested at December 31, 2020	92	$0.11

Compensation Expense and Related Valuation Techniques

We account for share-based awards under the provisions of ASC 718, “Share-Based Payment,” which established the accounting for share-based awards exchanged for employee and non-employee services. Accordingly, share-based compensation cost is measured at the grant date based on the fair value of the award and we expense these costs using the straight-line method over the requisite service period. Unrecognized compensation expense associated with unvested share-based awards, consisting entirely of unvested restricted stock, was $10 thousand and $21 thousand at December 31, 2020 and 2019, respectively. This cost is expected to be recognized over a weighted-average period of 1.8 years.

Our stock-based compensation expense was $23 thousand and $82 thousand in the years ended December 31, 2020 and 2019, respectively, and is included in general and administrative expenses in the accompanying Consolidated Statements of Operations and Comprehensive Income. There were no related income tax effects in either year.

Note 8—Employee Benefit Plan

We have a 401(k) employee savings plan for eligible employees that provides for a matching contribution from us, determined each year at our discretion. We provided for a matching contribution of $0.1 million and $0.2 million during the years ended December 31, 2020 and 2019, respectively.

Note 9—Income Taxes

We recognize deferred tax assets and liabilities, at enacted income tax rates, based on the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. We include any effects of changes in income tax rates or tax laws in the provision for income taxes in the period of enactment. When it is more likely than not that a portion or all of the deferred tax asset will not be realized in the future, we provide a corresponding valuation allowance against the deferred tax asset.

Our sources of income (loss) and income tax provision (benefit) are as follows (in thousands):

	Years ended December 31,
	2020	2019
Income/(loss) from continuing operations before income taxes:
U.S.	$12,367	$4,271
Non-U.S.	7,600	(2,187)
Total income/(loss) from continuing operations before income taxes:	$19,967	$2,084
Provision (benefit) for taxes:
Current:
Federal	$2,037	$143
State	347	38
Non-U.S.	1,156	83
Total current	3,540	264
Deferred:
Federal	126	—
State	5	—
Non-U.S.	287	(190)
Total deferred	418	(190)
Noncurrent
Federal	—	(1,331)
State	—	—
Non-U.S.	—	—
Total noncurrent	—	(1,331)
Total income tax expense (benefit)	$3,958	$(1,257)
Effective income tax rate	19.8%	(60.3)%

The difference between the tax provision at the statutory federal income tax rate and the tax provision attributable to income (loss) from continuing operations before income taxes is as follows (in thousands):

	Years ended
	December 31,
	2020	2019
Computed expected federal tax expense	$4,235	$438
Decrease in valuation allowance	(1,098)	(546)
State income net of federal expense	278	242
Non-U.S. income taxed at different rates	234	(62)
Unrecognized tax expense (benefit)	309	(1,331)
Other	—	2
Income tax expense (benefit)	$3,958	$(1,257)

We recorded income tax expense of $3.9 million and income tax benefit of $1.3 million for the years ended December 31, 2020 and 2019, respectively, a $2.7 million increase in income tax expense.

We do not expect to repatriate earnings from its foreign subsidiaries because the cumulative earnings and profits of the foreign subsidiaries as of December 31, 2020 and 2019 are negative. Accordingly, no U.S. federal or state income taxes have been provided thereon.

Deferred income tax assets and liabilities reflect the net tax effects of (i) temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts for income tax purposes and (ii) operating loss carryforwards. The tax effects of significant components of our deferred tax assets and liabilities are as follows (in thousands):

	As of December 31,
	2020	2019
Deferred tax assets:
Net operating losses	$3,648	$5,688
Accrued compensation, bonuses, severance	—	121
Depreciation	(1)	269
Valuation allowance	(3,622)	(4,736)
Total deferred tax assets	$25	$1,342
Deferred tax liabilities:
Deferred course expenses	$(159)	$(1,055)
Depreciation		—
Total deferred tax liabilities	(159)	(1,055)
Net deferred tax (liability) asset	$(134)	$287

We have retained a full valuation allowances of $3.6 million against the deferred tax assets of our Australian, Canadian, U.K., Hong Kong, and South Africa subsidiaries as of December 31, 2020. We have retained full valuation allowances of $4.7 million against the deferred tax assets of our United States, Australian, Canadian, U.K. (excluding Elite Legacy Education UK), Hong Kong, and South Africa subsidiaries as of December 31, 2019. The most significant negative factor that was considered in determining whether a valuation allowance was required is a cumulative recent history of losses in all jurisdictions for the entities mentioned above.

We had zero balance of federal net operating loss carryforwards as of December 31, 2020. As of December 31, 2019, we had approximately $4.8 million of federal net operating loss carryforwards. As of December 31, 2020, and 2019, we had approximately $16.5 million and $19.7 million of foreign net operating loss carryforwards, respectively, and approximately $0.3 million and $8.9 million of state net operating loss carryforwards, respectively. The foreign loss carryforwards begin to expire in 2027 and the state net operating loss carryforwards begin to expire in 2038.

Our federal income tax returns for the years after 2017 are subject to examination by the Internal Revenue Service. Our state tax returns for all years after 2017 or 2016, depending on each state’s jurisdiction, are subject to examination. In addition, our Canadian tax returns and United Kingdom tax returns for all years after 2013 are subject to examination.

The liability pertaining to uncertain tax positions was $0.3 million at December 31, 2020 and 2019. In accordance with GAAP, we recorded expense that increased the total liability pertaining to uncertain tax positions which was more than offset by a decrease in the total liability attributable to foreign currency fluctuations and tax rate adjustments. A significant portion of the liability pertaining to uncertain tax positions is recorded as a reduction of the value of net operating loss carryovers.

We include interest and penalties in the liability for uncertain tax positions. Accrued interest and penalties on uncertain tax positions were approximately $0.04 million at December 31, 2020 and 2019, for each year, and is included in other liabilities in the accompanying Consolidated Balance Sheets. If applicable, we recognize interest and penalties related to uncertain tax positions as tax expense.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits:

	As of December 31,
	2020	2019
Unrecognized tax benefits - January 1	$309	$1,640
Gross increases - tax positions in prior period	—	—
Gross decreases - tax positions in prior period	—	(1,331)
Unrecognized tax benefits - December 31	$309	$309

The total liability for unrecognized tax benefits at December 31, 2019, is netted against deferred tax assets related to net operating loss carryforwards in the Consolidated Balance Sheets. The total liability for unrecognized tax benefits at December 31, 2020 and 2019, are as follows:

	As of December 31,
	2020	2019
Reduction of net operating loss carryforwards	$—	309
Noncurrent tax liability (reflected in Other long-term liabilities)	309	—
Total liability for unrecognized tax benefits	$309	$309

We do not expect any significant changes to unrecognized tax benefits in the next year. We estimate $0.3 million of the unrecognized tax benefits, if recognized, would impact the effective tax rate at December 31, 2020 and 2019.

Note 10—Certain Relationships and Related Transactions

Licensing Agreements with the T&B Seminars, Inc

On December 23, 2019, we entered into an agreement with T&B Seminars Inc. to develop and operate a seminar style education business (subsequently branded Homemade Investor by Tarek El Moussa) (“Development Agreement”) that will use, among other things, the names, images, and likenesses of Tarek El Moussa to market and sell customers real estate investing oriented education products. T&B granted us a sole and exclusive worldwide license to certain intellectual property, including, certain trademarks and copyrights and the name, image and likeness of Tarek El Moussa, in each case to the extent necessary for us to develop and create educational materials and promote and conduct a branded real estate seminar style education business.

As consideration for the licensed rights under the Development Agreement, Holdings agreed to pay T&B base royalty percentages on cash sales of products to persons responding to a branded marketing campaign that uses the licensed intellectual property. Also, as consideration for Tarek El Moussa providing certain marketing support, Holdings agreed to pay T&B marketing royalty percentages on cash sales of products at live events and at online webinars to persons responding to a branded marketing campaign that uses the licensed intellectual property. Furthermore, as consideration for the exclusivity of the rights under the Development Agreement, commencing on the seventh month of the term of the Development Agreement, Holdings agreed that the monthly royalties paid to T&B will not be less than an agreed to amount.

The Development Agreement has an initial term of five years and will automatically renew thereafter for successive five-year terms unless either party provides prior written notice of termination no less than 90 days prior to the end of such five-year term.

Licensing Agreements with the Rich Dad Parties

Through September 30, 2019, our business relied primarily on our license of the Rich Dad brand and related marks and intellectual property. The following transactions summarize our license to use the Rich Dad trademarks, trade names and other business information worldwide (the “Rich Dad Intellectual Property Rights”):

Effective September 1, 2013, we entered into licensing and related agreements with Rich Dad Operating Company, LLC (“RDOC”) (collectively, the “2013 License Agreement”) that replaced the 2010 License Agreement. Compared to the 2010 License Agreement, the 2013 License Agreement broadened the field of permitted use to include real estate investing, business strategies, stock market investment techniques, stock/paper assets, cash management, asset protection, entrepreneurship and other financially-oriented subjects. The 2013 License Agreement also (i) reduced the royalty rate payable to RDOC compared to the 2010 Rich Dad License Agreement; (ii) broadened the Company’s exclusivity rights to include education seminars delivered in any medium; (iii) eliminated the cash collateral requirements and related financial covenants contained in the 2010 License Agreement; (iv) continued our right to pay royalties via a promissory note that is convertible to preferred shares upon the occurrence of a Change in Control (as defined in the 2013 License Agreement); (v) eliminated approximately $1.6 million in debt from our consolidated balance sheet as a result of debt forgiveness provided for in the agreement terminating the 2010 License Agreement; and (vi) converted another approximately $4.6 million in debt to 1,549,882 shares of our Common Stock.

On April 22, 2014, we entered into an agreement with RDOC (the “2014 Amendment”) to, among other things, amend the 2013 License Agreement to halve the royalty payable by us to RDOC to 2.5% for the whole of 2014, (ii) cancel approximately $1.3 million in debt owed by us to RDOC, (iii) reimburse us for certain legal expenses, and (iv) cancel RDOC’s right to appoint one member of our Board of Directors.

The 2013 License Agreement and the 2014 Amendment were assigned to our wholly-owned subsidiary, Legacy Education Alliance Holdings, Inc. on September 10, 2014.

On January 25, 2018, we entered into a Second Amendment with RDOC (the “Second Amendment”) that amends certain terms of the 2013 License Agreement and extends the term of the 2013 License Agreement to September 1, 2019. (See the Form 8-K filed on January 29, 2018 for further discussion.)

On August 16, 2019, we entered into an amendment to the License Agreement that extended the term of the License Agreement through September 30, 2019. On September 16, 2019, we received notice from Rich Dad Operating Company, LLC (“RDOC”), indicating that RDOC did not intend to extend the term of the September 1, 2013, Rich Dad Operating License Agreement (as amended, the “License Agreement”) by and between the Company and RDOC. Therefore, the term of the License Agreement expired on September 30, 2019. Notwithstanding the expiration of the License Agreement, the Company may continue to use Licensed Intellectual Property, as defined in the License Agreement, including, but not limited to, the Rich Dad trademark and stylized logo, for the purpose of honoring and fulfilling orders by its customers in existence as of the date of the expiration of the Agreement.

License Agreements with Robbie Fowler and with Martin Roberts

We entered into a Talent Endorsement Agreement with an effective date of January 1, 2015 with Robbie Fowler that supplements an earlier November 2, 2012 Agreement and a Talent Endorsement Agreement with an effective date of January 1, 2013, both with Mr. Fowler (collectively, the “Fowler License Agreement”). The Fowler License Agreement grants us the exclusive right to use Robbie Fowler’s name, image, and likeness in connection with the advertisement, promotion, and sale in the United Kingdom of a property training course developed by us. The Fowler License Agreement was scheduled to expire by its terms on January 1, 2020. Under the Fowler License Agreement, we pay Mr. Fowler a royalty on revenues realized from the sale of Robbie Fowler-branded property courses and affiliated products, after deductions for value added taxes, returns and refunds.

In 2009, we entered into a Talent Endorsement Agreement with Martin Roberts that grants us the exclusive right to use Martin Roberts’, name, image, and likeness, as well as the rights to use the name of Mr. Roberts’s published book entitled “Making Money From Property,” in connection with the advertisement, promotion, and sale in the United Kingdom of a property training course developed by us. We entered into a subsequent Talent Endorsement Agreement with an effective date of April 20th, (the “Supplemental Agreement”) that grants us the non-exclusive right to use Martin Roberts’ name, image and likeness, as well as the rights to use the name of Mr. Roberts’ published book entitled “Making Money From Property”, in connection with the advertisement, promotion, and sale of educational training, products and materials related to real estate, securities and options trading and investment, as well as, general wealth building and investing strategies, principles and motivation. The term of the license granted under the Supplemental Agreement is for an initial six months period expiring on October 20, 2017 and will continue thereafter unless (i) terminated by one party upon the event of certain specified defaults of the party, or (ii) by either party without cause upon thirty (30) days prior written notice to the other party. Under the Supplemental Agreement with Mr. Roberts, we pay Mr. Roberts a royalty on revenues realized from the sale of Robbie Fowler-branded property courses and affiliated products that are collected within thirty (30) days after a Company-sponsored Martin Roberts-branded event, after deductions for value added taxes, banking charges, returns, refunds, and third party commissions. For sales to clients introduced to us directly by Mr. Roberts and his associated websites as well as other marketing and promotional activities Mr. Roberts or his associated companies may wish to undertake from time to time that are not part of a Company sponsored event and which result in the sale of ours basic training her marketing and promotional activities, Mr. Roberts is entitled to 50% of gross revenue from such sales of directly introduced clients.

Our licensing agreements for use of the Robbie Fowler and Martin Roberts brands were conveyed to Mayflower Alliance Ltd on November 26, 2019 as part of the sale of the business of our Legacy Education Alliance International Ltd subsidiary, which is currently in liquidation.

Note 11—Capital Stock

Share Capital

Our authorized share capital consists of 200,000,000 shares of Common Stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

As of December 31, 2020, 23,279,197 shares of our Common Stock were outstanding. The outstanding shares of our Common Stock are validly issued, fully paid and non-assessable.

Holders of Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of Common Stock do not have cumulative voting rights. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The vote of the stockholders of a majority of the stock having voting power present in person or represented by proxy shall be sufficient to decide any questions brought before such meeting, other than the election of directors, unless the question is one upon which by express provision of the statutes or of the Articles of Incorporation, a different vote is required in which case such express provisions shall govern and control the decision of such question. Holders of Common Stock representing ten percent (10%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.

Holders of our Common Stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. The Common Stock has no pre-emptive, subscription or conversion rights and there are no redemption provisions applicable to the Common Stock.

In addition, our authorized but unissued common shares could be used by our Board of Directors for defensive purposes against a hostile takeover attempt, including (by way of example) the private placement of shares or the granting of options to purchase shares to persons or entities sympathetic to, or contractually bound to support, management. We have no such present arrangement or understanding with any person. However, our Common Stock have been reserved for issuance upon exercise of stock purchase rights designed to deter hostile takeovers, commonly known as a “poison pill.”

On February 15, 2017, we adopted a limited duration Shareholder Rights Plan (the “Plan”). Under the Plan, one preferred stock purchase right will be distributed for each share of common stock held by stockholders of record on March 2, 2017. The rights will trade with the common stock and will not be separable or exercisable until such time as the Plan is triggered. The Plan was scheduled to expire on February 15, 2019, subject to our right to extend such date, unless we redeemed or exchanged earlier or terminated.

On November 12, 2018, the Board of Directors of Legacy Education Alliance, Inc. (the “Company”) approved an amendment (the “Amendment”) to the Rights Agreement dated as of February 16, 2017 by and between us and VStock Transfer LLC (VStock), as Rights Agent (the “Rights Agreement”), to (i) extend the Final Expiration Date, as defined in the Rights Agreement, to the close of business on February 15, 2021, and (ii) to provide for the construction of the Rights Agreement and all other related documents in a manner consistent with the extension of the Final Expiration Date.

On November 25, 2019, we entered into an assumption agreement with Broadridge Corporate Issuer Solutions, Inc. (Broadridge), whereby Broadridge assumes the role of Rights Agent under the Rights Agreement, effectively replacing VStock as Rights Agent.

On February 12,  2021, the Board of Directors of Legacy Education Alliance, Inc. (the “Company”) approved an amendment (the “Amendment”) to the Rights Agreement dated as of February 16, 2017 by and between the Company and Broadridge Corporate Issuer Solutions, Inc., successor to VStock Transfer  LLC (VStock), as Rights Agent (the “Rights Agreement”), to (i) extend the Final Expiration Date, as defined in the Rights Agreement, to the close of business on February 15, 2023, and (ii) to provide for the construction of the Rights Agreement and all other related documents in a manner consistent with the extension of the Final Expiration Date.

The extension of the Final Expiration Date under the Rights Agreement was entered into to ensure that the Board of Directors would continue to have sufficient time to consider any proposal from a third party that might result in a change in control of the Company, to ensure that all stockholders receive fair and equal treatment in the event of any such a proposal, and to encourage any potential acquirer to negotiate with the Board of Directors. In addition, extending the Rights Agreement will guard against partial tender offers, open market accumulations and other coercive tactics aimed at gaining control of the Company without paying all stockholders a full control premium for their shares. The Rights Agreement was not amended in response to any specific takeover offer.

Preferred Stock

As of December 31, 2020 and 2019, no shares of our preferred stock were outstanding.

Our authorized preferred stock is “blank check” preferred. Accordingly, subject to limitations prescribed by law, our Board is expressly authorized, at its discretion, to adopt resolutions to issue shares of preferred stock of any class or series, to fix the number of shares of any class or series of preferred stock and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by our stockholders.

Note 12—Earnings Per Share (“EPS”)

Basic EPS is computed by dividing net income by the basic weighted-average number of shares outstanding during the period.

Diluted EPS is computed by dividing net income by the diluted weighted-average number of shares outstanding during the period and, accordingly, reflects the potential dilution that could occur if securities or other agreements to issue common stock, such as stock options, were exercised, settled or converted into common stock and were dilutive. The diluted weighted-average number of shares used in our diluted EPS calculation is determined using the treasury stock method.

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock awards, are considered to be participating securities, and therefore, the two-class method is used for purposes of calculating EPS. Under the two-class method, a portion of net income is allocated to these participating securities and is excluded from the calculation of EPS allocated to common stock. Our restricted stock awards are subject to forfeiture and restrictions on transfer until vested and have identical voting, income and distribution rights to the unrestricted common shares outstanding.

Our weighted average unvested restricted stock awards outstanding were 153,612 and 424,531 for the years ended December 31, 2020 and 2019, respectively.

The calculations of basic and diluted EPS are as follows:

	Years Ended December 31, 2020			Years Ended December 31, 2019
	Net Income	Weighted Average Shares Outstanding	Earnings Per Share	Net Income	Weighted Average Shares Outstanding	Earnings Per Share
	(in thousands, except per share data)			(in thousands, except per share data)
Basic:
As reported	$16,009	23,230		$9,950	23,141
Amounts allocated to unvested restricted shares	(106)	(154)		(183)	(425)
Amounts available to common stockholders	$15,903	23,076	$0.69	$9,767	22,716	$0.43
Diluted:
Amounts allocated to unvested restricted shares	106	154		183	425
Non participating share units		—			—
Amounts reallocated to unvested restricted shares	(107)	—		(186)	—
Amounts available to stockholders and assumed conversions	$15,902	23,230	$0.68	$9,764	23,141	$0.42

Note 13—Fair Value Measurements

ASC 820 , “Fair Value Measurements and Disclosures” defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurements. ASC 820 requires entities to, among other things, maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions.

In accordance with ASC 820 , these two types of inputs have created the following fair value hierarchy:

●	Level 1—Inputs that are quoted prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability, including:

●	Quoted prices for similar assets or liabilities in active markets

●	Quoted prices for identical or similar assets or liabilities in markets that are not active

●	Inputs other than quoted prices that are observable for the asset or liability

●	Inputs that are derived principally from or corroborated by observable market data by correlation or other means; and

●	Level 3—Inputs that are unobservable and reflect our assumptions used in pricing the asset or liability based on the best information available under the circumstances (e.g., internally derived assumptions surrounding the timing and amount of expected cash flows).

We did not have any financial assets or liabilities measured and recorded at fair value on our consolidated balance sheets on a recurring basis as of December 31, 2020 and 2019.

Note 14—Segment Information

We manage our business in three segments based on geographic location for which operating managers are responsible to the Chief Executive Officer. These segments include: (i) North America, (ii) United Kingdom, and (iii) Other Foreign Markets. Operating results, as reported below, are reviewed regularly by our Chief Executive Officer, or Chief Operating Decision Maker (“CODM”) and other members of the executive team.

The proportion of our total revenue attributable to each segment is as follows:

	Years Ended December 31,
As a percentage of total revenue	2020	2019
North America	70.3%	72.1%
U.K.	3.1%	5.5%
Other foreign markets	26.6%	22.4%
Total consolidated revenue	100.0%	100.0%

Operating results for the segments are as follows:

	Years Ended December 31,
Segment revenue	2020	2019
	(In thousands)
North America	$24,001	$54,427
U.K.	1,058	4,128
Other foreign markets	9,102	16,941
Total consolidated revenue	$34,161	$75,496

	Years Ended December 31,
	2020	2019
Segment gross profit contribution *	(In thousands)
North America	$15,852	$12,195
U.K.	949	983
Other foreign markets	7,193	2,244
Total consolidated gross profit	$23,994	$15,422

*	Segment gross profit is calculated as revenue less direct course expenses, advertising and sales expenses and royalty expense.

	Years Ended December 31,
	2020	2019
Depreciation and amortization expenses	(In thousands)
North America	$45	$137
U.K.	14	20
Other foreign markets	10	5
Total consolidated depreciation and amortization expenses	$69	$162

	December 31,	December 31,
	2020	2019
Segment identifiable assets	(In thousands)
North America	$3,864	$9,937
U.K.	1,266	2,324
Other foreign markets	1,026	3,286
Total consolidated identifiable assets	$6,156	$15,547

Our long-lived assets in the U.S. were approximately $4.0 thousand  and $1,000.0 thousand for the years ended December 31, 2020 and 2019, respectively. Our international long-lived assets were approximately $0.1 thousand and $400.0 thousand, respectively, for the same periods.

Note 15—Commitments and Contingencies

Licensing agreements.

On January 25, 2018, we entered into a Material Definitive Agreement that resulted in a Second Amendment with RDOC (the “Second Amendment”) that amends certain terms of the 2013 License Agreement and extends the term of the 2013 License Agreement to September 1, 2019. On August 16, 2019, we entered into an amendment to the License Agreement that extended the term of the License Agreement through September 30, 2019. On the Second Agreement expired on September 30, 2019.

Under the terms of the License Agreement, as amended, the Company was granted a worldwide license to use certain intellectual property of RDOC to develop, market, sell, and conduct Rich Dad Education branded educational products and services in real estate investing, business strategies, stock market investment techniques, stock/paper assets, cash management, asset protection, and other financially oriented subjects in any form of communication or media, in exchange for which the Company agreed to pay a monthly royalty to RDOC.

We are committed to pay royalties for the usage of certain brands, as governed by various licensing agreements, including T&B Seminars, Inc., Rich Dad, Robbie Fowler and Martin Roberts. Total royalty expenses included in our Consolidated Statement of Operations and Comprehensive Income for the years ended December 31, 2020 and 2019 were $0.0 million and $3.4 million, respectively. Our License Agreement with our Rich Dad brand licensor expired on September 30, 2019. Our licensing agreements for use of the Robbie Fowler and Martin Roberts brands were conveyed on November 26, 2019 to Mayflower Alliance Ltd as part of the sale of the business of our Legacy Education Alliance International Ltd subsidiary, which is currently in liquidation.

Purchase commitments. From time to time, the Company enters into non-cancellable commitments to purchase professional services, Information Technology licenses and support, and training courses in future periods. There were no purchase commitments made by the Company at December 31, 2020 and 2019, respectively.

Custodial and Counterparty Risk. The Company is subject to custodial and other potential forms of counterparty risk in respect of a variety of contractual and operational matters. In the course of ongoing company-wide risk assessment, management monitors the Company arrangements that involve potential counterparty risk, including the custodial risk associated with amounts prepaid to certain vendors and deposits with credit card and other payment processors. Deposits held by our credit card processors at December 31, 2020 and 2019 were $1.1 million and $5.0 million, respectively. These balances are included on the Consolidated Balance Sheets in restricted cash in 2020 and 2019.

While these balances reside in major financial institutions, they are only partially covered by federal deposit insurance and are subject to the financial risk of the parties holding these funds. When appropriate, we utilize Certificate of Deposit Account Registry Service (CDARS) to reduce banking risk for a portion of our cash in the United States. A CDAR consists of numerous individual investments, all below the FDIC limits, thus fully insuring that portion of our cash. At December 31, 2020 and 2019, we did not have a CDAR balance.

Litigation.

We and certain of our subsidiaries, from time to time, are parties to various legal proceedings, claims and disputes that have arisen in the ordinary course of business. These claims may involve significant amounts, some of which would not be covered by insurance.

Elite Legacy Education, Inc. v. NetSuite, Inc., Oracle Corporation and Oracle America, Inc. On August 17, 2018, we submitted a demand for arbitration against Respondents NetSuite, Inc., Oracle Corporation, and Oracle America, Inc. (collectively, “Oracle/NetSuite”) to JAMS in San Francisco, California for declaratory relief, breach of contract, breach of the covenant of good faith and fair dealing, conversion, and unjust enrichment to address the deficient performance and subsequent unwarranted and malicious threats to suspend performance altogether from Respondents Oracle/NetSuite arising out of the Company’s new ERP/CRM system. In May 2019, we entered into a settlement agreement under which Oracle/NetSuite gave us $0.1 million in the form of accounts payable credit, concluding the litigation in its entirety. We recognized the settlement in May 2019.

Tigrent Group Inc. v. Process America, Inc. (“PA”), Case No 1:12-cv-01314-RLM, filed March 16, 2012 in the U.S. District Court for the Eastern District of New York. In this case we sought the return of the $8.3 million credit card merchant reserve account deposit held by Process America Inc., a so-called “Independent Sales Organization” that places merchants with credit card processors. On November 12, 2012, PA filed for bankruptcy protection in the U.S. Bankruptcy Court for the Central District of California (“Bankruptcy Court.”) On December 3, 2012, the Bankruptcy Court obtained jurisdiction of our dispute with PA. On June 21, 2013, the Tigrent Group filed its proof of claim with Bankruptcy Court in the amount of $8.3 million. In July 2019, we received a cash payment from PA in the amount of $0.4 million, as a distribution. This amount was recognized and reported as other income in the consolidated statement of operations and comprehensive income for the year ended December 31, 2019.

Tranquility Bay of Pine Island, LLC v. Tigrent, Inc., et al. On March 16, 2017, suit was filed in the Twentieth Judicial Circuit In and For Lee County, Florida by Tranquility Bay of Pine Island, LLC (“TBPI”) against Tigrent Inc. and various of its present and former shareholders, officers and directors. By amendment dated May 24, 2019, the Company and its General Counsel and former Chief Executive Officer were  named as defendants to a civil conspiracy count. The suit primarily relates to the alleged obligation of Tigrent to indemnify the Plaintiff pursuant to an October 6, 2010 Forbearance Agreement. The suit includes claims for Breach of Contract, Permanent and Temporary Injunction, Breach of Fiduciary Duty, Civil Conspiracy, Tortious Interference and Fraudulent Transfer. On March 20, 2019, the Court dismissed the complaint in its entirety with leave to amend. On April 11, 2019, TBPI filed its Second Amended Complaint in Twentieth Judicial Circuit In and For Lee County, Florida against Tigrent Inc. (“Tigrent”), Legacy Education Alliance Holding, Inc. (“Holdings”), and certain shareholders of the Company. The suit includes claims for Breach of Contract, Breach of Fiduciary Duty against Tigrent, Civil Conspiracy against Tigrent and Holdings, and various Counts of Fraudulent Transfer against various shareholders of the Company. On May 24, 2019, with leave from the court, TBPI filed its Third Amended Complaint in Twentieth Judicial Circuit In and For Lee County, Florida against Tigrent, Holdings, and certain shareholders of the Company. The suit includes claims for Breach of Contract against Tigrent, Breach of Fiduciary Duty against Tigrent, Damages for Violation of Unfair and Deceptive Business Practices Act against Tigrent, Civil Conspiracy against Tigrent and Holdings, and various Counts of Fraudulent Transfer against various shareholders of Tigrent, including the Company’s General Counsel and former CEO, James E. May. On June 23, 2020, the Court entered summary judgment in favor of Tigrent with respect to TBPI’s claims against Tigrent alleging (i) breach of fiduciary duty, (ii) violation of the Florida Deceptive and Unfair Trade Practices Act, and (iii) indemnification against certain attorney’s fees claimed to have been incurred by TBPI. On September 17, 2020, the Court (i) granted summary judgment in favor of Tigrent and Holdings on TBPI’s claim for conspiracy; (ii) denying TBPI’s motion for summary judgment against Tigrent in which TBPI sought a declaration by the Court that claims against TBPI in in a lawsuit to which neither Tigrent nor Holdings is a party (“Third Party Lawsuit”) were within the scope of Tigrent’s indemnity obligations under the Forbearance Agreement; and (iii) denying TBPI’s motion for summary judgment in which TBPI sought a declaration by the Court that TBPI’s attorney’s fees incurred the Third Party Lawsuit were also within the scope of Tigrent’s indemnity obligations under the Forbearance Agreement. On August 18, 2020, TBPI voluntarily dismissed all shareholder defendants, other than Mr. May and Steven Barre, Tigrent’s former Chief Executive Officer. On January 4, 2021, a Settlement Agreement and Mutual Release was entered into by and between TBPI, M. Barry Strudwick, Carl Weiss and Susan Weiss (the “Strudwick Parties”) and Tigrent Inc., Legacy Education Alliance, Inc., Legacy Education Alliance Holdings, Inc., James E. May, and Steven Barre (Defendants) pursuant to which the Strudwick Parties agreed to dismiss the lawsuit with prejudice against all parties and the Company agreed to pay the aggregate sum of $400,000 payable in one installment of $100,000 on February 18, 2021 and five quarterly installments of $60,000 commencing on May 19, 2021, which the Company has accrued for within accounts payable and other long-term liability for the current and long-term portions, respectively, in the Consolidated Balance Sheet as of December 31, 2020. The parties also exchanged mutual releases as part of the Settlement Agreement. The lawsuit was dismissed by order of the Court on January 12, 2021.

In the Matter of Legacy Education Alliance International, Ltd. On October 28, 2019, an Application for Administration was filed in the High Court of Justice, Business and Property Courts of England and Wales (the “English Court”), whereby four creditors of Legacy Education Alliance, International Ltd (“Legacy UK”), one of our UK subsidiaries, sought an administration order with respect to the business affairs of the subsidiary, the appointment of an administrator, and such other ancillary orders as the applicants may request or as the court deemed appropriate. On November 15, 2019, the creditors obtained an Administration Order from the English Court. Under the terms of the Administration Order, two individuals have been appointed as administrators of Legacy UK and will manage Legacy UK and operate its affairs, business and property under the jurisdiction of the English Court. The administrators engaged a third-party to market Legacy UK’s business and assets for sale to one or more third parties. On November 26, 2019, Legacy UK’s assets and deferred revenues sold for £300 thousand (British pounds) to Mayflower Alliance LTD. We will not receive any proceeds from the sale of Legacy UK. On November 19, 2020, the administrators filed notice of their proposal to move from administration to a creditors’ voluntary liquidation and on December 9, 2020, notice was filed with Companies House that Paul Zalkin and Nicholas Simmonds were appointed as liquidators of Legacy UK to commence its winding up. Further details regarding the resolution of claims and liabilities may not be known for several months. Because there are a number of intercompany relationships between the Company and Legacy UK, the financial impact of any future claims in relation to the administration and disposition of Legacy UK, outside of those included in the discontinued operations of Legacy UK (see Note 4 “Discontinued Operations”), is unknown to us at this time, as is the timing and other conditions and effects of the administrative process. On December 8, 2020 we paid $390.6 thousand in cash and transferred our residential properties in the value of $363 thousand as settlement of intercompany debts of two of our subsidiaries, LEAI Property Development UK, Ltd. and LEAI Property Investment UK, Ltd., totaling $924 thousand to Legacy UK (see “Property, equipment and impairment of long-lived assets” in Note 2 “Significant Accounting Policies” and Note 5 “Property and Equipment”).

In the Matter of Elite Legacy Education UK Ltd. On March 18, 2020, a Winding-Up Petition, CR-2020-001958, was filed in the High Court of Justice, Business and Property Courts of England and Wales (the “High Court”) against one of our UK subsidiaries, Elite Legacy Education UK Ltd. (“ELE UK”), by one of its creditors (“Petitioner”) pursuant to which the Petitioner was claiming a debt of £461,459.70 plus late payment interest and statutory compensation was due and owing. The Petitioner sought an order from the High Court to wind up the affairs of ELE UK under the UK Insolvency Act of 1986. ELE UK has disputed the claim of the Petitioner and on June 11, 2020, ELE UK obtained a court order vacating the hearing on the Petition originally set for June 24, 2020. On July 24, 2020, the High Court entered an order finding that there was a genuine dispute on substantial grounds with respect to £392,761.70 of the Petitioner’s claim, and that only £68,698 plus late payment interest and statutory compensation was due and owing. The High Court further restrained the Petitioner from advertising its Winding-Up Petition until August 14, 2020 and, provided ELE UK pays the Petitioner the sums awarded under the High Court’s order, plus late payment interest and statutory compensation on or before August 14, 2020, the Petitioner’s Winding-Up Petition would be dismissed. On August 10, 2020, ELE UK filed its Notice of Appeal in which it sought permission to appeal the High Court’s ruling. On October 23, 2020, the Court denied ELE UK permission to appeal whereupon ELE UK filed an application to renew its application for permission to appeal (“Renewal Application”), which Renewal Application would be heard at a subsequent Oral Hearing on a date not yet determined. On October 27, 2020, ELE UK filed an application with the High Court of Appeal, Royal Courts of Justice (“Court of Appeals”) for a hearing to renew its application for permission to appeal the High Court’s order and a hearing was set for February 11, 2021. On October 30, 2020, the High Court entered a Consent Order restraining Petitioner from advertising its Winding Up Petition until ELE UK’ s Renewal Application is determined at the Oral Hearing or until further order of the Court, whichever is earlier. At a hearing held on December 16, 2020, the High Court issued an order lifting the restraint on advertising the petition for a winding up order and that the matter be listed on January 13, 2021 for winding up and awarding costs to the creditor. However, at a meeting held on January 11, 2021 (“Creditors’ Meeting”), the creditors of Elite Legacy Education UK Ltd (“ELE UK”), a wholly owned subsidiary of Legacy Education Alliance, Inc. (“LEAI”), approved a Proposal for a Company Voluntary Arrangement (the “Arrangement”) under the UK Insolvency Act 1986 (the “IA”) and the UK Insolvency Rules 2016 (the “IR”). As a result, the Petitioner’s claims will be administered under the terms of the CVA and, at the request of ELE UK, the hearing on its application to renew its appeal of the High Court’s order was lifted.

Note 16 - Leases

Right-of-Use Assets and Leases Obligations

We lease office space and office equipment under non-cancelable operating leases, with terms typically ranging from one to three years, subject to certain renewal options as applicable. We consider those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of lease liabilities and right-of-use assets. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet.

We determine whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, we use the rate implicit in the lease to discount lease payments to present value; however, most of our leases do not provide a readily determinable implicit rate. Therefore, we must discount lease payments based on an estimate of its incremental borrowing rate.

We do not separate lease and nonlease components of contracts. There are no material residual value guarantees associated with any of our leases. There are no significant restrictions or covenants included in our lease agreements other than those that are customary in such arrangements.

Lease Position as of December 31, 2020

The table below presents the lease related assets and liabilities recorded on the Consolidated Balance Sheets as of December 31, 2020 and 2019:

		December 31,	December 31,
(in thousands)	Classification on the Balance Sheet	2020	2019
Assets
Operating lease assets	Operating lease right of use assets	$45	$122
	Total lease assets	$45	$122

Liabilities
Current liabilities:
Operating lease liabilities	Current operating lease liabilities	$25	$86
Noncurrent liabilities:
Operating lease liabilities	Long-term operating lease liabilities	$20	$27
	Total lease liabilities	$45	$113

Lease cost for the year ended December 31, 2020

The table below presents the lease related costs recorded on the Consolidated Statement of Operation and Comprehensive Income for the years ended December 31, 2020 and 2019:

(in thousands)		Years Ended December 31,
Lease cost	Classification	2020	2019
Operating lease cost	General and administrative expenses	$45	$60
	Total lease cost	$45	$60

Other Information

The table below presents supplemental cash flow information related to leases for the years ended December 31, 2020 and 2019:

	Years Ended December 31,
(in thousands)	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$41	$61
Supplemental non-cash amounts of lease liabilities arising from obtaining right-of-use assets/(decrease) of lease liability due to cancellation of leases	$(31)	$176

As a result of the sale of Legacy UK, the leases classified as right-of-use assets and as lease liabilities in the amount of $2.2 million, were written off to discontinued operations. See Note 4 “Discontinued Operations”.

During the quarter ended September 30, 2020, we cancelled all of our outstanding lease arrangements for office space and equipment. On October 1, 2020, the Company relocated its headquarter to 1490 N.E. Pine Island Road, Suite 5D, Cape Coral, FL 33909 and entered into a two year operating lease for the new 1,600 square feet office and warehouse space. The new lease provides the Company an option to extend the term of the lease for a third year. The lease obligation is approximately $32 thousand plus other costs for shared services, maintenance and sales tax over the course of its life.

Lease Terms and Discount Rates

The table below presents certain information related to the weighted average remaining lease terms and weighted average discount rates for our operating leases as of December 31, 2020:

	December 31,	December 31,
	2020	2019
Weighted average remaining lease term - operating leases	1.75 years	1.67 years
Weighted average discount rate - operating leases	12.00%	12.00%

Undiscounted Cash Flows

The table below reconciles the fixed component of the undiscounted cash flows for each of the first five years and the total remaining years to the operating lease liabilities recorded on the Consolidated Balance Sheet as of December 31, 2020:

Amounts due in	Operating Leases
(in thousands)
2021	$25
2022	20
2023	—
Total minimum lease payments	45
Less: effect of discounting	—
Present value of future minimum lease payments	45
Less: current obligations under leases	(25)
Long-term lease obligations	$20

There are no lease arrangements where we are the lessor.

Note 17—Subsequent Events

Senior Secured Convertible Debt Agreement

On March 8, 2021, the Company issued a $375 thousand Senior Secured Convertible Debenture (“Debenture”) to Legacy Tech Partners, LLC (“LTP”) a Delaware limited liability company. The Debenture accrues interest at a rate of 10% and is due on the earlier of the occurrence of certain liquidity events with respect to the Company and March 8, 2022. The Debenture may be converted at any time after the issue date into shares of the Company’s Common Stock (the “Conversion Shares”) at a price equal to $0.05 per share. Together with each Conversion Share a warrant will be issued with a strike price of $0.05 per share and an expiration date of March 8, 2026 (the “Warrants”). LTP has an obligation to lend the Company an additional $625 thousand under the same terms prior to March 31, 2022, and an option to fund an additional $4 million under the same terms prior to March 8, 2024. LTP also has the option to extend the maturity date of each loan it makes to the Company, including the initial loan of $375 thousand for a term not to exceed four years from the original maturity date of that loan. Net proceeds were $314 thousand after legal fees related to the transaction. The Debenture is secured by a lien on all the Company’s assets. The Company’s U.S. subsidiaries entered into Guaranties on March 9, 2021 in favor of LTP under which such subsidiaries guaranteed the Company’s obligations under the Debenture and granted LTP a lien on all assets of such subsidiaries. The use of proceeds from the Debenture will be to extinguish liabilities of the Company and to fund the development of the EdTech (as defined above) business. The Warrants will not be listed for trading on any national securities exchange. The Warrants and the shares issuable upon conversion of the Debenture are not being registered under the Securities Act of 1933, as amended (the “Securities Act”). The aggregate number of shares issuable upon conversion of the Debenture and upon the exercise of the Warrants may not exceed 19.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares upon conversion of the Debenture and the exercise of the Warrants.

Bankruptcy or Receivership

At a meeting held on January 11, 2021 (“Creditors’ Meeting”), the creditors of Elite Legacy Education UK Ltd (“ELE UK”), a wholly owned subsidiary of Legacy Education Alliance, Inc. (“LEAI”), approved a Proposal for a Company Voluntary Arrangement (the “Arrangement”) under the UK Insolvency Act 1986 (the “IA”) and the UK Insolvency Rules 2016 (the “IR”). Under the terms of the Arrangement, CVR Global LLP has been appointed as Supervisor of ELE UK for the purposes of administering the Arrangement. At the Creditors Meeting, the creditors also approved a modification to the Arrangement whereby any tax refunds due to ELE UK would be paid to the Supervisor and made available for distribution to creditors. The Supervisor will wind down the business of ELE UK and make distributions to ELE UK’s non-student creditors in accordance with the applicable provisions of the IA and the IR, on and subject to the terms and conditions set forth in the Arrangement in satisfaction of the non-student creditors’ respective claims against ELE UK. Student creditors of ELE UK will be provided the opportunity to receive trainings from an independent training provider on and subject to the terms and conditions set forth in the Arrangement in satisfaction of their respective claims against ELE UK. Pursuant to the Arrangement, and at its conclusion, the remaining assets of ELE UK, if any, would be distributed to LEAI. As a result of the CVR, the Winding-Up Petition, CR-2020-001958, filed in the High Court of Justice, Business and Property Courts of England and Wales has been dismissed. At this time, LEAI management is unable to anticipate any distributions that would be received from ELE UK.

On January 27, 2021, Legacy Education Alliance Australia PTY Ltd (“LEA Australia”), a wholly owned subsidiary of Legacy Education Alliance, Inc. (“LEAI”), appointed Brent Leigh Morgan and Christopher Stephen Bergin, both of the firm of Rodgers Reidy, 326 William Street, Melbourne VIC 3000 Australia, as Joint and Several Liquidators of LEA Australia, to supervise a Creditors Voluntary Liquidation of LEA Australia. Subject to the approval of the creditors of LEA Australia at a meeting to be held on February 23, 2021 AEDT (February 22, 2021 EST), the Joint Liquidators will wind down the business of LEA Australia and make distributions, if any, to its creditors in accordance with the applicable provisions of the Australian Corporations Act of 2001. The first meeting of creditors of LEA Australia was held on February 24, 2021 (AEDT), at which no resolutions were proposed by the creditors, no nominations for a Committee of Inspection were made, and no alternative liquidator was proposed.

On March 2, 2021, Legacy Education Alliance Holdings, Inc. the sole shareholder of Legacy Education Alliance Hong Kong Ltd (“LEA Hong Kong”), a subsidiary of the Company, adopted a resolution to wind up voluntarily the affairs of LEA Hong Kong and to appoint Cosimo Borrelli and Li Chung Ngai (also known as Anson Li), both of Borrelli Walsh Limited, Level 17, Tower 1, Admiralty Centre, 18 Harcourt Road, Hong Kong as Joint and Several Liquidators of LEA Hong Kong. At a meeting of the creditors of LEA Hong Kong held on March 2, 2021, the creditors similarly approved the voluntary winding up of LEA Hong Kong and the appointment of Cosimo Borrelli and Li Chung Ngai (also known as Anson Li), as Joint and Several Liquidators. The Joint and Several Liquidators will wind up the business of LEA Hong Kong and make distributions, if any, to its creditors in accordance with the applicable provisions of the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong.

On March 7, 2021, Tigrent Learning Canada Inc. (“Tigrent Canada”), a wholly owned subsidiary of Legacy Education Alliance, Inc., filed an assignment in bankruptcy under section 49 of the Canada Bankruptcy and Insolvency Act (the “Act”) in the Office of the Superintendent of Bankruptcy Canada, District of Ontario, Division of Toronto, Court No. 31-2718213. Also on March 7, 2021, A. Farber & Partners was appointed trustee of the estate of Tigrent Canada. The trustee will wind down the business of Tigrent Canada and make distributions, if any, to its creditors in accordance with the applicable provisions of the Act. At the First Meeting of Creditors held on March 23, 2021, the creditors of Tigrent Canada approved the appointment of A. Farber & Partners as trustee of the estate of Tigrent Canada.

Other Expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission registration fee	$332.97
Transfer Agent Fees	$2,000.00
Accounting fees and expenses	$5,000.00
Legal fees and expense	$10,000.00
Miscellaneous	$7,667.03
Total	$25,000.00

None of such expenses will be borne by the selling shareholders referenced in the prospectus forming a part of this Registration Statement on Form S-1.

Item 14. Indemnification of Directors and Officers

The Bylaws of our Company provide that the Company will indemnify, to the fullest extent permitted by the Nevada Revised Statutes, each person who is or was a director, officer, employee or agent of the Company, or who serves or served any other enterprise or organization at the request of the Company. Pursuant to Nevada law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Nevada law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Company enters into agreements with its directors and executive officers that require the Company to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of the Company or any of its affiliated enterprises.

The Company maintains directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under any circumstances.

Item 15. Recent Sales of Unregistered Securities

On March 8, 2021 the Company issued a Senior Secured Convertible Debenture to Legacy Tech Partners, LLC, or LTP, a Delaware limited liability company and a related party, under which LTP loaned the Company the principal sum of $375,000. This initial loan accrues interest at a rate of 10% and is due on the earlier of the occurrence of certain liquidity events with respect to the Company and March 8, 2022. The initial loan may be converted at any time after the issue date into shares of the Company’s Common Stock, at a price equal to $0.05 per share. Together with each conversion share, a warrant will be issued with a strike price of $0.05 per share and an expiration date of March 8, 2026. On May 4, 2021, LTP exercised its conversion rights with respect to $330,000 of the outstanding principal of the initial loan at the conversion price resulting in the issuance of 6.6 million shares of Common Stock to LTP. In addition, an equal number of warrants were issued on June 11, 2021. The Senior Secured Convertible Debenture, warrants and the shares issuable upon conversion of the Debenture were not registered under the Securities Act of 1933, as amended (the “Securities Act”), as a transaction not involving any public offering pursuant to Section 4(a)(2) of the Securities Act.

On May 4, 2021 the Company issued a 10% Subordinated Debenture in the principal amount of $25,000 to Michel Botbol, the Company’s Chairman and Chief Executive Officer. The Subordinated Debenture accrues interest at a rate of 10% and is due on the earlier of the occurrence of certain liquidity events with respect to the Company and May 4, 2022. The Subordinated Debenture may be converted at any time after the issuance date into shares of the Company’s Common Stock, at a price equal to $0.05 per share. Together with each Conversion Share, a warrant will be issued with a strike price of $0.05 per share and an expiration date of May 4, 2026. The aggregate number of shares issuable upon conversion of the Debenture and upon the exercise of the warrants may not exceed 19.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares upon conversion of the Debenture and the exercise of the warrants. On May 4, 2021 Mr. Botbol exercised his conversion rights with respect to the entire $25,000 of outstanding principal resulting in the issuance of 500,000 shares of Common Stock to him. In addition, an equal number of warrants were issued on May 4, 2021. The Subordinated Debenture, warrants and the shares issuable upon conversion of the Subordinated Debenture were not registered under the Securities Act as a transaction not involving any public offering pursuant to Section 4(a)(2) of the Securities Act.

On August 27, 2021, the Company issued a Senior Secured Convertible Debenture, to GLD Legacy Holdings, LLC in the principal amount of $500,000. The GLD Debenture accrues interest at a rate of 10% per annum and is due on the earlier of the occurrence of certain liquidity events with respect to the Company and August 27, 2026. The GLD Debenture may be converted at any time after the issue date into shares of the Company’s Common Stock at a price equal to $0.05 per share. Together with each Conversion Share, a warrant will be issued with a strike price of $0.05 per share and an expiration date of August 27, 2026. The aggregate number of shares issuable upon conversion of the Debenture and upon the exercise of the Warrants may not exceed 19.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares upon conversion of the Debenture and the exercise of the warrants. The GLD Debenture, warrants and the shares issuable upon conversion of the Subordinated Debenture were not registered under the Securities Act as a transaction not involving any public offering pursuant to Section 4(a)(2) of the Securities Act.

On August 27, 2021, the Company entered into an Advisory Services Agreement with GLD Advisory Services, LLC. As compensation hereunder, the Company issued to the advisor 315,000 restricted shares of Common Stock of the Company and will issue on each year anniversary thereafter the same number of shares until the GLD Debenture has been repaid in full. Such shares were not registered under the Securities Act as a transaction not involving any public offering pursuant to Section 4(a)(2) of the Securities Act.

On November 18, 2021, the Company entered into a Stock Purchase and Option Agreement with Mayer and Associates LLC (“Mayer”), pursuant to which Mayer purchased 1.6 million shares of common stock of the Company for a total aggregate price of $160.00. Such shares were not registered under the Securities Act as a transaction not involving any public offering pursuant to Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as a part of, or incorporated by reference into, this Registration Statement.

The following exhibits, which are numbered in accordance with Item 601 of Regulation S-K, are filed herewith or, as noted, incorporated by reference herein.

Exhibit No.	Title	Method of filing
2.1	Agreement and Plan of Merger, dated as of November 10, 2014, by and among Priced In Corp., Priced in Corp. Subsidiary, Tigrent Inc. and Legacy Education Alliance Holdings, Inc.	Incorporated by reference to Exhibit 2.1 in the Company’s Form 8-K filed with the SEC on November 10, 2014.
2.2	Elite Legacy Education UK LTD, Proposal for Company Voluntary Arrangement	Incorporated by reference to Exhibit 99.1 in the Company’s Form 8-K filed with the SEC on January 15, 2021.
2.3	Bankruptcy or Receivership of Legacy Education Alliance Australia PTY Ltd	Incorporated by reference to the Company’s Form 8-K filed with the SEC on February 2, 2021.
2.4	Bankruptcy or Receivership of Legacy Education Alliance Hong Kong, Ltd.	Incorporated by reference to the Company’s Form 8-K filed with the SEC on March 5, 2021.
2.5	Bankruptcy or Receivership of Tigrent Learning Canada, Inc.	Incorporated by reference to the Company’s Form 8-K filed with the SEC on March 11, 2021.
3.1	Second Amended and Restated Articles of Incorporation of the Registrant	Incorporated by reference to Exhibit 3.1 in the Company’s Form 8-K filed with the SEC on November 10, 2014.
3.2	Certificate of Designation of Registrant	Incorporated by reference to Exhibit 3.1 in the Company’s Form 8-K filed with the SEC on February 17, 2017.
3.3	Bylaws of the Registrant	Incorporated by reference to Exhibit 3.2 in the Company’s Form 8-K filed with the SEC on November 10, 2014.
3.4	Amendment to Bylaws of Registrant	Incorporated by reference to Exhibit 3.2 in the Company’s Form 8-K filed with the SEC on February 17, 2017.
3.5	Amendment to Bylaws of the Registrant	Incorporated by reference to Exhibit 3.1 in the Company’s Form 8-K filed with the SEC on January 12, 2018.
4.1	Rights Agreement dated as of February 16, 2017, between Legacy Education Alliance, Inc. and VStock Transfer, LLC, which includes the Form of Certificate of Designation of Series A Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C.	Incorporated by reference to Exhibit 4.1 in the Company’s Form 8-K filed with the SEC on February 17, 2017.
4.2	Amendment to Rights Agreement dated as of November 12, 2018, between Legacy Education Alliance, Inc. and VStock Transfer, LLC	Incorporated by reference to Exhibit 4.1 in the Company’s Form 8-K filed with the SEC on November 16, 2018.
4.3	Amendment to Rights Agreement dated as of February 11, 2021, between Legacy Education Alliance, Inc. and Broadridge Corporate Issuer Solutions, Inc.	Incorporated by reference to Exhibit 4.1 in the Company’s Form 8-K filed with the SEC on February 12, 2021.
4.4	Assumption Agreement dated November 25, 2019, between Legacy Education Alliance, Inc. and Broadridge Corporate Issuer Solutions, Inc.	Incorporated by reference to Exhibit 4.3 in the Company’s Form 10-K filed with the SEC on March 30, 2020.
4.5	Description of Registered Securities	Incorporated by reference to the Company’s Form S-1/A filed with the SEC on March 25, 2013.
5.1	Opinion of Ruskin Moscou Faltischek, P.C.	To be filed by amendment.

Exhibit No.	Title	Method of filing
10.1	Bill of Sale, Assignment and Assumption Agreement dated as of September 10, 2014, by and between Tigrent Inc. and Legacy Education Alliance Holdings, Inc.	Incorporated by reference to Exhibit 10.1 in the Company’s Form 8-K filed with the SEC on November 10, 2014.
10.2	Form of Indemnification Agreement	Incorporated by reference to Exhibit 10.2 in the Company’s Form 8-K filed with the SEC on November 10, 2014.
10.3	Employment Agreement, dated September 1, 2017, by and between Legacy Education Alliance, Inc., and James E. May.	Incorporated by reference to Exhibit 10.3 in the Company’s Form 8-K filed with the SEC on September 6, 2017.
10.4	Employment Agreement, dated March 18, 2020, by and between Legacy Education Alliance, Inc., and Vanessa Guzmán-Clark.	Incorporated by reference to Exhibit 10.1 in the Company’s Form 8-K filed with the SEC on March 20, 2020.
10.5	Royalty Payment Agreement dated March 15, 2013 (1)	Incorporated by reference to Exhibit 10.5 in the Company’s Form 8-K/A filed with the SEC on February 11, 2015.
10.6	License Agreement with Rich Dad Operating Company, LLC, dated September 1, 2013 (1)	Incorporated by reference to Exhibit 10.6 in the Company’s Form 8-K/A filed with the SEC on February 11, 2015.
10.7	Settlement and Amendment to the 2013 License Agreement, dated April 22, 2014 (1)	Incorporated by reference to Exhibit 10.7 in the Company’s Form 8-K/A filed with the SEC on February 11, 2015.
10.8	Second Amendment to Rich Dad Operating Company, LLC License Agreement, dated January 25, 2018. (1)	Incorporated by reference to Exhibit 10.1 in the Company’s Form 8-K filed with the SEC on January 29, 2018.
10.9	Mutual Waiver and Release of Claims, dated January 25, 2018.	Incorporated by reference to Exhibit 10.2 in the Company’s Form 8-K filed with the SEC on January 29, 2018.
10.10	Talent Endorsement Agreement with Robbie Fowler, dated January 1, 2015	Incorporated by reference to Exhibit 10.9 in the Company’s Form 10 filed with the SEC on May 12, 2017.
10.11	Talent Endorsement Agreement with Martin Roberts, dated April 20, 2017.	Incorporated by reference to Exhibit 10.10 in the Company’s Form 10 filed with the SEC on May 12, 2017.
10.12	2015 Incentive Plan	Incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A for the 2015 Annual Meeting of Stockholders filed with the SEC on June 16, 2015.
10.13	Form of Registration Rights Agreement	Incorporated by reference to Exhibit 10.1 in the Company’s Form 8-K filed with the SEC on June 17, 2015.
10.14	Form of Warrant	Incorporated by reference to Exhibit 10.3 in the Company’s Form 8-K filed with the SEC on June 17, 2015.
10.15 +	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (2015 Incentive Plan)	Incorporated by reference to Exhibit 10.1 in the Company’s Form 8-K filed with the SEC on July 22, 2015.
	Settlement Agreement and Release dated October 31, 2017 among Elite Legacy Education, Inc.; Rich Dad Education, LLC; and Tigrent Enterprises, Inc. and the other parties thereto.	Incorporated by reference to Exhibit 10.1 in the Company’s Form 8-K filed with the SEC on November 1, 2017.
10.16	December 23, 2019 Real Estate Education Training Program Development Agreement by and between Legacy Education Alliance Holdings, Inc., and T&B Seminars, Inc.	Incorporated by reference to the Company's Form 10-K filed with the SEC on March 30, 2020.
10.17	Bankruptcy or Receivership of Legacy UK	Incorporated by reference to the Company's Form 10-K filed with the SEC on March 30, 2020.
10.18	Commercial Contract dated July 24, 2020, between 1612 E. Cape Coral Parkway Holding Co., LLC, a subsidiary of the Company and Daniel Thom, as Trustee of Torstonbo Trust.	Incorporated by reference to Exhibit 10.1 in the Company’s Form 10-Q filed with the SEC on August 14, 2020.

Exhibit No.	Title	Method of filing
10.19	First Amendment to Commercial Contract dated August 20, 2020, between 1612 E. Cape Coral Parkway Holding Co., LLC, a subsidiary of the Company and Daniel Thom, as Trustee of Torstonbo Trust.	Incorporated by reference to Exhibit 10.1 in the Company’s Form 8-k filed with the SEC on August 20, 2020.
10.20	Second Amendment to Commercial Contract dated September 24, 2020, between 1612 E. Cape Coral Parkway Holding Co., LLC, a subsidiary of the Company and Daniel Thom, as Trustee of Torstonbo Trust.	Incorporated by reference to Exhibit 10.1 in the Company’s Form 8-K filed with the SEC on September 29, 2020.
10.21	Promissory Note and Mortgage, Assignment of Rents and Security Agreement, dated August 6, 2020, by and between 1612 E. Cape Coral Parkway Holding Co., LLC and Northern Equity Group, Inc., JKH Ventures, Inc., and Donald Ross, LLC.	Incorporated by reference to Exhibit 10.2 in the Company’s Form 10-Q filed with the SEC on August 14, 2020.
10.22	Senior Secured Convertible Debenture Agreement dated March 8, 2021	Incorporated by reference to Exhibit 10.1 in the Company’s Form 8-K filed with the SEC on March 12, 2021.
10.23	Form of Guaranty	Incorporated by reference to Exhibit 10.2 in the Company’s Form 8-K filed with the SEC on March 12, 2021.
10.24	Form of Warrant	Incorporated by reference to Exhibit 10.3 in the Company’s Form 8-K filed with the SEC on March 12, 2021.
10.25	Employment Agreement dated March 9, 2021, between Legacy Education Alliance, Inc., and Michel Botbol	Incorporated by reference to Exhibit 10.4 in the Company’s Form 8-K filed with the SEC on March 12, 2021.
10.26	Non-Binding Term Sheet, dated February 11, 2021	Incorporated by reference to Exhibit 10.5 in the Company’s Form 8-K filed with the SEC on March 12, 2021.
10.27	Paycheck Protection Program Note, dated April 19, 2021, by and between Cross River Bank and Elite Legacy Education, Inc.	Incorporated by reference to Exhibit 10.1 in the Company’s Form 8-K filed with the SEC on April 27, 2021.
10.28	Subordinated Secured Convertible Debenture Agreement dated May 4, 2021	Incorporated by reference to Exhibit 10.1 in the Company’s Form 8-K filed with the SEC on May 7, 2021.
10.29	Form of Guaranty	Incorporated by reference to Exhibit 10.2 in the Company’s Form 8-K filed with the SEC on May 7, 2021.
10.30	Form of Warrant	Incorporated by reference to Exhibit 10.3 in the Company’s Form 8-K filed with the SEC on May 7, 2021.
10.31	Amendment dated August 27, 2021 to Senior Secured Convertible Debenture Agreement with Legacy Tech Partner, LLC	Incorporated by reference to Exhibit 10.1 in the Company’s Form 8-K filed with the SEC on September 2, 2021.
10.32	Senior Secured Convertible Debenture Agreement with GDL Legacy Holdings, LLC dated August 27 2021	Incorporated by reference to Exhibit 10.2 in the Company’s Form 8-K filed with the SEC on September 2, 2021.
10.33	Form of Guaranty	Incorporated by reference to Exhibit 10.3 in the Company’s Form 8-K filed with the SEC on September 2, 2021.
10.34	Form of Warrant	Incorporated by reference to Exhibit 10.4 in the Company’s Form 8-K filed with the SEC on September 2, 2021.

Exhibit No.	Title	Method of filing
10.35	Intercreditor Agreement Dated August 27, 2021	Incorporated by reference to Exhibit 10.5 in the Company’s Form 8-K filed with the SEC on September 2, 2021.
10.36	Stock Purchase and Option Agreement Dated November 18, 2021	Incorporated by reference to Exhibit 10.1 in the Company’s Form 8-K filed with the SEC on November 23, 2021.
14.1	Code of Business Conduct and Ethics	Incorporated by reference to Exhibit 14.1 in the Company’s Form 10-K filed with the SEC on March 28, 2016.
21.1	List of Subsidiaries	Incorporated by reference to Exhibit 21.1 in the Company’s Form 10-K filed with the SEC on April 9, 2021.
23.1	Consent of MaloneBailey, LLP independent registered public accounting firm.	Filed herewith.
23.2	Consent of Ruskin Moscou Faltischek, P.C. (included in Exhibit 5.1).	To be filed by amendment.
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

+	Executive management contract or compensatory plan or arrangement.
(1)	Portions of this exhibit have been omitted pursuant to a request for confidential treatment.
(2)	Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Item 17. Undertakings

Pursuant to Rule 415 under the Securities Act of 1933 (as amended and updated from time to time)

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sales securities, a post-effective amendment to this registration statement;

(I) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any additional material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

If the undersigned Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of this Registration Statement, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided , however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cape Coral, Florida on November 30, 2021.

LEGACY EDUCATION ALLIANCE, INC.

/s/ Michel Botbol
Michel Botbol
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHEL BOTBOL	Chairman of the Board and Chief Executive Officer	November 30, 2021
Michel Botbol	(principal executive officer)

/s/ Barry Kostiner	Director and Manager of Capital Markets	November 30, 2021
Barry Kostiner	(principal financial and accounting officer)